     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1997
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               INAMED CORPORATION

             (Exact name of registrant as specified in its charter)

           FLORIDA                           3842                  59-0920629
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                     3800 HOWARD HUGHES PARKWAY, SUITE 900
                            LAS VEGAS, NEVADA 89109
                                 (702) 791-3388

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DONALD K. MCGHAN
                               INAMED CORPORATION
                     3800 HOWARD HUGHES PARKWAY, SUITE 900
                            LAS VEGAS, NEVADA 89109
                                 (702) 791-3388

(Name, address, including zip code, and telephone number,including area code, of agent for service)
                           --------------------------

                                    COPY TO:

                           THEODORE R. MALONEY, ESQ.
                   NIDA & MALONEY, A PROFESSIONAL CORPORATION
                          801 Garden Street, Suite 201
                        Santa Barbara, California 93101
                                 (805) 568-1151
                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
              TITLE OF EACH CLASS OF                    AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
           SECURITIES TO BE REGISTERED               BE REGISTERED(1)    PER SECURITY(2)    OFFERING PRICE(2)    REGISTRATION FEE
Warrants to Purchase Common Stock.................     1,846,071(3)             --                  --                  --
Common Stock......................................     1,846,071(4)           $8.00             14,768,568            5,095
Total.............................................                                                                    5,095

(1) Pursuant to Rule 416, there are also being registered such additional shares of Common Stock and such additional Warrants as may become issuable as a result of the anti-dilution provisions applicable to the Warrants registered hereby.

(2) Calculated pursuant to Rule 457 solely for the purpose of computation of the Registration Fee.

(3) Registered for resale on account of the Selling Securityholders (as hereinafter defined), or, alternatively, the issuance of such securities to a transferee of the Selling Securityholders' warrants is registered. Pursuant to Rule 457(g), no separate registration fee for such securities is required because such securities are being registered for distribution in the same registration as the securities being offered pursuant thereto.

(4) Registered for resale on account of the Selling Securityholders, or, alternatively, the issuance of such securities to a transferee of the Selling Securityholders' Common Stock is registered. Pursuant to Rule 457(g), the registration fee for such shares has been calculated based upon the price at which such warrants may be exercised.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                               INAMED CORPORATION

               WARRANTS TO PURCHASE COMMON STOCK AND COMMON STOCK

                            ------------------------

This Prospectus relates to 1,846,071 warrants (the "Warrants") exercisable to purchase an aggregate of 1,846,071 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Inamed Corporation, a Florida corporation (the "Company" or "Inamed"), at a price of $8.00 per share, subject to adjustment, until March 31, 2000, and the underlying shares of Common Stock which are issuable upon exercise of the Warrants (the "Warrant Shares" and together with the Warrants, collectively, the "Securities"), and the offering and sale of the Securities by the holders thereof (each a "Selling Securityholder"). See "Description of Capital Stock" and "Principal and Selling Securityholders." The Registration Statement (the "Registration Statement") of which this Prospectus is a part also registers 1,846,071 shares of Common Stock issuable on exercise of the Warrants by a holder of such Warrants other than the Selling Securityholder.

    Shares of the Common Stock are traded on the OTC Bulletin Board under the symbol "IMDC" and on the Pacific Stock Exchange under the symbol "INA."

        AN INVESTMENT IN THE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
                         SEE "RISK FACTORS" AT PAGE 5.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Warrants offered hereby may be offered for sale and sold by the Selling Securityholders in privately negotiated transactions at negotiated prices. The Warrant Shares offered hereby may be offered for sale and sold by the Selling Securityholders from time to time in varying amounts, including in block transactions, on the Pacific Exchange, Inc. or through the OTC Bulletin Board, at then prevailing prices or in private transactions at prices and on terms to be determined at the time of sale. The Securities may be sold by the Selling Securityholders directly, through an underwritten offering, through agents designated from time to time or to or through broker-dealers designated from time to time. To the extent required, the number of Securities to be sold, the name of the Selling Securityholders, the purchase price, the public offering price, if applicable, the name of any such agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). The aggregate proceeds to the Selling Securityholders from the sale of the Securities so offered will be the purchase price of the Securities sold less (i) the aggregate commissions, discounts and other compensation, if any, paid by the Selling Securityholders to underwriters, agents or broker-dealers and (ii) certain other expenses of the offering and sale of the Securities that will be the responsibility of the Selling Securityholders. See "Principal and Selling Securityholders" and "Plan of Distribution." The Company will not receive any proceeds from the sale of the Securities. The Company, however, will receive proceeds from the exercise of the Warrants. The Company knows of no selling arrangement between any underwriter, agent or broker-dealer and the Selling Securityholders.

    The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of any of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

              THE DATE OF THIS PROSPECTUS IS               , 1997.

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL REFERENCES TO THE COMPANY OR INAMED SHALL REFER TO INAMED CORPORATION, A FLORIDA CORPORATION, AND SHALL INCLUDE ITS SUBSIDIARIES, EXCEPT AS OTHERWISE SPECIFICALLY NOTED HEREIN.

    Inamed Corporation (the "Company" or "Inamed"), through its 26 domestic and international operating subsidiaries, develops, manufactures and markets medical devices and products for surgical specialty applications. The Company's major operating subsidiaries are: McGhan Medical Corporation and CUI Corporation, which develop, manufacture and sell medical devices principally for the plastic and general surgery fields; Bioenterics Corporation which develops, manufactures and sells medical devices and associated instrumentation to the bariatrics and general surgery fields; Biodermis Corporation which develops, produces and distributes premium products for dermatology, wound care and burn treatment; Bioplexus Corporation which is a development stage company that develops, produces and distributes specialty medical products for use by the general surgery profession; Flowmatrix Corporation which manufactures high quality silicone components and devices for Inamed's wholly-owned subsidiaries and distributes an international line of proprietary silicone products; Medisyn Technologies Corporation which focuses on the development and promotion of the merits of the use of silicone chemistry in the fields of medical devices, pharmaceuticals and biotechnology; Inamed Development Company, which is engaged in the research and development of new medical devices using silicone-based technology; McGhan Limited, an Irish corporation which manufactures medical devices principally for the plastic and general surgery fields; Medisyn Technologies, Ltd. and Chamfield Ltd., Irish corporations which specialize in the development of silicone materials for use by Inamed's wholly-owned subsidiaries; and Inamed B.V., a Netherlands corporation, Inamed B.V.B.A., a Belgium corporation, Inamed GmbH, a German corporation, Inamed S.R.L., an Italian corporation, Inamed Ltd., a United Kingdom corporation, Inamed S.A.R.L., a French corporation and Inamed S.A., a Spanish corporation, which all sell medical devices on a direct sales basis in the various countries in which they are located. The Company has five additional foreign and domestic subsidiaries which have recently been formed and which at present have immaterial operations.

    The Company's executive offices are located at 3800 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89109, and its telephone number is (702) 791-3388.

    Since 1984, the Company has experienced sales growth from approximately $2.4 million to over $94.3 million for the year ended December 31, 1996. With respect to products manufactured by the Company's subsidiaries specializing in plastic surgery products, the Company and/or its subsidiaries are defendants in numerous State and Federal court actions and a Federal class action in the United States District Court, Northern District of Alabama, Southern Division, under Chief Judge Sam C. Pointer, Jr., U.S. District Court, regarding Master File No. C892-P-10000-S (Silicone Gel Breast Implant Products Liability Litigation MDL
926). The claims are for general and punitive damages substantially exceeding provisions made in the Company's consolidated financial statements. The Company is currently in negotiations to settle the primary litigation relating to this matter. See "Risk Factors; Litigation; Product Liability."

                                  THE OFFERING

Warrants offered....................  1,846,071, each Warrant is exercisable to purchase one share of Common Stock at a price per share of
                                      $8.00, subject to adjustment in certain
                                      circumstances. The Company may redeem the Warrants
                                      for $.01 in certain circumstances. See "Description
                                      of Capital Stock."

Warrant Shares offered..............  1,846,071, shares of Common Stock to be received upon exercise of the Warrants. See "Description of Capital
                                      Stock."

Use of Proceeds.....................  The Company will not receive any proceeds from the sale of Warrants or Warrant Shares offered hereby.
                                      The Company will, however, receive proceeds upon the
                                      exercise of the Warrants.

OTC Bulletin Board symbol...........  IMDC

Pacific Exchange, Inc. symbol.......  INA

                     SUMMARY OF CONSOLIDATED FINANCIAL DATA

                                                                    YEAR ENDED DECEMBER 31
                                     ------------------------------------------------------------------------------------
                                        1996          1995          1994                1993                   1992
                                     -----------   -----------   -----------      -----------------      ----------------
                                     (UNAUDITED)
Income Statement Data:
Net Sales..........................  $94,348,076    81,625,581    80,385,342             74,497,946            64,343,031
Operating income (loss)............   (2,237,726)   (9,189,905)    3,578,025             (3,471,507)              611,836(2)
Gain on sale of subsidiaries.......      --            --            --                   4,158,541             --
Income (loss) before income tax
  expense (benefit)................   (5,986,269)   (8,575,860)    5,007,103                449,448(1)            435,591(2)
Income tax expense (benefit).......    1,085,391    (1,682,799)    2,260,792              4,533,142             1,807,000
Net income (loss)..................  $(7,071,660)   (6,893,061)    2,746,311             (4,083,694)(1)        (1,371,409)(2)
Net income (loss) per share of
  common stock.....................  $      (.91)        (0.91)         0.37                  (0.52)                (0.17)
Weighted average common shares
  outstanding......................    7,811,073     7,544,335     7,410,591              7,850,853             7,873,504


                                             QUARTER ENDED MARCH 31,

                                        ---------------------------------
                                             1997              1996
                                        ---------------   ---------------
                                                   (UNAUDITED)
Income Statement Data:
Net Sales..........................          26,417,400        20,402,033
Operating income (loss)............           1,963,279          (925,382)
Gain on sale of subsidiaries.......           --                --
Income (loss) before income tax
  expense (benefit)................             316,723        (1,452,312)
Income tax expense (benefit).......              (7,066)         (183,359)
Net income (loss)..................             323,789        (1,266,953)
Net income (loss) per share of
  common stock.....................                 .04              (.17)
Weighted average common shares
  outstanding......................           8,195,910         7,602,431

------------------------------

(1) Includes a pre-tax charge of $9.1 million under the terms of the proposed class action settlement.

(2) Includes write-offs of assets for product inventory aggregating $1,974,423 in 1992.

                                                    AS OF DECEMBER 31, 1996   AS OF MARCH 31, 1997
                                                    -----------------------   --------------------
                                                          (UNAUDITED)             (UNAUDITED)
Balance Sheet Data:
Working capital (deficiency)......................        $23,613,930             $30,883,334
Total assets......................................         70,100,427              73,272,882
Long term debt, net of current installments.......         34,607,170              40,265,454
Stockholders' (deficit) equity....................         (5,600,776)             (4,228,107)
Stockholders' (deficit) equity per share of common
  stock...........................................        $      (.72)            $      (.52)

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. IN EVALUATING THE COMPANY'S BUSINESS, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

LITIGATION; PRODUCT LIABILITY

    Inamed and/or its subsidiaries are defendants in numerous State and Federal court actions and a Federal class action in the United States District Court, Northern District of Alabama, Southern Division, under The Honorable Sam C. Pointer, Jr., Chief Judge U.S. District Court, identified as Breast Implant Products Liability Litigation, Multiple District Litigation No. 926, Master File No. CV 92-P-10000-S ("MDL 926"). One of the federal cases, Lindsey, et al., v. Dow Corning Corp., et al., Civil Action No. CV 94-11558-S was conditionally certified as a class action for purposes of settlements ("MDL Settlement") on behalf of persons having claims against certain manufacturers of breast implants. The alleged factual basis for typical lawsuits includes allegations that the plaintiffs' breast implants caused specified ailments including, among others, auto-immune disease, scleroderma, systemic disorders, joint swelling and chronic fatigue.

    A result of the MDL Settlement was the establishment of a Claims Administration Office in Houston, Texas under the direction of Judge Ann Cochran. Class Members who had breast implants prior to June 1993 have registered with the Claims Office. Judge Pointer certified the "Global" Settlement by Final Order and Judgment on September 1, 1994. Subsequently, a preliminary review of claims produced projected payouts greater than the amounts the breast implant manufacturers had agreed to pay. On May 15, 1995, Dow Corning Corp., formerly one of the manufacturers and a significant contributor to the Global Settlement fund, filed for federal bankruptcy protection because of lawsuits over the devices.

    On December 29, 1995, the Company entered into an agreement with the MDL 926 Settlement Class Counsel and certain other defendants that is now identified as the "Bristol, Baxter, 3M, McGhan & Union Carbide Revised Breast Implant Settlement Program" ("Revised Settlement"). The Revised Settlement provides a procedure to resolve claims of current claimants and ongoing claimants who are registered with the Claims Office.

    Due to the nature of the Revised Settlement which allowed ongoing registrations, "opt-ins", as well as a limited potential for claimants, during the life of the program, to opt-out of the Revised Settlement ("opt-outs"), the aggregate dollar amount to be received by the class of claimants under the Revised Settlement has not been fully ascertained.

    The Revised Settlement is an approved-claims based settlement. Therefore, to project a range of the potential cost of the Revised Settlement, the parties utilized a court-sponsored sample of claimants' registrations and claims filed through the MDL 926 Settlement Claims Office against all defendants and assumed approval of 100 percent of the claims as initially submitted. Although adequate for negotiation purposes, the sample is unsatisfactory for the purposes of determining an aggregate dollar liability for accounting purposes because the processing of current claims is not complete, the process of ongoing claims will continue for fifteen years, and the Settlement is subject to opt-ins and opt-outs.

    The following is a recap of the certain events involving the Company's product liability issues relating to silicone gel breast implants which the Company manufactures and markets.

    The claims in Silicone Gel Breast Implant Products Liability Litigation MDL 926 are for general and punitive damages relating to physical and mental injuries allegedly sustained as a result of silicone gel breast implants produced by the Company. Although the amount of claims asserted against the Company is not readily determinable, the Company believes that the stated amount of claims substantially exceeds provisions made in the Company's consolidated financial statements. The Company has been a defendant in substantial litigation related to breast implants which have adversely affected the liquidity and financial condition of the Company. This raises substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from this uncertainty.

    On June 25, 1992 the judicial panel on multi-district litigation in re:
Silicone Gel Breast Implant Products Liability Litigation consolidated all federal breast implant cases for discovery purposes in Federal District Court for the Northern District of Alabama under the multi-district litigation rules. Several U.S.-based manufacturers negotiated a settlement with the Plaintiffs' Negotiating Committee ("PNC"), and on March 29, 1994 filed a Proposed Non-Mandatory Class Action Settlement in the Silicone Breast Implant Products Liability (the "Settlement Agreement") providing for settlement of the claims as to the class (the "Settlement") as described in the Settlement Agreement. The Settlement Agreement, upon approval, would have provided resolution of any existing or future claims, including claims for injuries not yet known, under any Federal or State law, from any claimant who received a silicone breast implant prior to June 1, 1993.

    The Company was not originally a party to the Settlement Agreement. However, on April 8, 1994 the Company and the PNC reached an agreement which would join the Company into the Settlement. The agreement reached between the Company and the PNC added great value to the Settlement by enabling all plaintiffs and U.S. based manufacturers to participate in the Settlement, and facilitating the negotiation of individual contributions by the Company, Minnesota Mining and Manufacturing Company ("3M"), and Union Carbide Corporation which total more than $440 million.

    A fairness hearing for the non-mandatory class was held before Judge Pointer on August 18, 1994. On September 1, 1994, Judge Pointer gave final approval to the non-mandatory class action settlement. The deadline for plaintiffs to enter the Settlement was March 1, 1995.

    Under the terms of the Settlement Agreement, the parties stipulated and agreed that all claims of the Settlement Class against the Company regarding breast implants and breast implant materials would be fully and finally settled and resolved on the terms and conditions set forth in the Settlement Agreement.

    Under the terms of the Settlement Agreement, the Company would have paid $1 million to the Settlement fund for each of 25 years starting three years after Settlement approval by the Court. The Settlement was approved by the court on September 1, 1994. The Company recorded a pre-tax charge of $9.1 million in October of 1994. The charge represents the present value (discounted at 8%) of the Company's settlement of $25 million over a payment period of 25 years, $1 million per year starting three years from the date of Settlement approval.

    Under the Settlement, $1.2 billion had been provided for "current claims" (disease compensation claims). In May 1995, Judge Pointer completed a preliminary review of current claims against all Settlement defendants which had been filed as of September 1994, in compliance with deadlines set by the court. Judge Pointer determined that based on the preliminary review, projected amounts of eligible current claims appeared to exceed the $1.2 billion provided by the Settlement. Discrete information as to each defendant was not made available by the court and the Company is not aware of any information from such findings that would affect the Company's $9.1 million accrual. The Settlement provided that in the event of such over subscription, the amounts to be paid to eligible current claimants would be reduced and claimants would have a right to "opt-out" of the Settlement at that time.

    On October 1, 1995, Judge Pointer finalized details of a scaled-back breast implant injury settlement involving defendants Bristol-Myers Squibb, Baxter International, and 3M, allowing plaintiffs to reject this settlement and file their own lawsuits if they believe payments are too low. On November 14, 1995, McGhan Medical and Union Carbide were added to this list of settling defendants to achieve the "Bristol,

Baxter, 3M, McGhan & Union Carbide Revised Settlement Program" (the "Revised Settlement Program"). With respect to the parties thereto, the Revised Settlement Program incorporated and superseded the Settlement. The Revised Settlement Program does not fix the liability of any defendants, but established fixed benefit amounts for qualifying claims. The Company's obligations under the Revised Settlement are cancellable if the Revised Settlement is disapproved on appeal.

    The Company recorded a pre-tax charge of $23.4 million in the third quarter of 1995. The charge represented the present value (discounted at 8%) of the maximum additional amount that the Company then estimated it might be required to contribute to the Revised Settlement Program--$50 million over a 15-year period based on a claims-made and processed basis. Due to the uncertainty of ultimate resolution and acceptance of the Revised Settlement Program by the registrants, claimants and plaintiffs, and the lack of information related to the substance of the claims, the Company reversed this charge at year-end 1995 for the third quarter of 1995.

    At December 31, 1996, the Company's reasonable estimate of its liability to fund the Revised Settlement Program was a range between $9.1 million, the original accrual as noted above, and the discounted present value of the $50 million aggregate the Company estimated it might have been required to contribute under the Revised Settlement Program. Again, due to the uncertainty of the ultimate resolution and acceptance of the Revised Settlement Program by the registrants, claimants and plaintiffs (which acceptance and participation is necessary for any contributions under the Revised Settlement Program) and the limited and changing information related to the claims, no precise estimate of the possible additional loss or range of loss can be made and, consequently, the financial statements do not reflect any additional provision for the litigation settlement. However, preliminary information obtained prior to July 31, 1997, concerning claims and options filed under the Revised Settlement indicates that the range of costs to the Company of its contribution, while likely to exceed $9.1 million, will be substantially less than $50 million. This preliminary information suggests that the cost for current claims, which will be payable after the conclusion of all appeals relating to the Revised Settlement, is not likely to exceed $16 million. This estimate may change as further information is obtained. The additional cost for ongoing claims payable over the 15-year life of the program is still unknown, but is capped at approximately $6 million under the terms of the Revised Settlement.

    The Company has entered into a Settlement Agreement with health care providers pursuant to which the Company is required to pay, on or before December 17, 1996, or after the conclusions of any and all disapproved appeals, $1 million into the MDL Settlement Funds (the "Fund") to be administered by Edgar C. Gentle, III, Esq. ("the Fund Agent"). The charge for settlement will be applied against the $9.1 million accrual previously established by the Company. The Company, in the spirit of the Revised Settlement Program, also contributed $600,000 in 1996 and $300,000 in 1997 to the claims administration management for the settlement.

    The Company has opposed the plaintiffs' claims in these complaints and other similar actions, and continues to deny any wrongdoing or liability to the plaintiffs of any kind. However, the extensive burdens and expensive litigation the Company would continue to incur related to these matters prompted the Company to work toward and enter into the Settlement which insures a more satisfactory method of resolving claims of women who have received the Company's breast implants.

    Management's commitment to the Revised Settlement Program does not alter the Company's need for complete resolution sought under a mandatory ("non-opt-out") settlement class (the "Mandatory Class") or other acceptable settlement resolution. In 1994, the Company petitioned the United States District Court, Northern District of Alabama, Southern Division, for certification of a Mandatory Class under the provisions of the Federal Rules of Civil Procedure. Since that time, the Company has been in negotiation with the plaintiffs concerning an updated mandatory settlement class or other acceptable resolution. On July 1, 1996, the Company filed an appearance of counsel and status report on the Inamed Mandatory Class application to the United States District Court, Northern District of Alabama, Southern

Division, Chief Honorable Judge Samuel C. Pointer, Jr. There can be no assurance that the Company will receive Mandatory Class certification or other acceptable settlement resolution.

    If the Mandatory Class is not certified, the Company will continue to be a party to the Revised Settlement Program. However, if the Company fails to meet its obligations under the program, parties in the program will be able to reinstate litigation against the Company. In addition, the Company will continue to be subject to further potential litigation from persons who are not provided for in the Revised Settlement Program and who opt out of the Revised Settlement Program. The number of such persons and the outcome of any ensuing litigation is uncertain. Failure of the Mandatory Class to be certified, absent other acceptable settlement resolution, is expected to have a material adverse effect on the Company.

    The Company was a defendant with 3M in a case involving three plaintiffs in Houston, Texas, in March 1994, in which the jury awarded the plaintiffs $15 million in punitive damages and $12.9 million in damages plus fees and costs. However, the matter was resolved in March 1995 resulting in no financial responsibility on the part of the Company.

    In connection with 3M's 1984 divestiture of the breast implant business now operated by the Company's subsidiary, McGahn Medical Corporation, 3M has a potential claim for contractual indemnity for 3M's litigation costs arising out of the silicone breast implant litigation. The potential claim vastly exceeds the Company's net worth. To date, 3M has not sought to enforce such an indemnity claim. As part of its efforts to resolve potential breast implant litigation liability, the Company has discussed with 3M the possibility of resolving the indemnity claim as part of the overall efforts for global resolution of the Company's potential liabilities. Because of the uncertain nature of such an indemnity claim, the financial statements do not reflect any additional provision for such a claim.

    In October 1995, the Federal District Court for the Eastern District of Missouri entered a $10 million default judgment against a subsidiary of the Company arising out of a plaintiff's claim that she was injured by certain breast implants allegedly manufactured by the subsidiary. The Company did not become aware of the lawsuit until November 1996, due to improper service. Plaintiff's attorney waited over one year to notify the Company that a default judgement had been entered. Plaintiff's attorney refused to voluntarily set aside the judgement, although it is clear from the allegations of the complaint that plaintiff sued the wrong entity, since neither the named subsidiary, the Company, nor any of its other subsidiaries manufactured the device. The Company has moved to have this judgment set aside. The Company has not made any adjustment in its 1996 financial reports to reflect this judgment.

    The cost of the foregoing litigation has adversely affected the Company's financial position, results of operations and cash flows. Management believes that the Company may not continue as a going concern if its efforts to resolve the breast implant litigation are not successful. Although management is optimistic that the Mandatory Class will be approved by the Court, there can be no assurances that this outcome will be achieved.

NEED FOR ADDITIONAL FINANCING

    The net proceeds from the offering of the Securities will go to the Selling Securityholders. The Company, however, will receive proceeds upon the exercise of any Warrants. The Company's existing cash on hand will not be sufficient to fund the Company's full litigation settlement payment or to fund the Company's capital expenditure, working capital and operational needs. Based on the Company's estimates of the potential settlement terms, the Company estimates that it will need at least an additional $40 million over the next 15 years to fund the full settlement commitment, either from operations or financing activities, or both. There can be no assurance that the Company will be able to generate sufficient revenues or obtain any such additional financing or, if it is able to obtain such financing, that it will be available on terms acceptable to the Company. Such needs are in addition to funds needed for planned operations and needed capital expenditures.

RESTRUCTURING; USE OF SETTLEMENT FUNDS

    On July 2, 1997, the Company reached a comprehensive settlement agreement with certain holders of the Company's 11% Secured Convertible Notes due 1999 (the "Notes"). As a result of this settlement, the Company has amended certain provisions of the Notes. The purpose of this restructuring was to cure and waive all past defaults and provide certainty as to the conversion price of the Notes, which the Company has agreed to fix at $5.50 per share.

    As part of the restructuring, the Company issued the Warrants.

    In connection with the issuance of the Notes in January 1997, $15 million (the "Escrow Funds") was placed in escrow for use in connection with the Settlement and to partially fund the Company's settlement commitment. As part of the Company's restructuring of the Notes, the Escrow Funds were paid over to the holders of the Notes. As such, the Escrow Funds are no longer available for use in connection with the Settlement. Those monies would be replaced when needed to fund the Settlement with the capital raised through the mandatory redemption of the Warrants, at the Company's option, if the Common Stock maintains a value of at least $10.00 per share for a specified measurement period. There can be no assurance that the Company will be able to redeem the Warrants, generate sufficient revenue or obtain additional financing to replace the Escrow Funds that were paid over to the holders of the Notes.

LIMITS ON ADDITIONAL INDEBTEDNESS

    The Company is subject to an Indenture dated as of January 2, 1996 (as amended, the "Indenture") governing the Notes. The Indenture imposes certain operating and financial restrictions on the Company affecting, among other things, the ability of the Company to incur certain indebtedness and create liens except for Senior Indebtedness (as defined in the Indenture). Unless waived or amended by the holders of the Notes as permitted in the Indenture, these restrictions will continue so long as any Notes are outstanding. In addition, the guaranty and pledge agreements entered into by certain of the Company's subsidiaries in connection with the issuance of the Notes also impose additional limitations on the ability of the subsidiaries to incur certain indebtedness and to create liens. The covenants are subject to various exceptions that are generally designed to allow the Company to continue to operate its business without undue restraint and, therefore, are only limited prohibitions with respect to certain activities. However, these restrictions, in combination with the leveraged nature of the Company, could limit the ability of the Company to effect future financing, respond to changing market conditions and otherwise may restrict corporate activities.

HOLDING COMPANY STRUCTURE

    The operations of the Company are currently conducted entirely through subsidiaries, the cash flow of the Company and its ability to pay dividends on the Common Stock are dependent upon the cash flows of such subsidiaries and the distributions of these subsidiaries, which are separate and distinct legal entities. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any subsidiary, upon the liquidation or reorganization of any such subsidiary (and the consequent right of the holders of the Securities to participate in those assets), will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary that is senior to any security granted in favor of the Company and any indebtedness of such subsidiary senior to that held by the Company.

DEPENDENCE UPON KEY PERSONNEL AND CONSULTANTS

    The Company's ability to successfully develop its products, manage growth and maintain a competitive position will depend in a large part on its ability to attract and retain highly qualified scientific and management personnel, and to develop and maintain relationships with leading research institutions and consultants. The Company is highly dependent upon its Chairman and Chief Executive Officer, the principal members of its management, key employees, scientific staff and consultants which the Company may retain from time to time. There can be no assurance that the Company will be able to continue to attract and retain such personnel. This is particularly the case so long as the current product liability litigation remains unresolved. The Company's consultants may be affiliated or employed by others and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to the Company. The Company addresses such potential conflicts by requiring that its consultants, scientific collaborators and sponsored researchers execute confidentiality agreements upon commencement of relationships with the Company, by closely monitoring the work of such persons and by requiring material transfer and patent assignment agreements whenever possible and appropriate. Inventions or processes discovered by such persons will not necessarily become the property of the Company and may remain the property of such persons or others.

COMPETITION AND TECHNOLOGICAL UNCERTAINTY

    The medical device industry is characterized by extensive world-wide research and development efforts and rapid technological change. Success in the medical device field is dependent upon product quality, reliability, design features, service, price, and the relationship between the Company and the physicians and group purchasing organizations utilizing the products. The Company believes that its product lines are competitive with other product lines in the market. However, competition from other domestic and foreign medical device companies and research and academic institutions in the areas of product development, product and technology acquisition, manufacturing and marketing is intense and is expected to increase. The Company's products compete with those of a number of other domestic and foreign manufacturers, many of whom have substantially greater revenues and resources than the Company's. These or other competitors may succeed in obtaining approval from the Food and Drug Administration (the "FDA") or other regulatory agencies for their products more rapidly than the Company. Competitors have also developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. With the rapid progress of medical technology, the Company's products are always subject to the risk of obsolescence through the introduction of new products or techniques.

RESEARCH AND DEVELOPMENT

    The medical device and product industry is characterized by rapid technological change, which requires a continuous high level of expenditures for enhancing existing products and developing new products. The Company is committed to high expenditures for research and product development. The Company also believes that a crucial factor in the success of a new product is getting it through regulatory approvals and to market quickly to respond to new user needs or advances in medical technologies, without compromising product quality. The Company is continually engaged in product development and improvement programs. During the fiscal years ended December 31, 1994, 1995 and 1996, the Company incurred expenses of approximately $3.72 million, $4.39 million, and $5.7 million, respectively, on research and development activities. There can be no assurance that the Company will be successful in enhancing existing products or developing new products that will timely achieve regulatory approval or receive market acceptance. See "Government Regulation" below. The Company has not engaged in material customer or government sponsored research.

GOVERNMENT REGULATION

    The production and marketing of the Company's products and its ongoing research and development, preclinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and in other countries. Most medical devices developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process administered by the FDA under the Food, Drug and Cosmetic Act, as amended (the "FDC Act"), and comparable foreign authorities before they can be marketed. The FDA regulations govern the testing, marketing and registration of new medical devices, in addition to regulating manufacturing practices, labeling and record keeping procedures. The process of obtaining clearance from the FDA to market products either through pre-market approvals or pre-market notifications is costly and time consuming and can delay the marketing and sale of the Company's products. Additionally, there is no assurance that such approval will be granted. The FDA is empowered to perform unannounced inspections of the Company's facilities and operations and to restrain violations of the FDC Act. The Company has limited experience in, and limited resources available to commit to, regulatory activities. Failure to comply with the applicable regulatory requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

    Medical device laws, ranging from device approval requirements to requests for product data and price controls, are in effect in many countries in which the Company does business outside the United States. In addition, government reimbursement policies for health care costs are becoming increasingly significant factors for medical device companies. Currently, the U.S. Congress is considering various health care reforms that are designed to reduce the cost of existing government and private insurance programs. It is uncertain at this time what impact, if any, the health care reform efforts will have on the Company. Any changes that limit or reduce reimbursement for the Company's products could have a material adverse effect on the financial condition, results of operations and cash flows of the Company.

    The time required for completing such testing and obtaining such approvals is uncertain and approval itself may not be obtained. In addition, delays or rejections may be encountered due to, among other reasons, regulatory review of each submitted new device application or product license application, as well as changes in regulatory policy during the period of product development. Similar delays may also be encountered in foreign countries. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed. Further, even if such regulatory approval is obtained, a marketed product, its manufacturer and the facilities in which the product is manufactured are subject to continual review and periodic inspections. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and litigation.

INTERNATIONAL OPERATIONS

    In addition to the Company's U.S. manufacturing operations, the Company manufactures products at its facilities overseas. The Company maintains sales and marketing offices in many European and other countries. Operations in countries outside the U.S. are subject to certain financial and other risks, including currency restrictions, currency exchange fluctuations and changes in foreign laws. Several countries in which the Company does business have enacted laws and regulations that are protectionist in nature and have resulted in increased costs and operational efforts by the Company in order to continue to effectively compete in those countries. The Company does not presently believe that such laws and regulations will have a material adverse effect on the Company's financial condition, results of operation or cash flows, although there can be no assurance that they will not in the future.

LIABILITY AND RECALL EXPOSURE

    The use of the Company's products have in the past and may in the future expose the Company to liability claims. These claims could be made directly by patients or consumers or by companies, institutions or others using or selling such products. In addition, the Company is subject to the inherent risk that a government authority or third party may require the recall of one or more of the Company's products. The Company has not obtained liability insurance that would cover a claim relating to the use or recall of its products. In the absence of such insurance, claims made against the Company or a product recall could have a material adverse effect on the Company's financial position, results of operations, cash flows and prospects. In addition, there can be no assurance that, if the Company seeks insurance coverage in the future, such coverage will be available at reasonable cost and in amounts sufficient, if at all, to protect the Company against claims that could have a material adverse effect on the financial condition and prospects of the Company. Further, liability claims relating to the use of the Company's products or a product recall could negatively affect the Company's ability to obtain or maintain regulatory approvals for its products.

POSSIBLE ADVERSE EFFECTS OF FUTURE LEGISLATION OR REGULATIONS

    Heightened public awareness and concerns regarding the growth in overall health care expenditures in the United States, combined with the continuing efforts of governmental authorities to contain or reduce costs of health care, may result in the enactment of national health care reform or other legislation or regulations that impose limits on the number and type of medical procedures which may be performed or which have the effect of restricting a physician's ability to select specific products for use in certain procedures. Such new legislation or regulations may materially adversely affect the demand for the Company's products. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state legislative proposals and regulations to implement greater governmental control on the health care industry. For example, the Clinton Administration and certain members of Congress have proposed health care reform legislation that may impose pricing or profitability limitations or other restrictions on companies in the health care industry. The announcement of such proposals may materially adversely affect the Company's ability to raise capital or to form collaborations, and the enactment of any such reforms could have a material adverse effect on the Company. In certain foreign markets, the pricing and profitability of health care products are subject to governmental influence or control. In addition, legislation or regulations that impose restrictions on the price that may be charged for health care products or medical devices may adversely affect the Company's financial condition, results of operations and cash flows. From time to time, legislation or regulatory proposals are proposed and discussed which could alter the review and approval process relating to pharmaceutical or medical device products. The Company is unable to predict the likelihood of adverse effects which might arise from future legislative or administrative action, either in the United States or abroad.

REIMBURSEMENT

    The Company's ability to sell its products successfully may depend in part on the extent to which reimbursement for such products and related treatment will be available from government health administration authorities, private health insurers, managed care entities and other organizations. Such payors are increasingly challenging the price of medical products and services and establishing protocols and formulae which effectively limit physicians' ability to select products and procedures. Uncertainty exists as to the reimbursement status of health care products (especially innovative technologies), and there can be no assurance that adequate reimbursement coverage will be available to enable the Company to achieve market acceptance of its products or to maintain price levels sufficient for realization of an appropriate return on its products.

MANUFACTURING CAPACITY

    To be successful, the Company's products must be manufactured in commercial quantities under current Good Manufacturing Practices ("GMP") prescribed by the FDA and at acceptable costs. The Company will need to expand its manufacturing capabilities. In the event the Company determines to expand its manufacturing capabilities, it will require the expenditure of substantial funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such expansion. There can be no assurance that the Company will be able to expand such capabilities successfully. If the Company is not able to expand its manufacturing capabilities, it could materially and adversely affect the Company's financial condition, results of operations, cash flows and prospects.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY TECHNOLOGY

    The Company's success will depend, in part, on its and its licensors' ability to obtain, assert and defend its patents, protect trade secrets and operate without infringing the proprietary rights of others. The Company has filed applications for or has been issued U.S. and foreign patents, and has exclusive or non-exclusive licenses under patent applications or patents of others. The patent position of medical device firms generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that the patent applications owned by or licensed to the Company will result in issued patents, that any issued patents will provide the Company with proprietary protection or competitive advantages, will not be infringed upon or designed around by others, will not be challenged by others and held to be invalid or unenforceable or that the patents of others will not have a material adverse effect on the Company, its financial condition, results of operations, cash flows and prospects.

    The Company is aware that its competitors and other companies, institutions and individuals have been issued patents relating to its products. In addition, the Company's competitors and other companies, institutions and individuals may have filed patent applications or been issued patents relating to other potentially competitive products of which the Company is not aware. Further, the Company's competitors and other companies, institutions and individuals may, in the future, file applications for, or be granted or licensed or otherwise obtain proprietary rights to, patents relating to other potentially competitive products. There can be no assurance that these existing or future patents or patent applications will not conflict with the Company's or its licensors' patents or patent applications. Such conflicts could result in a rejection of the Company's or its licensors' patent applications or the invalidation of their patents, which could have a material adverse effect on the Company's competitive position, its financial condition, results of operations, cash flows and prospects. In the event of such conflicts, or in the event the Company believes that such competitive products may infringe the patents owned by or licensed to the Company, the Company may pursue patent infringement litigation or interference proceedings against, or may be required to defend against litigation involving, holders of such conflicting patents or competing products. Such proceedings may materially adversely affect the Company's competitive position, and there can be no assurance that the Company will be successful in any such proceeding. Litigation and other proceedings relating to patent matters, whether initiated by the Company or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to the Company, and can result in the diversion of substantial financial, managerial and other resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties or require the Company to cease production and sale of other products. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, the Company may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

    The Company also seeks to protect its proprietary technology and processes in part by confidentiality agreements with its collaborative partners, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

ENVIRONMENTAL MATTERS

    The Company is subject to federal, state, county and local laws and regulations relating to the protection of the environment. In the course of its business, the Company is involved in the handling, storage and disposal of materials that are classified as hazardous. The Company's safety procedures for handling, storage and disposal of such materials are designed to comply with the standards prescribed by applicable laws and regulations. However, there can be no assurance that the Company will not be involved in an accidental contamination or injury from these materials. In the event of such an accident or injury, the Company could be held liable for any damages that result, and any such liability could materially adversely affect the Company, its financial condition, results of operations, cash flows and prospects. Further, there can be no assurance that the cost of complying with these laws and regulations will not increase materially in the future.

CONTROL BY OFFICERS AND DIRECTORS

    As of July 31, 1997, the Company's officers and directors beneficially owned approximately 15.2% of the outstanding Common Stock. Depending upon the size of the Board of Directors, these shareholders may be able to elect one or more of the Company's directors and will have the ability to influence the Company and the direction of its business and affairs. Although it will be reduced by the conversion of Notes into shares of common stock and the increase of additional shares of common stock, such as upon the exercise of the Warrants, such concentration ownership may have the effect of delaying or preventing a change in control of the Company, which could adversely affect the market price for the Common Stock.

POTENTIAL VOLATILITY OF STOCK PRICE; NO DIVIDENDS

    The market prices for securities of medical device companies have historically been highly volatile. Future announcements concerning the Company or its competitors or industry, including, but not limited to, the results of testing, technological innovations or new commercial products, the achievement of or failure to achieve certain milestones, governmental regulations, rules and orders, developments concerning patents or other proprietary rights, litigation or public concern about the safety of the Company's products, may have a material adverse effect on the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many pharmaceutical and medical device companies for reasons frequently unrelated or disproportionate to the performance of the specific companies. These broad market fluctuations may materially adversely affect the market price of the Common Stock. The Company has never paid dividends, cash or otherwise, on its capital stock and does not anticipate paying any such dividends in the foreseeable future. The Company's agreement with the holders of the Notes prohibits the payment of dividends on its Common Stock.

DELISTING FROM NASDAQ SMALLCAP MARKET

    The Company's securities were deleted from The Nasdaq Market, Inc. ("Nasdaq") SmallCap Market effective June 11, 1997 because the Company failed to comply with the continuing listing requirements of Nasdaq. The delisting of the Company's securities could negatively affect their liquidity and price and severely limit the market for the Company's securities. There can be no assurance that the Company will be successful in meeting Nasdaq's listing requirements in the future.

SHARES OF COMMON STOCK ELIGIBLE FOR SALE

    As of July 31, 1997, the Company had an aggregate of approximately 8,444,666 issued and outstanding shares of Common Stock. In addition, as of July 31, 1997, the Company had reserved for issuance an aggregate of approximately 7,056,925 shares of Common Stock issuable pursuant to: (i) outstanding vested and non-vested options, warrants and similar rights; and (ii) contingent obligations to issue additional shares. Pursuant to the Company's Certificate of Incorporation, the Company currently has 20,000,000 authorized shares of Common Stock. Subject to certain limitations, the persons holding such options and warrants may obtain the shares of Common Stock underlying such options and warrants at any time. The issuance of a large number of shares of Common Stock would dilute the percentage interest of other existing stockholders of the Company and the holders of Shares.

    Certain stockholders, including certain officers, directors, employees and affiliates of the Company also currently hold issued and outstanding shares of Common Stock and/or certain of the options or warrants to purchase additional shares of Common Stock. See "Principal and Selling Securityholders." Sales of substantial amounts of such shares could adversely affect the market value of the Common Stock.

                                USE OF PROCEEDS

    The Securities offered hereby are being offered on behalf of the Selling Securityholders. The Company will receive no proceeds from the sale of the Securities by the Selling Securityholders. The Company, however, will receive proceeds upon the exercise of the Warrants. The proceeds to the Company from the exercise of any Warrants shall be transferred directly to and deposited in an escrow fund to be maintained at a depository institution as a trust fund maintained for the sole purpose of funding the Company's portion of the Settlement and otherwise extinguishing any breast implant litigation.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock and currently intends to retain any future earnings to fund the growth and development of the Company's business and to fund ultimate litigation settlements. Therefore, the Company does not anticipate paying cash dividends on its capital stock in the foreseeable future.

    The Company is restricted by the terms of its outstanding debt and financing agreements from paying cash dividends on its Common Stock, and may in the future enter into loan or other agreements that restrict the payment of cash dividends on the Common Stock.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of July 31, 1997 and such capitalization as adjusted to give effect to the exercise of the Warrants at an exercise price of $8.00 per share and the application of proceeds of such exercise to the Company:

                                                                        JULY 31, 1997
                                                                 ----------------------------
                                                                    ACTUAL       AS ADJUSTED
                                                                 -------------  -------------
Notes payable and current installments of long-term debt.......     24,537,371     24,537,371
Long-term debt, less current installments......................         35,377         35,377
    Total debt.................................................     24,572,748     24,572,748

Stockholders' equity:
  Common Stock, par value $0.01; 8,444,666 shares outstanding
    (10,290,737 shares outstanding as adjusted)................         84,447        102,907
Additional paid-in capital.....................................     15,873,376     30,623,484
Retained earnings..............................................    (17,980,637)   (17,980,637)
Receivable from stockholders...................................       --             --
Unearned compensation--restricted stock........................       --             --
Cumulative foreign currency translation adjustment.............         47,251         47,251
  Total stockholders' equity...................................     (1,975,563)    12,793,005
                                                                 -------------  -------------
    Total capitalization.......................................     22,597,185     37,365,753
                                                                 -------------  -------------
                                                                 -------------  -------------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements and the Notes" thereto and the other financial information included elsewhere in this Prospectus.

                                        QUARTER ENDED MARCH 31                YEAR ENDED DECEMBER 31
                                     -----------------------------   -----------------------------------------
                                         1997            1996            1996           1995          1994
                                     -------------   -------------   ------------   ------------   -----------
                                      (UNAUDITED)     (UNAUDITED)
INCOME STATEMENT DATA:
Net Sales..........................   $26,417,400      20,402,033      94,348,076     81,625,581    80,385,342
Operating income (loss)............     1,963,279        (925,382)     (2,237,726)    (9,189,905)    3,578,025
Gain on sale of subsidiaries.......       --              --              --             --            --
Income (loss) before income tax
  expense (benefit)................       316,723      (1,452,312)     (5,986,269)    (8,575,860)    5,007,103
Income tax expense (benefit).......        (7,066)       (183,359)      1,085,391     (1,682,799)    2,260,792
                                     -------------   -------------   ------------   ------------   -----------
Net income (loss)..................       323,789      (1,266,953)   $ (7,071,660)    (6,893,061)    2,746,311
                                     -------------   -------------   ------------   ------------   -----------
                                     -------------   -------------   ------------   ------------   -----------
Net income (loss) per share of
  common stock.....................   $       .04            (.17)           (.91)         (0.91)         0.37
                                     -------------   -------------   ------------   ------------   -----------
                                     -------------   -------------   ------------   ------------   -----------
Weighted average common shares
  outstanding......................     8,195,910       7,602,431       7,811,073      7,544,335     7,410,591
                                     -------------   -------------   ------------   ------------   -----------
                                     -------------   -------------   ------------   ------------   -----------


                                          1993                 1992
                                     ---------------      --------------

INCOME STATEMENT DATA:
Net Sales..........................       74,497,946          64,343,031
Operating income (loss)............       (3,471,507)            611,836(2)
Gain on sale of subsidiaries.......        4,158,541            --
Income (loss) before income tax
  expense (benefit)................          449,448(1)          435,591(2)
Income tax expense (benefit).......        4,533,142           1,807,000
                                     ---------------      --------------
Net income (loss)..................       (4,083,694)(1)      (1,371,409)(2)
                                     ---------------      --------------
                                     ---------------      --------------
Net income (loss) per share of
  common stock.....................            (0.52)              (0.17)
                                     ---------------      --------------
                                     ---------------      --------------
Weighted average common shares
  outstanding......................        7,850,853           7,873,504
                                     ---------------      --------------
                                     ---------------      --------------

------------------------------

(1) Includes a pre-tax charge of $9.1 million under the terms of the proposed class action settlement.

(2) Includes write-offs of assets for product inventory aggregating $1,974,423 in 1992.

                                      AS OF MARCH
                                          31                                     AS OF DECEMBER 31
                                     -------------   -------------------------------------------------------------------------
                                         1997            1996            1995           1994           1993           1992
                                     -------------   -------------   ------------   ------------   ------------   ------------
                                      (UNAUDITED)     (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficiency).......   $30,883,334      23,613,930      (6,041,738)     1,087,925     (2,316,741)    (1,921,514)
Total assets.......................    73,272,882      70,100,427      50,384,944     47,810,401     37,857,305     29,092,802
Long term debt, net of current
  installments.....................    40,265,457      34,607,170          89,437         50,801        235,170        454,274
Stockholders' (deficit) equity.....    (4,228,107)     (5,600,776)     (1,704,116)     4,478,827      1,347,425      6,545,891
Stockholders' (deficit) equity per
  share of common stock............   $      (.52)           (.72)          (0.22)          0.60           0.18           0.82
                                     -------------   -------------   ------------   ------------   ------------   ------------
                                     -------------   -------------   ------------   ------------   ------------   ------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THIS SECTION AS WELL AS THOSE UNDER THE CAPTION "RISK FACTORS" APPEARING ELSEWHERE IN THIS PROSPECTUS.

INTRODUCTION

    The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

RESULTS OF OPERATIONS

INTERIM RESULTS FOR THE QUARTERS ENDED MARCH 31, 1997 AND 1996

    Net sales in aggregate were $26.4 million during the first three months of 1997 which represents more than a 29% increase over the first three months sales of 1996 which totaled $20.4 million. During the first three months of 1996, domestic sales growth was adversely affected by shortages of raw materials and by changes made by the Company to certain manufacturing processes and procedures in order to achieve regulatory approvals and attain higher standards of control. The Company notes increasing demand internationally for its products and expects international sales to continue to represent an increasing percentage of net sales. Management anticipates that market growth, continued increases in production capacity, both domestically and internationally, and further expansion of the international sales force will allow an increase in sales growth throughout the remainder of 1997.

    Gross profit was $17.6 million or 67% of net sales for the first three months of 1997 compared to $12.6 million and 62% of net sales for the corresponding period in 1996. Management notes that the Company may experience future quarters with higher costs of production as modifications are made to accommodate changing FDA views and related regulations.

    Marketing expenses in the first quarter of 1997 were $7.1 million, an increase of approximately $1.2 million over this like year-ago period, but as a percentage of net sales decreased to 27% from 28%. This increase is primarily due to the domestic demand for product in excess of current production capabilities, which has required marketing personnel to expend greater efforts in managing the placement of inventory in the field.

    General and administrative expenses were $6.5 million for the quarter ended March 31, 1997 and $6.4 million for the quarter ended March 31, 1996. General and administrative expenses as a percentage of net sales were 24% in the first three months of 1997 compared to 32% in the first three months of 1996. Management expects future general and administrative expenses to grow proportionally with sales, and to be reactive to litigation expense.

    Research and development expenses increased from $1.2 million in the first quarter of 1996 to $2.1 million in the first quarter of 1997, reflecting the Company's continuing commitment to developing new and improved medical products for use by the medical profession and the public. As a percentage of net sales this expense was 8% in the first three months of 1997 and 5% in the first three months of 1996. Developing new medical devices by exploiting new technologies continues to be the Company's focus. R&D expenses are expected to increase proportionately with sales throughout 1997 as the Company is also increasing research and development overseas due to the FDA backlog on approval of new devices in the United States.

    Interest expense at $1 million for the first three months of 1997 increased in comparison with interest expense for the same period of 1996 of $.9 million.

    The Company continues to incur costs related to obtaining FDA and European Economic Community approvals for the Company's products. The Company is continuing to address FDA regulations related to pre-market approval of silicone mammary implants, and anticipates ongoing investment of employee hours and Company funds to facilitate compliance with all FDA regulations as determined by PMA studies and any new regulations which may be adopted. The Company has received from the FDA an understanding that the agency will not call for final Pre-Market Approvals ("PMA") applications to be submitted prior to September, 1996. The date for submission of PMA applications may be further extended by the FDA. Notwithstanding any such extension, the Company intends to submit its PMA application for saline-filled implants in a timely fashion and is collecting data which will be necessary for this application. However, neither the timing of such PMA application nor its acceptance by the FDA can be assured, irrespective of the time and money that the Company has expended. Should the Company's PMA application for saline-filled implants not be filed timely or be denied, it would have a material adverse effect on the Company's operations and financial position. The Company will decide on a product-by-product and subsidiary-by-subsidiary basis whether to respond to any future calls for PMAs and regulatory requirements, requested response or Company action. The cost of any PMA filings is unknown until the call for a PMA occurs and the Company has opportunity to review the filing requirements.

FISCAL YEARS 1996, 1995 AND 1994

    The Company experienced substantial sales growth in 1996 with net sales of $94.3 million. This represented a 15.6% increase over net sales of $81.6 million during the year ended December 31, 1995. Net sales for 1995 increased 1.5% over 1994 sales which totaled $80.4 million. Although revenue is subject to changes in price or volume, revenue increases during this period were primarily a result of increased volume.

    Domestically, net sales increased 10.5% in 1996 to $61.8 million from $55.9 million in 1995. Net sales for 1995 decreased 5.6% from 1994 net sales of $59.2 million. Domestic net sales in 1995 suffered because during the first quarter the Company was temporarily unable to manufacture sufficient amounts of finished goods to meet demand in the market. The reasons for this decline in output were twofold. Shortages of raw materials were partly a result of the Company's restricted cash flow available to pre-purchase raw materials, and a shortage in certain raw material components was due to a supplier's inability to manufacture sufficient quantities of the components to meet the Company's demand. The Company now sources this rather specialized component from two suppliers. Another factor was the significant diversion of productive time, energy and material to FDA-mandated process validation which led to a decline in yield of finished goods that was not overcome until the beginning of the second quarter.

    Internationally, significant sales growth was achieved again in Europe where net sales were $24.0 million in 1996, an increase of 15.5% over 1995 net sales of $20.8 million which in turn represented an increase of 13.6% over 1994 net sales of $18.3 million. Net sales by Central and South America, Mexico, Spain and Portugal as a region continued to experience impressive sales growth. Net sales reported by this region in 1996 totaled $5.6 million which represents an increase of 27% over 1995 net sales of $4.4 million which in turn was an increase of 52.1% over 1994 net sales of $2.9 million. Net sales by the Asia Pacific region were first recorded in 1995 at $0.6 million and grew significantly to $3.0 million in 1996.

    Net sales to regions outside the United States represented 35.3% of total Net sales in 1996, 31.5% of total net sales in 1995 and 26.3% of total net sales in 1994. The Company expects international sales to represent an increasing percentage of net sales in future years, since this market is experiencing increasing demand. Management anticipates that market growth, continued increase of production capacity, both domestically and internationally, and expansion of the international sales force will allow an increase in sales growth throughout 1997.

    Cost of goods sold were $34.1 million, $30.2 million, and $26.3 million for the years ended December 31, 1996, 1995, and 1994 respectively. Cost of goods sold as a percent of net sales was 36% for the year ended December 31, 1996, compared to 37% for the year ended December 31, 1995 and 33% for the year ended December 31, 1994. Management anticipates that the Company may experience future quarters with higher costs of production as modifications are made to accommodate changing FDA views and related regulations.

    Marketing expenses were $25.9 million, $23.4 million, and $19.7 million for the years ended December 31, 1996, 1995, and 1994 respectively. Marketing expenses as a percent of net sales were 27% for the year ended December 31, 1996, compared to 29% for the year ended December 31, 1995 and 25% for the year ended December 31, 1994. The increase in royalty expenses was commensurate with the increase in sales of licensed product and represents a significant variable expense. Royalty expenses were $6.3 million, $5.5 million, and $4.3 million for the years ended December 31, 1996, 1995, and 1994 respectively. As was expected in 1995, while INAMED GmbH, INAMED S.R.L., INAMED Ltd. and INAMED S.A.R.L. were in the start-up phase, marketing expenses as a percent of net sales for their individual distribution networks were somewhat higher than the consolidated percentages. Moderating this increase was the relative stability of other marketing expenses on a Company wide basis. In 1996, marketing expenses as a percentage of net sales for these units decreased by approximately 2% points.

    In 1996, general and administrative expenses decreased to $30.9 million compared to 1995 general and administrative expenses of $32.8 million. In 1994, general and administrative expenses were $27.1 million. As a percentage of net sales, general and administrative expenses were 33%, 40% and 34% for the years ended December 31, 1996, 1995 and 1994 respectively. The decline in legal fees related to the breast implant litigation contributed to the decrease of general and administrative expenses in 1996. Legal fees related to breast implant litigation were approximately $1.0 million in 1996, $1.1 million in 1995 and $3.0 million in 1994.

    Research and development ("R & D") expenses have increased to $5.7 million from $4.4 million and $3.7 million in 1996, 1995 and 1994 respectively, reflecting the Company's continuing commitment to development of new and advanced medical products. As a percentage of net sales, this expense has consistently increased from 4.6% in 1994 to 5.4% in 1995 to 6.0% in 1996. Diversification into other medical devices within the industry through use of new technology has always been and remains a goal of the Company. R & D expenses are planned to increase in 1997, should cash flow be adequate. The Company is also planning to increase R & D expenditures overseas to moderate somewhat the impact of the relatively long time periods required to achieve FDA approval of new devices in the US.

    Additionally, increased costs to obtain FDA PMA are anticipated in 1997. Beginning in 1989, the Company began the necessary work to address FDA regulations related to premarket approval of both saline and silicone gel filled breast implants, and the Company anticipates continued investment of employee hours and Company funds throughout calendar 1997 to facilitate compliance with all FDA regulations as determined by the PMA study and any new regulations which may be adopted.

    Interest expense was $5.4 million in 1996, $0.8 million in 1995 and $0.6 million in 1994. The increase in 1995 was due to interest incurred on outstanding federal and state income tax liabilities. The significant increase in 1996 was a result of interest totaling $3,593,086 on the Company's convertible notes payable which were issued in January 1996 and the accounting charge of $1,416,960 associated with the issuance of the shares under the waiver of covenant default agreement.

    The Company had an operating loss of $2.2 million in 1996 and an operating loss of $9.2 million in 1995 compared with operating income of $3.6 million in 1994. The United States regions incurred a $1.3 million operating loss in 1996, $7.6 million operating loss in 1995 and $4.7 million operating profit in 1994. The Iberian and Latin American regions had a $0.7 million operating loss in 1996, $2.0 million operating loss in 1995 and $0.2 million operating loss in 1994. The European region had an operating loss of $0.8 million in 1996, operating profit of $0.3 million in 1995 and an operating loss of $0.9 million in 1994. The Asia-Pacific region posted operating income of $0.5 million in 1996 and $0.1 million in 1995.

    The Company had a net loss of $7.1 million or $0.91 per share in 1996, a net loss of $6.9 million or $0.91 per share in 1995 and net income of $2.7 million or $0.37 per share in 1994. Regulatory and legal costs relating to breast implants continue to be a significant burden on the Company's bottom-line profitability. Management believes that resolution of the breast implant litigation through the Revised Settlement Program and achievement of provisional certification of the Mandatory Settlement Class or other resolution of the litigation will allow the Company to anticipate and manage future legal costs and move the Company toward profitability in the future.

FINANCIAL CONDITION

LIQUIDITY

    During the first three months of 1997 the Company maintained its position as one of the largest medical device companies serving the plastic and reconstructive bariatric and general surgery markets worldwide. In order to meet increased international product needs, the Company has increased production in Ireland. The Irish facility works closely with the Company's subsidiaries in Europe to develop new products for that market. Internationally, the Company has significantly increased its market share by favoring direct sales methods over distributors wherever financially advantageous to do so. The Company currently has direct marketing subsidiaries in ten international countries.

    The cash balance has increased since December 31, 1996, and the current ratio was 2.2 to 1 at March 31, 1997, compared to 1.8 to 1 at December 31, 1996. The majority of the Company's cash flows in the first three months of 1996 were generated by the issuance of convertible notes as discussed in Note 4 to the financial statements, and by increased product sales. Growth, regulatory activities and legal expenses continue to use a significant amount of available cash resources.

    Breast implant product liability related issues are expected to continue to draw on the Company's liquidity throughout 1997. The Company is in the process of negotiating extended payment terms on these expenses which the Company feels will reduce the adverse effect on short-term and long-term liquidity. However, there is no assurance that the extended payment terms will be granted by the legal firms involved.

    The cost of the foregoing litigation has adversely affected the liquidity of the Company. Management believes that the Company may not continue as a going concern if the Mandatory Class is not certified and no other acceptable settlement resolution to the breast implant litigation against the Company exists. Although management is optimistic that the Mandatory Class will be approved by the Court, there can be no assurances that this outcome will be achieved.

    In January 1996, the Company completed a private placement offering by issuing three-year collateralized convertible, non-callable notes due March 31, 1999 bearing an interest rate of 11%. The Company received $35 million in proceeds from the offering to be used for a portion of the anticipated litigation settlement for capital investments and improvements to expand production capacity, and for working capital purposes. Of the proceeds received from the offering, $15 million is held in an escrow account to be released upon the granting and court approval of mandatory class certification.

    During 1997 the Company has had discussions with Noteholders in majority of the 11% Secured Convertible Notes due 1999 (the "Notes") to restructure the terms of the Notes. In July, the Company reached a comprehensive settlement agreement with the Noteholders in majority. The purpose of the restructuring was to cure and waive all past defaults and provide certainty as to the conversion price of the Notes, which the Company has agreed to fix at $5.50 per share instead of 85% of the market. The restructuring also reduces the Company's debt by approximately $15 million through the redemption of Notes with the proceeds of the escrow fund. Those monies would be replaced when needed to fund the settlement of the breast implant litigation with the capital raised through the mandatory redemption of warrants issued to the Noteholders with an exercise price of $8.00 per share (subject to adjustment), at the Company's option, if the Common Stock maintains a value of at least $10.00 per share for a specified measurement period.

    In June 1996, the Company entered into a Regulation S transaction ("Offshore Stock Subscription Agreement") with certain non-U.S. investors outside the United States. This agreement was in connection with an offer and sale by the Company of 344,333 shares of common stock at $8.7125 per share. The Company received $3 million in proceeds from this transaction.

    In January 1997, the Company received $5.7 million in proceeds from $6.2 million in financing via a 4% convertible debenture purchase agreement, issued at an 8% discount, due January 16, 2000. Interest is payable quarterly in arrears on March 31, June 30, September 30 and December 31. The proceeds received were to be used for working capital purposes.

    The debentures became convertible into shares of common stock at the option of the holder 60 days after the issue date. The conversion price for each debenture is the lesser of the average per share market value of Common Stock for the 5 trading days preceding the original issue date or the average per share market value for the 5 trading days preceding conversion and adjusted to halve any increase exceeding 33%, whichever is greater, or 85% of the average per share market value for the five trading days immediately preceding the conversion date.

    The Company forecasts that the majority of cash necessary for U.S. operations will continue to be generated by operations. The Company currently continues to utilize a combination of working capital and its overseas credit facility. The Company is also working to establish a domestic credit facility to meet periodic short-term cash requirements. Increased sales activity throughout 1997 is expected to increase the availability of cash resources. If cash is determined to be inadequate for the level of activity, the Company may reduce expenses such as those related to R & D projects. The future of any affected project would then be uncertain. As cash flow becomes more available, management may renew work on projects, or elect to terminate them, a business decision that will be made on a project-by-project basis.

    The Company intends to seek out a suitable partner in banking to achieve current and future credit facility needs for domestic subsidiaries' support. Additionally, the Company intends to develop other methods to achieve increased working capital. These methods may be achieved through both the private and/or public sector. However, there can be no assurance that such financing will be available at acceptable terms, if at all. Settlement of the breast implant litigation will greatly enhance the Company's ability to obtain financing from banks or other lending institutions.

    In April 1994, the Company increased its international line of credit with a major Dutch Bank. The current line is approximately $796,000 and is collateralized by the accounts receivable, inventories and certain other assets of Inamed B.V. As of March 31, 1997, approximately $419,000 had been drawn on the line of credit. The interest rate on the line of credit is 7% per annum.

    McGhan Limited continues to receive grants from the Irish Industrial Development Authority ("IDA") which include reimbursement for qualified training expenses, leasehold improvements and capital improvement costs at the Company's operation in Ireland. Additionally, McGhan Limited has obtained approval for additional grants from the European Economic Community under its "Industry R & D Initiative" for approved research and development programs for up to $1 million. The Company believes that additional approvals may be achieved in future years.

    Management believes short-term liquidity will improve as a result of increased sales throughout 1997, due to increased sales areas and new product introduction, decreased litigation costs as a result of projected global settlement and mandatory class certification, and efforts by the Company to raise future funding through a bank line, public, or private offering. However, no assurances can be given as to the outcome of such efforts.

    The long-term liquidity of the Company is inextricably intertwined with the Company's efforts and ultimate ability to successfully resolve the breast implant litigation. Determining the long term liquidity needs of the Company is not currently possible because the settlement process has not progressed to the point where the numbers of current, ongoing, and future claimants can be determined. Management's primary plan to overcome its liquidity and financial condition difficulties is to continue to vigorously defend the products liability litigation to which it is a party and to seek a prompt and favorable settlement of such litigation and to supplement its short-term liquidity using a combination of cash generated from operations and debt and equity financing. Management firmly believes that such plan is the only viable plan available to the Company. The Company's counsel and advisors are in agreement with management that the extent of the Company's liability cannot be determined at this time.

    The current ratio (current assets to current liabilities) has increased to
1.8 to 1 as of December 31, 1996 compared to 0.9 to 1 as of December 31, 1995. The Company's ratio was positively affected in 1996 by the cash accrual for the settlement fund of $14.8 million but negatively affected by the Company's expansion domestically, legal costs due to breast implant litigation and market development internationally.

    For the year ended December 31, 1996 the Company's net loss was $7,071,660 which when added to the December 31, 1995 accumulated deficit of $12,625,924 resulted in a total accumulated deficit as of December 31, 1996 of $19,697,584. As of December 31, 1996, the Company's current working capital was $23,613,930. Significant contributors to working capital include the cash for settlement purposes, increased accounts receivable, increased inventory, decreased accounts payable and decreased salaries and wages payable.

    Significant uses of cash during the years ended December 31, 1996, 1995 and 1994 respectively include increases in inventory of $5.1 million, $2.5 million and $1.9 million, purchases of property and equipment totaling $4 million, $4.7 million and $2.9 million and principal repayment of notes payable and long-term debt of $0.8 million, $0.6 million and $1.1 million. Significant uses of cash in 1996 also included decreases of accrued salaries, wages and payroll taxes of $4.8 million, accounts payable of $6.2 million, related party payables of $1.8 million and interest payments totaling over $3.6 million. In 1995 an additional significant use of cash was the reduction of income taxes by $3.1 million.

    Significant sources of cash during the year ended December 31, 1996 include the proceeds from the issuance of the secured convertible notes of $35 million in January, 1996 and the issuance of common stock totaling $3,584,001. Three million dollars of this was raised in a private Reg. S transaction completed June 27, 1996. Significant sources of cash during the years ended December 31, 1995 and 1994 respectively included increases in accounts payable of $2,731,166 and $1,610,174, accrued salaries, wages, and payroll taxes of $6,094,940 and $2,353,998, and increases of notes payable and long-term debt from financing activities of $493,511, in 1995 and $1,077,355 in 1994. Payment of related party receivables resulted in cash inflow of $149,443 in 1996, $302,676 in 1995 and $451,516 in 1994. An increase in related party payables of $788,807 in 1995 and $420,610 in 1994 also provided significant cash.

    The Company's net deferred tax asset totaled $1,765,347 and $2,009,571 as of December 31, 1995 and 1994, respectively. The net deferred tax asset will effectively reduce tax liability going forward as allowed by Statement of Financial Accounting Standards No. 109. Although realization is not assured, management believes it is more likely than not that the net deferred tax asset is fully recoverable against taxes previously paid and thus no further valuation allowance for these amounts is required. Deferred tax assets other than amounts expected to cover taxes previously paid require a valuation allowance due to certain negative evidence which include, but are not limited to, the uncertainty surrounding settlement of the class action litigation and cumulative losses resulting in accumulated deficit and shareholders deficit.

    The Company had net operating loss carryovers at its foreign subsidiaries aggregating approximately $2,260,000 at December 31, 1995 (based on exchange rates at that date) to be used by the individual foreign subsidiaries that incurred those losses. Foreign losses carryover indefinitely in all the respective countries except France where $119,377 expires in 1999 and $146,366 expires in 2000. Loss carryovers have a positive effect on future cashflows by decreasing future tax payments.

    Breast implant product liability related issues are expected to continue to draw on the Company's liquidity throughout 1997. In connection with the recent restructuring of the Notes, the Company released to the holders of Notes approximately $15 million escrowed for use by the Company in breast implant litigation and to fund settlements related to such litigation. The Company is in the process of negotiating extended payment terms on these expenses which the Company feels will reduce the adverse effect on short-term and long-term liquidity. However, there is no assurance that the extended payment terms will be granted by the legal firms involved.

    The cost of the foregoing litigation has adversely affected the liquidity of the Company. Management believes that the Company may not continue as a going concern if Mandatory Class is not certified and no other acceptable settlement resolution to the breast implant litigation against the Company exists. Although management is optimistic that the Mandatory Class will be approved by the Court, there can be no assurances that this outcome will be achieved.

    In January 1996, the Company completed a private placement offering by issuing three-year collateralized convertible, non-callable notes due March 31, 1999 bearing an interest rate of 11%. The Company received $35 million in proceeds from the offering to be used for a portion of the anticipated litigation settlement, for capital investments and improvements to expand production capacity, and for working capital purposes. Of the proceeds received from the offering, $14.8 million were held in an escrow account to be released upon the granting and court approval of mandatory class certification.

    In July 1997, the Company reached a comprehensive settlement agreement with the holders of a majority of the Notes that restructured the terms of the 11% Secured Convertible Notes due 1999. As part of such restructuring, the $14.8 million held in escrow was released to the holders of the Notes. The purpose of the restructuring was to cure and waive all past defaults and provide certainty as to the conversion price of the Notes, which the Company has agreed to fix at $5.50 per share instead of 85% of the market. The restructuring also reduces the Company's debt by approximately $15 million through the redemption of Notes with the proceeds of the escrow fund. Those monies would be replaced when needed to fund the settlement of the breast implant litigation with the capital raised through the mandatory redemption of warrants issued to the Noteholders with an exercise price of $8.00 per share (subject to adjustment), at the Company's option, if the Common Stock maintains a value of at least $10.00 per share for a specified measurement period.

    On June 27, 1996 the Company entered into a Regulation S transaction ("Offshore Stock Subscription Agreement") with certain non-US investors outside the United States. This agreement was in connection with an offer and sale by the Company of 344,333 shares of common stock at $8.7125 per share. The Company received $3 million in proceeds from this transaction.

    In January 1997, the Company received $5.7 million in proceeds from $6.2 million in financing via a 4% convertible debenture purchase agreement, issued at an 8% discount, due January 16, 2000. Interest is payable quarterly in arrears. The proceeds received are to be used for working capital purposes. As of December 31, 1996, proceeds of approximately $61,000 had been received and were classified as a noncurrent liability.

    The debentures become convertible into shares of common stock at the option of the holder 60 days after the issue date. The conversion price for each debenture is the lesser of the average per share market value of Common Stock for the 5 trading days preceding the original issue date or the average per share market value for the 5 trading days preceding conversion and adjusted to halve any increase exceeding 33%, whichever is greater, or 85% of the average per share market value for the five trading days immediately preceding the conversion date.

    The Company forecasts that the majority of cash necessary for U.S. operations will continue to be generated by operations. The Company currently continues to utilize a combination of working capital and its overseas credit facility. The Company is also working to establish a domestic credit facility to meet periodic short-term cash requirements. Increased sales activity throughout 1997 is expected to increase the availability of cash resources. If cash is determined to be inadequate for the level of activity, the Company may reduce expenses such as those related to R & D projects. The future of any affected project would then be uncertain. As cash flow becomes more available, management may renew work on projects, or elect to terminate them, a business decision that will be made on a project by project basis.

    The Company intends to seek out a suitable partner in banking to achieve current and future credit facility needs for domestic subsidiaries' support. Additionally, the Company intends to develop other methods to achieve increased working capital. These methods may be achieved through both the private and/or public sector. However, there can be no assurance that such financing will be available at acceptable terms, if at all. Settlement of the breast implant litigation will greatly enhance the Company's ability to obtain financing from banks or other lending institutions.

    In June of 1990, the Company established a $4.5 million financing package for working capital with a major bank that utilizes the domestic accounts receivable, inventories and certain other assets as collateral. In December 1990, the line of credit was increased to $5.3 million. As of December 31, 1995, approximately $0.3 million had been drawn on the line of credit. The weighted average interest rate during 1995 was 11.3%.

    The Company's line of credit was due for renewal in August, 1993. The bank line was not renewable under acceptable terms and conditions and was extended through March 31, 1996. On January 24, 1996, the Company paid all amounts due under the line of credit. The Company believes that it can start reasonable discussions with lenders for a new credit facility now that the Company has entered into global settlement agreements. Although there are no assurances that the Company will be successful in the engagement of a lender, the Company has made progress in addressing lender concern surrounding the breast implant litigation through settlement agreements which include mandatory class certification. However, there can be no assurance that such financing will be available at acceptable terms, if at all.

    In April 1994, the Company increased its international line of credit with a major Dutch bank. The current line is approximately $0.9 million and is collateralized by the accounts receivable, inventories and certain other assets of Inamed B.V. The line of credit was renegotiated in 1996 with no expiration date. As of December 31, 1996, approximately $0.5 million had been drawn on the line of credit. The interest rate on the line of credit is 7% per annum.

    The Company's international sales subsidiaries achieved significant sales growth in 1996. In Ireland, grants have been approved by the Irish Industrial Development Authority (IDA) to fund portions of the costs of operations of McGhan Limited, including reimbursement for training expenses, leasehold improvements and capital equipment. As of December 31, 1996, McGhan Limited had received grants from the IDA for approximately $2.7 million and had obtained approval for additional grants from other funding agencies for approved research and development programs for up to $1.1 million. Chamfield Limited has received grants of approximately $1.0 million from the IDA and $0.7 million in approval for additional grants from other funding agencies for approved research and development programs.

    Currently, the Company is not repatriating profits from its foreign subsidiaries. All funds transferred to the Company have been repayments of outstanding intercompany loans and invoices. It has been the Company's practice to retain earnings at its foreign entities for purposes of expanding the Company's foreign operations. Although the Company is currently not repatriating profits, there are no material restrictions on its ability to do so.

    The Company currently does not enter into hedging transactions to control foreign exchange rate risks. Because foreign sales represent increasing percentages of net sales, the Company is closely monitoring the impact of foreign exchange fluctuations. The Company has established a relationship with an international bank to provide hedging so that the Company can address this issue when they feel the foreign exchange risk warrants hedging.

    Management believes short-term liquidity will improve as a result of increased sales throughout 1997, due to increased sales areas and new product introduction, decreased litigation costs as a result of projected global settlement and mandatory class certification, and efforts by the Company to raise future funding through a bank line, public, or private offering. However, no assurances can be given as to the outcome of such efforts.

    The long-term liquidity of the Company is inextricably intertwined with the Company's efforts and ultimate ability to successfully resolve the breast implant litigation. Determining the long term liquidity needs of the Company is not currently possible because the settlement process has not progressed to the point where the numbers of current, ongoing, and future claimants can be determined. Management's primary plan to overcome its liquidity and financial condition difficulties is to continue to vigorously defend the products liability litigation to which it is a party and to seek a prompt and favorable settlement of such litigation and to supplement its short-term liquidity using a combination of cash generated from operations and debt and equity financing. Management firmly believes that such plan is the only viable plan available to the Company. The Company's counsel and advisors are in agreement with Management that the extent of the Company's liability cannot be determined at this time.

CAPITAL EXPENDITURES

    Expenditures on property and equipment approximated $4 million in 1996 compared to $4.7 million in 1995. Additionally, capital lease obligations of approximately $326,000 were incurred during 1996 compared to capital lease obligations of approximately $89,000 incurred during 1995. The majority of the expenditures in each year were for building improvements and equipment to increase production capacity and efficiency. The Company is working on several development projects, any one of which may require additional capital resources for completion, production, and marketing. As of December 31, 1996 material commitments for capital expenditures were approximately $370,000.

SIGNIFICANT FOURTH QUARTER ADJUSTMENTS

    The Company's provision for income taxes was adjusted to reduce income tax
expense by         or   % of net sales in 1996 and $4,162,607, or 5.1% of net
sales in 1995. The Company is working closely with its advisors to anticipate ongoing tax responsibility and better reflect income tax liability/benefits during the year.

    In 1996, the provision for product liability was increased by $254,176 or 0.3% of net sales, to more accurately reflect the potential impact of the Company's limited product warranty. The Company's royalty expense was also increased in the fourth quarter of 1996 by $647,672 or 0.7% of net sales to reflect royalty expense for products sold internationally under various license agreements in the fourth quarter of 1996.

    The provision for doubtful accounts and returns and allowances was increased by $1,424,734 or 1.7% of net sales in 1995 due to a backlog of product returns developed in the fourth quarter of 1995 as attention was diverted to other operating issues. Management has implemented a policy mandating since its inception in March, 1996 that returns be processed on a daily basis to ensure a backlog does not develop again. This policy has been adhered to. Returns are also being monitored quarterly to determine when provisions need adjustment.

    An adjustment to increase compensation expense in 1995 by $891,200 or 1.1% of net sales was made to reflect bonuses and payments declared after year-end for certain personnel. Whenever possible, management has instructed compensation to be accrued for in the year the activity occurred.

IMPACT OF INFLATION

    The Company believes that inflation has had a negligible effect on operations over the past three years. There exists the opportunity to offset inflationary increases in the cost of materials and labor by increases in sales prices and by improved operating efficiencies.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Standards Board issued SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 specifies new standards designed to improve the earnings per share ("EPS") information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements and increasing the comparability of EPS data on an international basis. Some of the changes made to simplify the EPS computations include: (a) eliminating the presentation of primary EPS and replacing it with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS, (b) eliminating the modified treasury stock method and the three percent materiality provision and (c) revising the contingent share provision and the supplemental EPS data requirements. SFAS No. 128 also makes a number of changes to existing disclosure requirements. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. The Company has not determined the impact of the implementation of SFAS No. 128.

                                    BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

    Inamed Corporation ("Inamed" or the "Company") (formerly First American Corporation) was incorporated under the laws of the state of Florida on February 6, 1961. In 1985, First American Corporation acquired all of the outstanding shares of McGhan Medical Corporation ("MMC") in a stock-for-stock, reverse merger transaction. The Company changed its name in 1986 from First American Corporation to Inamed in order to better reflect its involvement in the medical field. The name was chosen to promote the recognition of the concepts "Innovation and Medicine". MMC now operates as a wholly-owned subsidiary of Inamed. MMC entered the medical device business on August 3, 1984, through the acquisition of assets related to Minnesota Mining and Manufacturing ("3M") Company's silicone implant product line.

    Specialty Silicone Fabricators, Inc. ("SSF") was a wholly-owned subsidiary of McGhan Medical Corporation at the time McGhan Medical was acquired by First American Corporation. As a result of the acquisition, SSF became a wholly-owned subsidiary of First American Corporation, and operated as such until it was divested in August 1993.

    Unless otherwise indicated by context, the term "Company" as used herein refers to Inamed and its subsidiaries. The purpose of this method of filing as one company is to reflect consolidation for the sole purpose of reporting in the required SEC method and is not intended for any other purpose. Inamed Corporation is the subsidiaries' parent through stock ownership. Inamed's subsidiaries operate as individual corporations corresponding to their state corporate filings, and under their own daily management, to assist Inamed in accomplishing its corporate objectives.

    Since 1985, the Company has incorporated or acquired several companies, which it has structured as subsidiaries, in order to strengthen its position as a leading medical products company. Inamed Development Company ("IDC") was incorporated in 1986 as a wholly-owned subsidiary to pursue research and development of new medical devices primarily using silicone-based technology.

    In May 1989, the Company acquired 100% of the outstanding shares of Cox-Uphoff Corporation and subsidiaries ("CUC"), a competitor of MMC in the silicone implant market. Upon the acquisition, the company name was changed to CUI Corporation ("CUI") which now operates as a wholly-owned subsidiary of the Company.

    In October 1989, Inamed incorporated its McGhan Limited subsidiary which designed and equipped a new medical device manufacturing plant in Arklow, County Wicklow, Ireland, to supplement production of the Company's current and future products. The location in Ireland was selected because it offers many favorable conditions such as availability of labor at reasonable rates, availability of attractive grants from the Industrial Development Authority (IDA), geographic proximity to Inamed B.V., favorable local tax treatment and membership in the European Economic Community or EEC. The manufacturing plant in Ireland was fully operational in 1993, and is capable of supplying nearly all of the products sold in the international market. Future new products will be produced by McGhan Limited for sale internationally with limited support shipments from the Company's U.S. manufacturing plants. In support of expected future growing international demand the Company incorporated its Chamfield Limited subsidiary in 1993 to manufacture raw materials to be used in McGhan Limited's manufacturing process. Chamfield Limited's manufacturing facilities, which are not yet fully operational, are located adjacent to McGhan Limited's facilities.

    In November 1989, Inamed incorporated its Inamed B.V. subsidiary in Breda, the Netherlands, to warehouse and distribute the Company's products to the European Community, Asia and other international locations. Inamed B.V. also markets products on a direct sales basis throughout the Netherlands. In conjunction with, and to further accomplish its long-range plans, the Company incorporated Inamed

GmbH in Germany and Inamed B.V.B.A. in Belgium as subsidiaries in December 1989, thereby establishing a base from which to initiate direct sales of its products in two additional countries.

    In 1991, Inamed concentrated on continued expansion into the European and international markets, increasing production in its Irish manufacturing facility, continued efficiency and quality evaluation of its manufacturing facilities in Ireland and continued sales growth. The Company expanded its marketing base in Europe by incorporating Inamed S.R.L. as a direct marketing and distribution center for the Company's products in Italy in May 1991.

    In 1991, the Company also incorporated its BioEnterics Corporation subsidiary in Carpinteria, California. BioEnterics was incorporated in order to focus on the development, production, international and ultimately global distribution of high-quality, proprietary implantable devices and associated instrumentation to the bariatric and general surgery markets for the treatment of gastrointestinal disorders and serious obesity.

    In 1992, the Company incorporated its Biodermis Corporation subsidiary in Las Vegas, Nevada, in order to focus on the development, production and global distribution of premium products for dermatology, wound care and burn treatment.

    In 1992, the Company also incorporated its Medisyn Technologies Corporation subsidiary in Las Vegas, Nevada in order to focus on the development and promotion of the merits of the use of silicone chemistry in the fields of medical devices, pharmaceuticals and biotechnology.

    The Company also continued development of its international market base in 1992 by incorporating Inamed Ltd. to market and distribute the Company's products in the United Kingdom.

    In 1993, the Company incorporated Bioplexus Corporation in Las Vegas, Nevada, a wholly-owned subsidiary which is a research and development company that develops, produces and distributes specialty medical products for use by the general surgery profession.

    In 1993, the Company also incorporated Flowmatrix Corporation in Las Vegas, Nevada, as a wholly-owned subsidiary which manufactures high-quality silicone components and devices for Inamed's wholly-owned subsidiaries, and produces and distributes a line of proprietary silicone surgical products internationally.

    The Company continued to expand its international marketing base in 1993 by incorporating Inamed S.A.R.L. in Paris, France, a wholly-owned subsidiary of Inamed B.V.

    In 1993, the Company sold its Specialty Silicone Fabricators ("SSF") subsidiary and SSF's Innovative Surgical Products subsidiary to Innovative Specialty Silicone Acquisition Corporation (ISSAC), a private investment group which included certain members of Specialty Silicone Fabricators' management. The transaction was valued at approximately $10.8 million, including $2.7 million in cash, $5.9 million in structured short-term and long-term notes, and the retirement of $2.2 million in intercompany notes due to SSF by the Company's subsidiaries.

    Effective January 1994, the Company acquired the assets of Novamedic, S.A. in Barcelona, Spain. Novamedic, S.A. was a well-established distributor of medical products in Spain which further strengthened the Company's presence in the international market. The new subsidiary was renamed Inamed, S.A. and operates as a wholly-owned subsidiary of the Company.

    The Company has identified Spain, Portugal, South America, Central America, and Mexico as the Iberian and Latin American areas. The incorporation of Inamed do Brasil in 1995 and Inamed Mexico in 1996 has strengthened the Company's presence in this area. Inamed do Brasil and Inamed Mexico operate as wholly-owned subsidiaries of Inamed, S.A.

    In 1995, the Company incorporated its Inamed Japan subsidiary in Las Vegas, Nevada. Inamed Japan subsequently acquired 95% of Inamed Medical Group, a Japanese corporation. In 1996, Inamed Japan acquired the remaining 5% of Inamed Medical Group. Additionally, the Company's McGhan Medical Corporation subsidiary incorporated its McGhan Medical Asia Pacific, Ltd. subsidiary in 1995. The formation of Inamed Japan and McGhan Medical Asia Pacific, Ltd. has enabled the Company to continue its expansion into the Asia-Pacific Rim market.

PRINCIPAL PRODUCTS AND MARKETS

    The Company is engaged in the development, manufacture and marketing of a number of implantable products, including breast implants, tissue expanders and facial implants for plastic and reconstructive surgeons as well as custom prostheses for a variety of surgical applications and procedures.

    Breast implants are used for reconstruction and augmentation. As part of its product line, the Company produces different models, shapes and sizes of breast implants including but not limited to double-lumen, saline and gel-filled breast implants. In addition, the Company manufactures BioCell-Registered Trademark-textured implants which incorporate the Company's patented low-bleed technology with its textured surface technology. The resulting implant has an open-cell silicone surface bio-engineered for a more favorable implant-to-tissue interface. The Biocell-Registered Trademark- textured product line has received notably favorable market acceptance.

    The Company is one of the leading world-wide manufacturers of saline-filled breast implants. Saline implants are manufactured at two different subsidiaries:
McGhan Medical Corporation and McGhan Limited. These products are made in various shapes and sizes, and utilize various valve designs. The surface construction of the finished implants provide the surgeon the opportunity to select from a smooth silicone, the BioCell-Registered Trademark- textured surface or the patented MicroCell-Registered Trademark- textured surface.

    The Company has developed and currently manufactures and markets a line of implantable and intraoperative tissue expanders. A typical tissue expander is implanted at a site where new tissue is desired. After the device is implanted fluid can be injected into the injection port which then flows into the larger expanding chamber. This causes increased pressure under the skin resulting in tissue growth over a reduced period of time. The expanded tissue can then be used to cover defects, burns and injury sites or prepare a healthy site for an implant with the extra tissue available without the trauma of skin grafting. The Company has further developed its tissue expander product line by incorporating a patented integral valve injection area that is located by a magnetic detection system to enable the doctor to determine location of the injection port.

    The Company manufactures and markets its patented
BioSpan-Registered Trademark- tissue expander product line that utilizes the BioCell-Registered Trademark- textured surface which allows more precise surgical placement. Use of the BioSpan tissue expander surface decreases capsular contracture and yields greater tissue laxity during expansion.

    The Company produces the BioDimensional-Registered Trademark- system for breast reconstruction following radical mastectomy procedures. The BioSpan-Registered Trademark- tissue expanders and BioCell-Registered Trademark-breast implants used for this system were designed using computer-assisted modeling to determine the ideal dimensions. Computer imaging programs were also used to evaluate the expected aesthetic results. The
BioDimensional-Registered Trademark- system matches the specific size tissue expander to the breast implant that will be used for the breast reconstruction procedure.

    The Company also manufactures and markets the Ruiz-Cohen intraoperative expander. The Ruiz-Cohen intraoperative expander utilizes rapid intraoperative expansion as an effective means of arterial elongation to provide the additional tissue needed for end-to-end anastomosis. By eliminating the need for arterial grafting, patient discomfort is greatly reduced and the time and associated costs required to complete arterial anastomosis are minimized. The Company has license agreements and patents covering this product line, as well as patents pending for the next generation of the product. Additionally, the

Company has patents and patent applications in nine countries outside of the United States for the product.

    The Company's group of products allows the plastic or reconstructive surgeon a range of options. If requested, the Company works with a surgeon to design, to the surgeon's specifications, a custom implant suited to individual patients' needs.

    The Company manufactures silicone gel sheeting intended for use in the treatment and control of old and new hypertrophic or keloid scarring. The products are sold under the trade names TopiGel-TM-, Epi-Derm-TM-, and Derma-Sof-TM-.

    During 1996, 1995 and 1994, the Company's proprietary products accounted for 100% of net sales. Comparatively, in 1993, silicone implant products and silicone components accounted for 90% and 10% of net sales, respectively. The percentage of sales represented by proprietary products has increased due to the sale of Specialty Silicone Fabricators in August 1993.

MARKETING

    In the United States, the Company's implant products are sold to plastic and reconstructive surgeons, facial and oral surgeons, bariatric surgeons, dermatologists, outpatient surgery centers and hospitals through the Company's own staff of direct sales people and independent distributors. In Canada and Hawaii, the Company is represented by independent distributors. The Company reinforces its sales and marketing program with telemarketing which produces sales by providing follow-up procedures on leads and distributing product information to potential customers. The Company supplements its marketing efforts with appearances by its subsidiaries at trade shows and advertisements in trade journals and sales brochures.

    The Company sells its products directly and through distributors in the Netherlands, Belgium, Germany, Italy, France, Spain, the United Kingdom, Brazil, Mexico, Japan, and China. The Company's Netherlands subsidiary markets to and supports independent distributors in Denmark, Finland, Iceland, Norway, Sweden, and Switzerland. The Company also sells its products to independent distributors in Argentina, Australia, India, Korea, New Zealand, Philippines and Taiwan. Sales outside the United States and Canada are made directly to these and other independent distributors and sales organizations through the Netherlands subsidiary's inventory of the Company's products. The Company believes its direct sales efforts internationally and increased support of its overseas independent distributors has greatly enhanced overall sales and will continue to do so throughout calendar 1997.

COMPETITION

    The Company's sole significant competitor in the production and sale of breast implants in the domestic market is Mentor Corporation. Three other competitors discontinued production of breast implants in 1992 largely as a result of regulatory action by the FDA. The Company believes that the principal factors permitting its products to compete effectively are its high-quality product consistency, variety of product designs, management's knowledge of and sensitivity to market demands, and the Company's ability to identify, develop and/or obtain license agreements for patented products embodying new technology. In compliance with certain FDA regulations, the Company is allowed to sell one type of silicone gel-filled breast implant to a limited number of customers in the United States under stringent guidelines.

    Internationally, the Company competes with several other manufacturers in the production and sale of its breast implants. Major competitors in Europe include Mentor Corporation, Silimed, Laboratories Sebbin, L.P.I., Nigor, and LipoMatrix. The Company believes that its extensive network of marketing and distribution centers throughout Europe create the strongest presentation of breast implants in the international market, and the most favorable acceptance by physicians.

    Competition in the tissue expander product line is generally driven by the same corporations as in the manufacture and sale of breast implants. Management believes the Company's implant market position in tissue expanders will continue to improve due to the superior design and strong features of its products and future additions to its product lines.

RESEARCH AND PRODUCT DEVELOPMENT

    A qualified staff of doctorates, scientists, engineers and technicians, working in material technology and product design configurations, presently guide the Company's research and development efforts. The Company is directing its research toward new and improved products based on scientific advances in technology and medical knowledge together with qualified input from the surgical profession. The Company has incurred approximately $5,700,000, $4,392,000, and $3,724,00 of research and development expense for the years ended December 31, 1996, 1995, and 1994 respectively.

    The Company introduced the LAP-BAND-Registered Trademark- Adjustable Gastric Banding (LAGB-Registered Trademark-) System to the international market as an improvement to the earlier adjustable banding design. The
LAGB-Registered Trademark- System is in clinical trials in the United States. The LAGB-Registered Trademark- System is designed to permit a laparoscopic procedure for severe obesity. During the operation, which is usually done under general anesthesia but without a large incision, the adjustable gastric band is placed around the stomach slightly below the opening, to constrict that portion of the stomach into a stoma, and forming a small stomach pouch above the band. The system utilizes special pouch and stoma measuring equipment, including an electronic device, and a special laparoscopic band placement instrument. Unlike "stomach stapling" or "stomach bypass" procedures, no cutting or stapling of the stomach is required and, usually, no major incision. The band is designed to be adjustable postoperatively without additional surgery. The
LAGB-Registered Trademark- System is currently being used for the long-term treatment of severe obesity throughout Europe, as well as in Australia, Latin America and the Middle East. The Company holds a license for the patent and patent pending applications.

    The Company also holds a license for the patent and patent pending applications for EndoLumina-Registered Trademark- Illuminated Bougies, devices designed to transilluminate the esophagus and other organs of the body for improved visualization during a variety of laparoscopic and other surgical procedures. These products are on the market internationally and in the United States. The Company is currently conducting research into special materials and manufacturing techniques for providing increased transillumination and miniaturization for new indications.

    The Company holds a license for the U.S. and international patents for a new device for the treatment of severe gastroesophageal reflux. This device, with a cuff-like design and a self-locking mechanism, is designed to improve the safety and reliability of the laparoscopic treatment of gastroesophageal reflux. It is anticipated that clinical use of this device will begin during 1997.

    The Company's BioEnterics Intragastric Balloon (BIB-Registered Trademark-) is being marketed on a limited basis in Europe for preoperative weight loss in severely obese patients and as an aid to weight reduction in moderately obese patients. The balloon is endoscopically (non-surgically) placed in the patient's stomach and inflated with saline. The balloon partially fills the stomach, limiting the amount of food that can comfortably be consumed, thereby inducing weight loss. Severely obese patients have a higher incidence of surgical and perioperative complications, and weight loss also facilitates laparoscopic procedures in these patients.

    The Company offers a full product line of silicone gel sheeting intended for the treatment of old and new hypertrophic and keloid scars. The Company has configurations for the scar management of long incisional scars following cardiac of C-Section surgery, custom configurations for treating small and mid-size scars, and a full-sized sheet for reduction of post-burn scarring. In addition, The Company is currently developing two new silicone gel sheeting configurations for treating post-mastopexy and areolar scars. As of March 19, 1997, the Company received 510(k) clearance notification of substantial equivalency from the FDA for the CRYOSIL-Registered Trademark- Silicone Gel Sheeting Patch, intended for the single use protection of tissue surrounding skin lesions, such as basal cell carcinoma, or skin tabs, during cryosurgery with spray refrigerants like liquid nitrogen and nitrous oxide.

    The Company is also continuing efforts to add to its existing lines of breast implants.

    The Company depends on the efforts and accomplishments of dedicated staff in its Research and Development groups, and will continue to support its current and future R & D projects and activities.

PATENTS AND LICENSE AGREEMENTS

    It is the Company's policy to actively seek patent protection for its products and/or processes when appropriate. The Company developed and currently owns patents and trademarks for both the product and processes used to manufacture low-bleed breast implants and for the resulting barrier coat breast implants. Intrashiel-Registered Trademark- is the Company's registered trademark for the products using this technology. Beginning in 1984, such patents were granted in the United States, Australia, Canada, France, the Netherlands, the United Kingdom and West Germany. Trademarks for this product have been granted in the United States and France. The Company has license agreements allowing other companies to manufacture products using the Company's select technology, such as the Company's patented Intrashiel-Registered Trademark- process, in exchange for royalty and other compensation or benefits.

    The Company's other patents include those relating to its breast implants, tissue expanders, textured surfaces, injection ports, valve systems, illumination and obesity products. The Company also has various patent assignments or license agreements which grant the Company the right to manufacture and market certain products.

    The Company believes its patents are valuable; however, it has been the Company's experience that the knowledge, experience and creativity of its product development and marketing staffs, and trade secret information with respect to manufacturing processes, materials and product design, have been equally important in maintaining proprietary product lines. Staying at the forefront of rapidly advancing medical technology by quickly and effectively responding to the needs and concerns of health care professionals and their patients is the key to the Company's plans for future business expansion and financial success. As a condition of employment, the Company requires each of its employees to execute a confidentiality agreement relating to proprietary information and patent rights.

MANUFACTURING AND PRODUCT DEPENDABILITY

    The Company manufactures its silicone devices under controlled conditions. The manufacturing process is accomplished in conjunction with specialized equipment for precision measurement, quality control, packaging and sterilization. Quality control procedures begin with the Company's suppliers meeting the Company's standards of compliance. The Company's in-house quality control procedures begin upon the receipt of raw components and materials and continue throughout production, sterilization, and final packaging. The Company maintains quality control and production records of each product manufactured and encourages the return of any explanted units for analysis. All of the Company's domestic activities are subject to FDA regulations and guidelines, and the Company's products and manufacturing procedures are continually monitored and/or reviewed by the Food and Drug Administration.

    In the Company's continued efforts to develop state-of-the-art processes that are environmentally responsible, a dry-heat sterilization process has been developed and is in place in the Company's manufacturing plants in the United States at McGhan Medical Corporation and BioEnterics Corporation and in Ireland at McGhan Limited. Development of this dry heat packaging and sterilization cycle was the result of over three years of equipment design, identification and testing of materials and products, and process development.

    The Company had more than one source of supply for all silicone materials used in the manufacture of its products until Dow Corning Corporation ("DCC"), a major supplier of medical grade silicone materials, announced it would discontinue the sale of implant grade silicone materials as of March 31, 1993. A majority of the silicone raw materials utilized by the Company have been purchased from a supplier other than DCC. The Company has studied the impact of the discontinuation of the supply of certain raw materials on the Company's ongoing business, and has established reliable alternate sources of high-quality critical silicone materials. The Company has experienced increased costs for its silicone materials, but the increase is not significant to the overall cost of the finished products.

LIMITED WARRANTIES

    The Company provides a limited warranty to the effect that it will replace without charge any product that proves defective with a new product of comparable type.

    McGhan Medical Corporation's Product Service Program II (PSPTM-TM-) is designed to provide limited financial assistance to cover non-reimbursed operating room or surgical expenses due to a loss of shell integrity for inflatable breast implants for a period of five years from the date of implantation; in addition, a no-charge replacement of the same or similar product is provided for returned McGhan Medical breast implant products covered within the program. The Company reserves the right to make changes to its warranty policy from time to time within the confines of its warranty documents.

GOVERNMENT REGULATION

    All of the Company's silicone implant products manufactured or sold in the United States are classified as medical devices subject to regulation by the FDA. FDA regulations classify medical devices into three classes that determine the degree of regulatory control to which the manufacturer of the device is subject. In general, Class I devices involve compliance with labeling and record keeping requirements and other general controls. Class II devices are subject to performance standards in addition to general controls. A notification must be submitted to the FDA prior to the commercial sale of some Class I and all Class II products. Class II products are subject to fewer restrictions than Class III products on their commercial distribution, such as compliance with general controls and performance standards relating to one or more aspects of the design, manufacturing, testing and performance or other characteristics of the product. Tissue expanders are currently proposed to be classified as Class II devices. The Company's breast implants, silicone intragastric balloon and gastric band system are Class III devices. Class III devices require the FDA's PMA or an FDA Investigational Device Exemption (IDE) before commercial marketing to assure the products' safety and effectiveness.

    On April 10, 1991, the FDA issued a final ruling requiring all manufacturers of silicone gel-filled breast implants to file a PMA application for their version(s) of the product(s) within 90 days after the effective date of the regulation or cease sale and/or distribution of their product(s). The ruling reflects the FDA's discretion to require PMA's for any device which predates the 1976 Medical Device Act. This ruling is also in line with the FDA's stated priorities and Congress' requirement that all Class III devices be submitted to PMA review. In anticipation of this ruling, the Company had, for some time, been gathering the required data, including the results of laboratory, animal and clinical investigation and testing. In July 1991, the Company submitted an application to the FDA in response to the ruling. In November 1991, an FDA advisory panel voted unanimously to recommend that the Company's silicone gel-filled breast implants remain on the market while more data on safety was gathered and evaluated by the agency. While the advisory panel concluded that the original PMA submitted by the Company's McGhan Medical subsidiary had failed to provide sufficient data concerning the safety of the implants, the FDA staff had not provided the panel members with updated and additional test results that had been submitted to the PMA application in late September 1991.

    In January 1992, FDA Commissioner David Kessler requested that all United States silicone breast implant manufacturers stop manufacturing and marketing their silicone gel-filled implants as a voluntary action and that surgeons refrain from implanting the devices in patients pending further review of information relating to the safety of the products. The FDA advisory panel reconvened in February 1992 and after review of the new information, recommended that the gel-filled breast implants remain available for all patients wishing reconstruction following mastectomies and/or to correct severe deformities and, under strictly controlled clinical studies, be available on a limited basis to patients wishing augmentation. On April 16, 1992, the FDA announced that silicone gel-filled breast implants would be available only under controlled clinical studies. Under an Urgent Need protocol, the products would be available immediately to patients requiring completion of reconstructive surgery which was begun prior to the January 1992 moratorium. All patients are required to sign detailed informed consent forms prior to surgery under the Urgent Need program. Under an Adjunct Study Program developed by the FDA, gel-filled implants would also be available to women desiring them for reconstruction, including the correction of severe deformities. As of December 31, 1994, the Company has not been a participant in the Adjunct Study.

    In the ongoing process of compliance with the Medical Device Act, the Company has incurred, and will continue to incur, substantial costs which relate to laboratory and clinical testing of new products, data preparation and filing of documents in the proper outline or format required by the FDA under the Medical Device Act.

    Further, the FDA has published a schedule which permits the data required for PMA applications for saline filled implants to be submitted in phases, beginning with preclinical data that was due in 1995, and ending with final submission of prospective clinical data in 1998. The company has received from the FDA an understanding that the agency will not call for final PMA applications to be submitted prior to September, 1998. The date for submission of PMA applications may be further extended by the FDA. Notwithstanding any such extension, the Company intends to submit its PMA application for saline-filled implants in a timely fashion and is collecting data which will be necessary for this application. However, neither the timing of such PMA application nor its acceptance by the FDA can be assured, irrespective of the time and money that the Company has expended. Should the Company's PMA application for saline filled implants not be filed timely or be denied, it would have a material adverse effect on the Company's operations and financial position. The Company will decide on a product-by-product and subsidiary-by-subsidiary basis whether to respond to any future calls for PMAs and regulatory requirements, requested response or Company action. The cost of any PMA filings is unknown until the call for a PMA occurs and the Company has opportunity to review the filing requirements.

    There can be no assurance that other products under development by the Company will be classified as Class I or Class II products or that additional regulations restricting the sale of its present or proposed products will not be promulgated by the FDA. The Company is not aware of any changes required by the FDA that would be so restrictive as to remove the Company from the marketplace. However, the FDA has significantly restricted the Company's right to manufacture and sell gel-filled breast implants in the United States. As a result, the Company's sales of saline-filled breast implant products increased significantly, and are expected to continue to be the Company's main product for 1997.

    As a manufacturer of medical devices, the Company's manufacturing processes and facilities are subject to continual review by the FDA, responsible state or local agencies such as the California State Department of Health Services and other regulatory agencies to insure compliance with good manufacturing practices and public safety compliance. The Company's manufacturing plants are also subject to regulation by the local Air Pollution Control District and by the Environmental Protection Agency as a user of certain solvents.

GEOGRAPHIC SEGMENT DATA

    A description of the Company's net sales, operating income (loss) and identifiable assets within the following segments: United States, Europe, Asia Pacific and Iberian and Latin America region, is detailed in footnote 13 of the Company's financial statements. The European classification includes the Netherlands, Belgium, United Kingdom, Italy, France and Germany. The Iberian and Latin American classification includes Central America, South America, Mexico, Spain, and Portugal. The Asian-Pacific classification includes Hong Kong, China, Japan, Taiwan, Singapore, Thailand, The Philippines, Korea, Indonesia, India Pakistan, New Zealand and Australia.

EMPLOYEES

    As of July 25, 1997, the Company employed 940 persons: 17 persons were employees of Inamed, 630 persons were employed by various operating subsidiaries within the United States; and 293 persons were employed by the Company in the Europe, Asia-Pacific, and Iberian and Latin America regions engaged in production, marketing and sales functions.

    Except for the manufacturing operation in Ireland, the employees are not represented by a labor union. The Company offers its employees competitive benefits and wages comparable with employees for the type of business and the location/country in which the employment occurs. The Company considers its employee relations to be good throughout its operations.

    On April 1, 1997, the Company announced the resignations of Michael D. Farney as Chief Executive Officer effective on March 31, 1997, and Willem Oost-Lievense as Chief Financial Officer effective on March 19, 1997.

PROPERTIES

    The Company leases a total of 29,531 square feet of office and warehouse space in three locations in Las Vegas, Nevada. The Company's corporate headquarters comprise 4,449 square feet of office space located in a multi-story office building for a current rental rate of $12,389 per month with a lease expiring July 31, 1998 and 9,850 square feet of office space in the same building for a rate of $24,625 per month with the lease expiring December 31, 1997. The Company leases 6,895 square feet of office space in a building adjacent to the corporate headquarters which it subleases to Medisyn Technologies Corporation. The current monthly lease rate is $13,101 with the lease expiring May 31, 2001. The Company leases 7,337 square feet of office and warehouse space in an industrial complex adjacent to the Las Vegas Airport. The current rental rate is $3,155 per month with the lease expiring August 3, 1997. The Company is negotiating to renew this lease for a three year term.

    The Company also leases office and industrial space comprising three buildings with an aggregate of 33,939 square feet in Carpinteria, California. BioEnterics Corporation subleases two buildings totaling 16,700 square feet. The Company has exercised the option to extend the lease term to December, 1997. The current rental rate is $14,908 per month (with cost of living escalation in June of every year). The third building, which has 17,239 square feet, is subleased to CUI Corporation. The current rental rate is $13,081 per month with the lease expiring December 31, 1996.

    McGhan Medical Corporation leases manufacturing facilities in Santa Barbara, California, aggregating 44,800 square feet for $40,613 per month (with cost of living escalations in July of every year). The lease for these buildings expires in 1998, with two one-year options to extend. McGhan Medical Corporation also leases 27,992 square feet of office space in an adjacent building. The lease term expires in July 2005 with a seven year option to extend. The rent is $32,868 per month (with cost of living escalations in January of every year). Additionally, McGhan Medical Corporation leases a total of 24,892 square feet of adjacent office space with a monthly rental of $23,692 and lease terms expiring July 31, 2005 with a five year renewal option. In June 1994, McGhan Medical Corporation entered into a lease for a manufacturing facility aggregating 57,897 square feet with a monthly rental rate of $61,792 (with cost of living escalation in June of every year) expiring in July 2006. In March 1995, McGhan Medical Corporation entered into a lease for office space of 23,697 square feet with a monthly rental rate of $16,356 expiring in April 2000. McGhan Medical Corporation also leases 8,800 square feet of warehouse space for $4,634 per month and lease terms expiring December 1997 with two one year options to extend. In May 1997, McGhan Medical Corporation entered into an additional lease for office space of 3,000 square feet with a monthly rental of $3,450 expiring in January 2001.

    McGhan Limited's and Chamfield Limited's manufacturing facilities are located in Arklow, County Wicklow, Ireland. McGhan Limited leases a 28,000 square foot building from the Ireland IDA at a current annual rate of 86,244 Irish Punts for a term ending in 2017. Chamfield Limited leases a 23,000 square foot building at a current annual rental rate of 74,352 Irish Punts for a term ending in 2029.

    Inamed B.V. in the Netherlands leases 1,639 square meters of office and warehouse space at a quarterly rate of 101,319 guilders (with cost of living escalation in May of each year) for a lease term ending in April 2000. Inamed B.V. also leases 72 square meters of office space in Moscow, Russia for their representative office for a quarterly rental rate of NLG 21,755 with the lease expiring in August 1997.

    Inamed B.V.B.A. leases 220 square meters of office and warehouse space in Turnhout, Belgium at a rate of 28,346 Belgian francs per month (with a cost of living escalation in September of each year) with a lease term expiring in November 1998. The lease includes a renewal option for one year.

    Inamed GmBH rents 286 square meters of office and warehouse space in Dusseldorf, Germany at a rate of 7,150 German marks per month on a five year lease expiring in December 2000. The lease provides for an automatic yearly extension thereafter unless the contract is terminated nine months before renewal date of the lease.

    Inamed S.R.L. rents 460 square meters of office and warehouse space in Verona, Italy for 4,744,370 Italian lira per month with a lease term expiring in August 2000. Inamed S.R.L. also leases 60 square meters of office space in Rome, Italy for 1,669,600 Italian Lira per month with a lease term expiring in August 2000.

    Inamed Ltd. rents 1,550 square feet of office and warehouse space in Wokingham, United Kingdom under a five year lease expiring in July 1999. Under the terms of the lease, payments are made on a quarterly basis. The current rate is L7,875 per quarter.

    Inamed SARL rents 288 square meters of office and warehouse space in Paris, France for an annual rent of 345,825 francs. The lease term is nine years with expiration in December 2004. The first eight months of rent were free, therefore the first rent was due in August of 1996. Rent is paid in quarterly installments in advance.

    Inamed, S.A. rents 950 square meters of office and warehouse space in Barcelona, Spain at a monthly rate of 864,438 pesetas under a lease expiring in February 1998.

    Inamed do Brasil rents 300 square meters of office and warehouse space in Sao Paulo, Brazil at a monthly rate of 2,200 Brazilian real under a lease expiring in March 1998.

    Inamed Mexico, S.A. de C.V. rents office space in Mexico City at a monthly rate of $6,885 plus VAT with the lease expiring May 2002.

    McGhan Medical Asia Pacific, Ltd. rents 400 square feet of office space in Hong Kong at a monthly rate of $5,052 under a lease expiring on January 31, 1998.

    Inamed Medical Group (Japan) rents 155 square meters of office space in Tokyo, Japan at a monthly rate of $3,000 under a lease which is automatically renewed upon expiration.

    The Company believes its facilities and the facilities of its subsidiaries are generally suitable and adequate to accommodate its current operations, and suitable facilities are readily available to accommodate future expansion as necessary.

LEGAL PROCEEDINGS

    In 1987 the Company acquired two health insurance subsidiaries. In 1988 the Company sold both subsidiaries. In 1991, the Company was sued for third party resolution in the amount of $500,000, related to the acquiring company's inability or failure to meet asset deposit requirements of the Illinois Director of Insurance. The Company reached settlement with the Illinois Department of Insurance in February 1993, whereby the Company paid the third party demand of $500,000 for full release.

    In October 1990, the Company's CUI Corporation subsidiary brought action against Mr. Robert Uphoff, a former employee for violation of a contractual non-compete agreement entered into with the Company. A settlement was reached in August of 1992 whereby the Company repurchased common stock acquired by the former employee in exchange for the resolution of all issues and legal proceedings and the elimination of any future Company obligation to the former employee as to the non-compete agreement. The Company made final payment for the stock under this settlement in 1994.

    During 1992 an action against the Company and two of its subsidiaries and Donald K. McGhan was filed in California Superior Court for the County of Santa Barbara (State Court). The Company, through one of its subsidiaries, filed a lawsuit against the plaintiff in the United States District Court for the Central District of California (Federal Court). The State Court action was filed as a contract dispute over an Exclusive License Agreement and the Federal Court action was filed over the same Exclusive License Agreement, but with different issues as subject matter. The State action was settled in April 1993 and discharged as an action with the Plaintiff Agreement remaining in force as written, and the Company's subsidiaries agreed to and complied with the terms as written in the Agreement. No changes were made with the outcome that both of the Company's subsidiaries will comply with the terms of the Agreement, as written, for the subsidiaries' products over the life of the patent. The Federal action was terminated by mutual agreement in 1994.

    In July, 1992, the County of Santa Barbara, California, filed a complaint against the Company's McGhan Medical Corporation subsidiary alleging that MMC supplied false and inaccurate information regarding xylene emissions to the Air Pollution Control District and had engaged in a pattern of unfair business practices by failing to control its emissions. In March 1993, MMC reached a settlement with the County of Santa Barbara Air Pollution Control District. The parties agreed to a settlement to avoid prolonged litigation surrounding alleged emission violations. By entering the agreement, the Company made no admission of wrongdoing but assented to a one time payment of $100,000 and installation of emissions control equipment at MMC's facility. MMC's decision to settle allowed it to allocate the Company's manpower and funds to the installation of the control equipment rather than expending these resources on successful defense against the complaint.

PRODUCT LIABILITY

    Inamed and/or its subsidiaries are defendants in numerous State and Federal court actions and a Federal class action in the United States District Court, Northern District of Alabama, Southern Division, under The Honorable Sam C. Pointer, Jr., Chief Judge U.S. District Court, identified as Breast Implant Products Liability Litigation, Multiple District Litigation No. 926, Master File No. CV 92-P-10000-S ("MDL 926"). One of the federal cases, Lindsey, et al., v. Dow Corning Corp., et al., Civil Action No. CV 94-11558-S was conditionally certified as a class action for purposes of settlements ("MDL Settlement") on behalf of persons having claims against certain manufacturers of breast implants. The alleged factual basis for typical lawsuits include allegations that the plaintiffs' breast implants caused specified ailments including, among others, auto-immune disease, scleroderma, systemic disorders, joint swelling and chronic fatigue.

    A result of the MDL Settlement was the establishment of a Claims Administration Office in Houston, Texas under the direction of Judge Ann Cochran. Class Members who had breast implants prior to June 1993 have registered with the Claims Office. Judge Pointer certified the "Global" Settlement by Final Order and Judgment on September 1, 1994. Subsequently, a preliminary review of claims produced projected payouts greater than the amounts the breast implant manufacturers had agreed to pay. On May 15, 1995, Dow Corning Corp., formerly one of the manufacturers and a significant contributor to the Global Settlement fund, filed for federal bankruptcy protection because of lawsuits over the devices.

    On December 29, 1995, the Company entered into an agreement with the MDL 926 Settlement Class Counsel and certain other defendants that is now identified as the "Bristol, Baxter, 3M, McGhan & Union Carbide Revised Breast Implant Settlement Program" ("Revised Settlement"). The Revised Settlement provides a procedure to resolve claims of current claimants and ongoing claimants who are registered with the Claims Office.

    Due to the nature of the Revised Settlement which allowed ongoing registrations, "opt-ins", as well as a limited potential for claimants, during the life of the program, to opt-out of the Revised Settlement ("opt-outs"), the aggregate dollar amount to be received by the class of claimants under the Revised Settlement has not been fully ascertained.

    The Revised Settlement is an approved-claims based settlement. Therefore, to project a range of the potential cost of the Revised Settlement, the parties utilized a court-sponsored sample of claimants' registrations and claims filed through the MDL 926 Settlement Claims Office against all defendants and assumed approval of 100 percent of the claims as initially submitted. Although adequate for negotiation purposes, the sample is unsatisfactory for the purposes of determining an aggregate dollar liability for accounting purposes because the processing of current claims is not complete, the process of ongoing claims will continue for fifteen years, and the Settlement is subject to opt-ins and opt-outs.

    The following is a recap of the certain events involving the Company's product liability issues relating to silicone gel breast implants which the Company manufactures and markets.

    The claims in Silicone Gel Breast Implant Products Liability Litigation MDL 926 are for general and punitive damages relating to physical and mental injuries allegedly sustained as a result of silicone gel breast implants produced by the Company. Although the amount of claims asserted against the Company is not readily determinable, the Company believes that the stated amount of claims substantially exceeds provisions made in the Company's consolidated financial statements. The Company has been a defendant in substantial litigation related to breast implants which have adversely affected the liquidity and financial condition of the Company. This raises substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from this uncertainty.

    On June 25, 1992 the judicial panel on multi-district litigation in re:
Silicone Gel Breast Implant Products Liability Litigation consolidated all federal breast implant cases for discovery purposes in Federal District Court for the Northern District of Alabama under the multi-district litigation rules. Several U.S.-based manufacturers negotiated a settlement with the Plaintiffs' Negotiating Committee ("PNC"), and on March 29, 1994 filed a Proposed Non-Mandatory Class Action Settlement in the Silicone Breast Implant Products Liability (the "Settlement Agreement") providing for settlement of the claims as to the class (the "Settlement") as described in the Settlement Agreement. The Settlement Agreement, upon approval, would have provided resolution of any existing or future claims, including claims for injuries not yet known, under any Federal or State law, from any claimant who received a silicone breast implant prior to June 1, 1993.

    The Company was not originally a party to the Settlement Agreement. However, on April 8, 1994 the Company and the PNC reached an agreement which would join the Company into the Settlement. The agreement reached between the Company and the PNC added great value to the Settlement by enabling all plaintiffs and U.S. based manufacturers to participate in the Settlement, and facilitating the negotiation of individual contributions by the Company, Minnesota Mining and Manufacturing Company ("3M"), and Union Carbide Corporation which total more than $440 million.

    A fairness hearing for the non-mandatory class was held before Judge Pointer on August 18, 1994. On September 1, 1994, Judge Pointer gave final approval to the non-mandatory class action settlement. The deadline for plaintiffs to enter the Settlement was March 1, 1995.

    Under the terms of the Settlement Agreement, the parties stipulated and agreed that all claims of the Settlement Class against the Company regarding breast implants and breast implant materials would be fully and finally settled and resolved on the terms and conditions set forth in the Settlement Agreement.

    Under the terms of the Settlement Agreement, the Company would have paid $1 million to the Settlement fund for each of 25 years starting three years after Settlement approval by the Court. The Settlement was approved by the court on September 1, 1994. The Company recorded a pre-tax charge of $9.1 million in October of 1994. The charge represents the present value (discounted at 8%) of the Company's settlement of $25 million over a payment period of 25 years, $1 million per year starting three years from the date of Settlement approval.

    Under the Settlement, $1.2 billion had been provided for "current claims" (disease compensation claims). In May 1995, Judge Pointer completed a preliminary review of current claims against all Settlement defendants which had been filed as of September 1994, in compliance with deadlines set by the court. Judge Pointer determined that based on the preliminary review, projected amounts of eligible current claims appeared to exceed the $1.2 billion provided by the Settlement. Discrete information as to each defendant was not made available by the court and the Company is not aware of any information from such findings that would affect the Company's $9.1 million accrual. The Settlement provided that in the event of such over subscription, the amounts to be paid to eligible current claimants would be reduced and claimants would have a right to "opt-out" of the Settlement at that time.

    On October 1, 1995, Judge Pointer finalized details of a scaled-back breast implant injury settlement involving defendants Bristol-Myers Squibb, Baxter International, and 3M, allowing plaintiffs to reject this settlement and file their own lawsuits if they believe payments are too low. On November 14, 1995, McGhan Medical and Union Carbide were added to this list of settling defendants to achieve the "Bristol, Baxter, 3M, McGhan & Union Carbide Revised Settlement Program" (the "Revised Settlement Program"). With respect to the parties thereto, the Revised Settlement Program incorporated and superseded the Settlement. The Revised Settlement Program does not fix the liability of any defendants, but established fixed benefit amounts for qualifying claims. The Company's obligations under the Revised Settlement are cancellable if the Revised Settlement is disapproved on appeal.

    The Company recorded a pre-tax charge of $23.4 million in the third quarter of 1995. The charge represented the present value (discounted at 8%) of the maximum additional amount that the Company then estimated it might be required to contribute to the Revised Settlement Program--$50 million over a 15-year period based on a claims-made and processed basis. Due to the uncertainty of ultimate resolution and acceptance of the Revised Settlement Program by the registrants, claimants and plaintiffs, and the lack of information related to the substance of the claims, the Company reversed this charge at year-end 1995 for the third quarter of 1995.

    At December 31, 1996, the Company's reasonable estimate of its liability to fund the Revised Settlement Program was a range between $9.1 million, the original accrual as noted above, and the discounted present value of the $50 million aggregate the Company estimated it might have been required to contribute under the Revised Settlement Program. Again, due to the uncertainty of the ultimate resolution and acceptance of the Revised Settlement Program by the registrants, claimants and plaintiffs (which acceptance and participation is necessary for any contributions under the Revised Settlement Program) and the limited and changing information related to the claims, no precise estimate of the possible additional loss or range of loss can be made and, consequently, the financial statements do not reflect any additional provision for the litigation settlement. However, preliminary information obtained prior to July 31, 1997 date of this Filing, concerning claims and options filed under the Revised Settlement indicates that the range of costs to the Company of its contribution, while likely to exceed $9.1 million, will be substantially less than $50 million. This preliminary information suggests that the cost for current claims, which will be payable after the conclusion of all appeals relating to the Revised Settlement, is not likely to exceed $16 million. This estimate may change as further information is obtained. The additional cost for ongoing claims payable over the 15-year life of the program is still unknown, but is capped at approximately $6 million under the terms of the Revised Settlement.

    The Company has entered into a Settlement Agreement with health care providers pursuant to which the Company is required to pay, on or before December 17, 1996, or after the conclusions of any and all disapproved appeals, $1 million into the MDL Settlement Funds (the "Fund") to be administered by Edgar C. Gentle, III, Esq. ("the Fund Agent"). The charge for settlement will be applied against the $9.1 million accrual previously established by the Company. The Company, in the spirit of the Revised Settlement Program, also contributed $600,000 in 1996 and $300,000 in 1997 to the claims administration management for the settlement.

    The Company has opposed the plaintiffs' claims in these complaints and other similar actions, and continues to deny any wrongdoing or liability to the plaintiffs of any kind. However, the extensive burdens and expensive litigation the Company would continue to incur related to these matters prompted the Company to work toward and enter into the Settlement which insures a more satisfactory method of resolving claims of women who have received the Company's breast implants.

    Management's commitment to the Revised Settlement Program does not alter the Company's need for complete resolution sought under a mandatory ("non-opt-out") settlement class (the "Mandatory Class") or other acceptable settlement resolution. In 1994, the Company petitioned the United States District Court, Northern District of Alabama, Southern Division, for certification of a Mandatory Class under the provisions of the Federal Rules of Civil Procedure. Since that time, the Company has been in negotiation with the plaintiffs concerning an updated mandatory settlement class or other acceptable resolution. On July 1, 1996, the Company filed an appearance of counsel and status report on the Inamed Mandatory Class application to the United States District Court, Northern District of Alabama, Southern Division, Chief Honorable Judge Samuel C. Pointer, Jr. There can be no assurance that the Company will receive Mandatory Class certification or other acceptable settlement resolution.

    If the Mandatory Class is not certified, the Company will continue to be a party to the Revised Settlement Program. However, if the Company fails to meet its obligations under the program, parties in the program will be able to reinstate litigation against the Company. In addition, the Company will continue to be subject to further potential litigation from persons who are not provided for in the Revised Settlement Program and who opt out of the Revised Settlement Program. The number of such persons and the outcome of any ensuing litigation is uncertain. Failure of the Mandatory Class to be certified, absent other acceptable settlement resolution, is expected to have a material adverse effect on the Company.

    The Company was a defendant with 3M in a case involving three plaintiffs in Houston, Texas, in March 1994, in which the jury awarded the plaintiffs $15 million in punitive damages and $12.9 million in damages plus fees and costs. However, the matter was resolved in March 1995 resulting in no financial responsibility on the part of the Company.

    In connection with 3M's 1984 divestiture of the breast implant business now operated by the Company's subsidiary, McGahn Medical Corporation, 3M has a potential claim for contractual indemnity for 3M's litigation costs arising out of the silicone breast implant litigation. The potential claim vastly exceeds the Company's net worth. To date, 3M has not sought to enforce such an indemnity claim. As part of its efforts to resolve potential breast implant litigation liability, the Company has discussed with 3M the possibility of resolving the indemnity claim as part of the overall efforts for global resolution of the Company's potential liabilities. Because of the uncertain nature of such an indemnity claim, the financial statements do not reflect any additional provision for such a claim.

    In October 1995, the Federal District Court for the Eastern District of Missouri entered a $10 million default judgment against a subsidiary of the Company arising out of a plaintiff's claim that she was injured by certain breast implants allegedly manufactured by the subsidiary. The Company did not become aware of the lawsuit until November 1996, due to improper service. Plaintiff's attorney waited over one year to notify the Company that a default judgement had been entered. Plaintiff's attorney refused to voluntarily set aside the judgement, although it is clear from the allegations of the complaint that plaintiff sued the wrong entity, since neither the named subsidiary, the Company, nor any of its other subsidiaries manufactured the device. The Company has moved to have this judgment set aside. The Company has not made any adjustment in its 1996 financial reports to reflect this judgment.

    The cost of the foregoing litigation has adversely affected the Company's financial position, results of operations and cash flows. Management believes that the Company may not continue as a going concern if its efforts to resolve the breast implant litigation are not successful. Although management is optimistic that the Mandatory Class will be approved by the Court, there can be no assurances that this outcome will be achieved.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth the names of the directors and executive officers of the Company as of July 31, 1997, together with their ages and positions. Donald K. McGhan, Chairman of the Board and Chief Executive Officer, is the father of Jim J. McGhan, President and Director. There are no other family relationships among these directors and officers.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Donald K. McGhan.....................................          63   Chairman of the Board and Chief Executive Officer
Jim J. McGhan........................................          44   President, Director
Jeffrey J. Barber....................................          38   Executive Vice President, Marketing & Corporate
                                                                     Development
Harrison E. Bull.....................................          57   Director
Richard Wm. Talley...................................          54   Director
John E. Williams, M.D................................          76   Director

    DONALD K. MCGHAN. Mr. McGhan has served as Chairman of the Board of Inamed since October 1985 and President of Inamed from January 1987 to March 1997. He served as Chief Executive Officer of Inamed from April 1987 until June 1992 and is again serving as Chief Executive Officer effective March 1997. He is also Chairman of the Board of McGhan Medical Corporation, Inamed Development Company, BioEnterics Corporation, Biodermis Corporation, Bioplexus Corporation, Flowmatrix Corporation, Medisyn Technologies Corporation, McGhan Limited, Inamed B.V., Inamed B.V.B.A., Inamed GmbH., Inamed S.R.L., INAMED Ltd., INAMED, S.A., Inamed S.A.R.L., Inamed Japan, and Inamed Medical Group (Japan).

    JIM J. MCGHAN. Mr. McGhan has served as President and Director of Inamed since March 31, 1997. He is also Chief Executive Officer and Director of McGhan Medical Corporation, General Manager of Inamed Development Company, and President and Director of BioEnterics Corporation. He is a director of Inamed Japan, Inamed Medical Group (Japan), McGhan Medical Asia/Pacific Ltd., McGhan Medical Mexico, S.A. de C.V., BioEnterics L.A., S.A. de C.V. and McGhan Limited. Mr. McGhan also served as President of McGhan Medical Corporation from August 1992 to April 1996.

    JEFFREY J. BARBER. Mr. Barber has served as Executive Vice President and Director of Corporate Development for Inamed since March 31, 1997. Mr. Barber is also a Director of McGhan Medical Asia/ Pacific Ltd., McGhan Medical Mexico, S.A. de C.V. and BioEnterics LA., S.A. de C.V. Beginning in 1996, Mr. Barber served the Company as Vice President responsible for marketing, business development and international development. Prior to this position, Mr. Barber was the Vice President of Business Development of McGhan Medical Corporation and the Vice President of Marketing for McGhan Medical Corporation. Prior to his employment with the Company, Mr. Barber held positions with Chiron Corporation from 1987 to 1992 and Baxter Healthcare, Inc. from 1982 to 1987.

    HARRISON E. BULL. Mr. Bull has served as a Director of Inamed since March 31, 1997. Mr. Bull is the senior partner of the law firm of Bull, Cohn and Associates. The firm was established in 1974 and was originally known as Harrison Bull and Associates until the name was changed in 1989. The firm is primarily a general practice law firm in Santa Barbara, California, with general emphasis on civil litigation. Mr. Bull has been a member of the Florida Bar since 1973, the California Bar since 1974 and is a member of the American Bar Association. Mr. Bull was admitted to practice before the Supreme Court of the United States in 1984.

    RICHARD WM. TALLEY. Mr. Talley has served as a Director of Inamed since March 31, 1997. Mr. Talley is currently with Talley, King & Co., a licensed broker-dealer specializing in private placement transactions, which he founded in 1993. Prior to that, he founded Talley, McNeil & Tormey, Inc., a regionally focused investment bank, which merged in 1990 into a larger investment banking firm in Irvine, California. Prior to that, he founded the Santa Barbara office of Shearson Lehman Brothers and managed that location until the merger with American Express Corporation.

    JOHN E. WILLIAMS, M.D. Dr. Williams has served as a Director of Inamed since March 31, 1997. Dr. Williams is a plastic surgeon and has had his own practice since 1962. He specializes in aesthetic surgery. Dr. Williams has offices in Beverly Hills, California and Rancho Mirage, California. He is a Diplomate of the American Board of Plastic Surgery and is a Fellow of the American College of Surgeons. He is a member of the American Society of Plastic and Reconstructive Surgeons and the American Society of Aesthetic Plastic Surgeons. He holds memberships in state, national and international plastic surgery societies and is a member of the American Medical Association and the Los Angeles County Medical Association.

COMPENSATION COMMITTEE

    The Company established a Compensation Committee of the Board of Directors in March 1997 consisting of the three outside Directors: Messrs. Bull and Talley and Dr. Williams.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation earned by the Company's Chief Executive Officer and each of the other most highly compensated executive officers of the Company (collectively, the "Named Officer") whose aggregate cash compensation exceeded $100,000 for services rendered in all capacities to the Company during 1994, 1995 and 1996:

                                                                    ANNUAL COMPENSATION
                                                       ----------------------------------------------
                                                                                        OTHER ANNUAL     ALL OTHER
                                                         YEAR      SALARY      BONUS    COMPENSATION   COMPENSATION
                                                       ---------  ---------  ---------  -------------  -------------

Donald K. McGhan ....................................       1996  $   6,427     --           --             32,994
  Chairman and Chief Executive Officer                      1995    299,676     --           --             --
                                                            1994    253,187     --           --             --

Michael D.Farney(1) .................................       1996    225,000     --           --             19,302
  Chief Executive Officer and Secretary                     1995    245,165    714,227       --             --
                                                            1994    207,354                  --             --

Willem Oost-Lievense(2) .............................       1996    169,231     30,000       --             40,462
  Chief Financial Officer                                   1995     --         --           --             --
                                                            1994     --         --           --             --

Gerald L. Ehrens(3) .................................       1996     --         --           --             --
  Chief Operating Officer                                   1995     --         --           --             --
                                                            1994    141,795     --           --             --

------------------------

(1) Mr. Farney resigned as Chief Executive Officer and Secretary of the Company as of March 31, 1997.

(2) Mr. Oost-Lievense commenced employment with the Company on April 17, 1996 and left the Company on March 19, 1997.

(3) Mr. Ehrens commenced employment with the Company on May 1, 1992, and terminated employment with the Company in September of 1994.

(4) Fringe benefits including automobile allowance and group term insurance.

    No stock options or stock appreciation rights were granted to Named Officers during 1994, 1995 or 1996. No stock options were exercised by Named Officers in 1996 and at December 31, 1996 no stock options were held by Named Officers.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

    The Company has not entered into employment agreements with any of its Named Officers that exceed total compensation of $100,000.

STOCK OPTION PLANS

    In 1984, McGhan Medical Corporation adopted an incentive stock option plan (the "1984 Plan"). Under the terms of the 1984 Plan, 100,000 shares of Common Stock were reserved for issuance to key employees at prices not less than the market value of the stock at the date the option is granted. In 1985, INAMED Corporation agreed to substitute options to purchase its shares (on a two-for-one basis) for those of McGhan Medical Corporation. No options were granted under the 1984 Plan during 1996.

    In 1986, the Company adopted an incentive and nonstatutory stock option plan (the "1986 Plan"). Under the terms of the 1986 Plan, 300,000 shares of Common Stock have been reserved for issuance to key employees. During 1996, 28,500 options were granted under the 1986 Plan.

STOCK AWARD PLAN

    In 1987, the Board of Directors adopted a stock award plan (the "1987 Plan") whereby 300,000 shares of the Company's Common Stock were reserved for issuance to selected employees of the Company. The 1987 Plan was adopted to further the Company's growth, development and financial success by providing additional incentives to employees by rewarding them for their performance and providing them the opportunity to become owners of Common Stock of the Company, and thus to benefit directly from its growth, development and financial success. Shares are awarded under the 1987 Plan to employees as selected by a committee appointed by the Board of Directors to administer the 1987 Plan. Stock awards under the 1987 Plan totaling 180,388 have been granted as of December 31, 1996.

STOCK APPRECIATION RIGHTS PLAN

    The Company has approved a stock appreciation rights (SAR) plan whereby key employees may be issued cash or common stock based on the increase in the stock value. The SAR plan was adopted in 1988 by the Board of Directors. As of December 31, 1992, 500,000 shares had been granted under the SAR plan. At December 31, 1996 and during the year then ended, there were no SARs outstanding.

                              CERTAIN TRANSACTIONS

    As of December 31, 1996, the Company held a note receivable from McGhan Management Corporation, a Nevada corporation, in the amount of $203,834. Such note had an annual interest rate of 10.5%. Donald K. McGhan, Chairman and Chief Executive Officer of the Company, and his wife are the majority shareholders of McGhan Management Corporation. The note has since been paid in its entirety.

    Included in general and administration expense on the income statement is $1.2 million in aircraft rental expenses paid to a company that is controlled by the family of Donald K. McGhan, Chairman and Chief Executive Officer of the Company. No signed contract exists and the Company is billed based on actual usage by the Company and/or its wholly owned subsidiaries.

    Included in assets in 1995 is an unsecured note receivable from Michael D. Farney, Chief Executive Officer and Chief Financial Officer of the Company. This receivable approximated $386,000 as of December 31, 1995. The note bears interest at 9.5% per annum and was due in June 1996. The note was primarily for various personal activities. On March 4, 1996, the officer paid the balance of the note in full.

    Included in liabilities in 1995 are notes payable to McGhan Management Corporation, a Nevada corporation, and Donald K. McGhan, Chairman and President of the Company. These notes payable approximated $1,209,000 as of December 31, 1995. The notes bear interest at prime plus 2% per annum (10.5% per annum at December 31, 1995) and were due June 30, 1996, or on demand. The Company paid the balance of these notes in full on January 25, 1996. Also included in liabilities in 1995 is a note payable of approximately $550,000 to an officer of Inamed, S.A. in connection with the Company's acquisition of this subsidiary. Final payment on this note was made on February 6, 1996.

    During 1992, the Company entered into a rental arrangement with Star America Corp., a Nevada corporation, of which Michael D. Farney, former Chief Executive Officer and former Chief Financial Officer of the Company, is the only Director and Officer for rental of a Beachcraft BE2000 Starship to provide air transportation for corporate purposes. The minimum rental through December 31, 1993 was $95,000 per month. In January 1994 this rent was renegotiated to a month-to-month arrangement with a monthly rent of $74,000 during 1994. Rent expense for 1995 and 1994 was $900,000 and $888,000 respectively. In February 1995, the Company received a credit voucher from Star America Corporation for $800,000. This amount represented payments made during 1994 in excess of actual rent agreement. At December 31, 1995, the credit voucher had an outstanding balance of $107,670. This balance was paid to the Company on March 11, 1996. The rental arrangement with Star America Corp. was terminated effective December 31, 1995.

                     PRINCIPAL AND SELLING SECURITYHOLDERS

    The following table sets forth information as to the shares of Common Stock owned as of July 14, 1997 and as adjusted to reflect the sale of the Securities offered hereby, by (i) each person who, insofar as the Company has been able to ascertain, beneficially owned more than five percent of the outstanding common stock of the Company, (ii) each of the Company's executive officers and directors, (iii) the Selling Securityholders and (iv) all the directors and officers as a group. Unless otherwise indicated in the footnotes following the table and subject to community property laws where applicable, the person(s) as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned.

                                     NUMBER OF   BENEFICIAL OWNERSHIP OF COMMON                   BENEFICIAL OWNERSHIP OF COMMON
                                     WARRANTS
                                     HELD AND      STOCK PRIOR TO OFFERING(2)        WARRANT          STOCK AFTER OFFERING(5)
                                       BEING     -------------------------------   SHARES BEING   -------------------------------
BENEFICIAL OWNER                     OFFERED(1)        NUMBER            PERCENT    OFFERED(3)          NUMBER            PERCENT
-----------------------------------  ---------   ------------------      -------   ------------   ------------------      -------
Donald K. McGhan...................     --                1,285,354(4)      15.2%     --                   1,285,354(1)      15.2%

Chancellor LGT Asset Management....     --                  874,200         10.4%     --                     874,200         10.4%

Appaloosa Management LP............     --                  834,800          9.9%     --                     834,800          9.9%

Fir Tree Value Fund, L.P...........   128,571               377,922(6)       4.3%    128,571                 249,351(7)       2.9%

Palomino Fund, Ltd.................   437,309             1,285,423(8)      13.2%    437,309                 848,114(9)       9.1%

Ferd, L.P..........................   123,439               362,837(10)      4.1%    123,439                 239,397(11)      2.8%

Appaloosa Investment Limited
Partnership I......................   537,466             1,579,825(12)     15.8%    537,466               1,042,358(13)     11.8%

Anaconda Opportunity Fund..........    26,786                78,734(14)        *      26,786                  51,948(15)        *

Atticus Partners...................    26,786                78,734(16)        *      26,786                  51,948(17)        *

L.D. and T.A. Blatt................     5,357                15,747(18)        *       5,357                  10,390(19)        *

Fir Tree Value Partners, LDC.......    32,143                94,481(20)      1.1%     32,143                  62,338(21)        *

Glen Rock Partners, L.P............    48,214               141,721(22)      1.7%     48,214                  93,507(23)      1.1%

IMED Investors, LLC................    72,857               214,156(24)      2.5%     72,857                 141,299(25)      1.6%

International Integrated Industries
LLC................................     8,036                23,620(26)        *       8,036                  15,584(27)        *

Little Wing, LP....................    18,750                55,114(28)        *      18,750                  36,364(29)        *

Roger Miles........................     5,357                15,747(30)        *       5,357                  10,390(31)        *

GSAM Oracle Fund...................   135,000               396,818(32)      4.5%    135,000                 261,818(33)      3.0%

Oracle Institutional Partners,
LP.................................    26,250                77,159(34)        *      26,250                  50,909(35)        *

Oracle Partners, LP................   168,750               496,023(36)      5.5%    168,750                 327,273(37)      3.7%

Quasar International Partners,
CV.................................    45,000               132,273(38)      1.5%     45,000                  87,273(39)      1.0%

------------------------

*   Less than one percent.

(1) Assumes the offer and sale by the Selling Securityholders of all Warrants held and offered by such Selling Securityholders.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, including the Warrants, held by that person that are currently exercisable or become exercisable within 60 days following July 31, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder's name.

 (3) Assumes exercise of all Warrants into shares of Common Stock at the current exercise price as of the date of this Prospectus.

 (4) Includes 207,310 shares of Common Stock owned by Shirley M. McGhan, the wife of Donald K. McGhan, as to which Mr. McGhan disclaims beneficial ownership; 107,985 shares owned by a corporation of which Mr. McGhan is the chairman; 197,280 shares owned by a limited partnership of which Mr. McGhan is the general partner; and 137,175 shares owned by a limited liability corporation of which Mr. McGhan is the managing member.

 (5) Assumes the exercise of all Warrants and the sale of all Warrant Shares received upon such exercise.

 (6) Consists of (i) 128,571 shares issuable upon the exercise of the 128,571 Warrants held by Fir Tree Value Fund, L.P. and (ii) 249,341 shares issuable upon conversion of $1,371,428.57 of 11% Secured Convertible Notes due 1999 (the "Notes") held by Fir Tree Value Fund, L.P. at a conversion rate of $5.50 per share.

 (7) Consists of 249,341 shares issuable upon conversion of $1,371,428.57 of Notes held by Fir Tree Value Fund, L.P. at a conversion rate of $5.50 per share.

 (8) Consists of (i) 437,309 shares issuable upon the exercise of the 437,309 Warrants held by Palomino Fund, L.P. and (ii) 848,114 shares issuable upon conversion of $4,664,628.57 of Notes held by Palomino Fund, L.P. at a conversion rate of $5.50 per share.

 (9) Consists of 848,114 shares issuable upon conversion of $4,664,628.57 of Notes held by Palomino Fund, L.P. at a conversion rate of $5.50 per share.

(10) Consists of (i) 123,439 shares issuable upon the exercise of the 123,439 Warrants held by Ferd, L.P. and (ii) 239,397 shares issuable upon conversion of $1,316,685.71 of Notes held by Ferd, L.P. at a conversion rate of $5.50 per share.

(11) Consists of 239,397 shares issuable upon conversion of $1,316,685.71 of Notes held by Ferd, L.P. at a conversion rate of $5.50 per share.

(12) Consists of (i) 537,466 shares issuable upon the exercise of the 537,466 Warrants held by Appaloosa Investment Limited Partnership I and (ii) 1,042,358 shares issuable upon conversion of $5,732,971.43 of Notes held by Appaloosa Investment Limited Partnership I at a conversion rate of $5.50 per share.

(13) Consists of 1,042,358 shares issuable upon conversion of $5,732,971.43 of Notes held by Appaloosa Investment Limited Partnership I at a conversion rate of $5.50 per share.

(14) Consists of (i) 26,786 shares issuable upon the exercise of the 26,786 Warrants held by Anaconda Opportunity Fund and (ii) 51,948 shares issuable upon conversion of $285,714.2943 of Notes held by Anaconda Opportunity Fund at a conversion rate of $5.50 per share.

(15) Consists of 51,948 shares issuable upon conversion of $285,714.2943 of Notes held by Anaconda Opportunity Fund at a conversion rate of $5.50 per share.

(16) Consists of (i) 26,786 shares issuable upon the exercise of the 26,786 Warrants held by Atticus Partners and (ii) 51,948 shares issuable upon conversion of $285,714.2943 of Notes held by Atticus Partners at a conversion rate of $5.50 per share.

(17) Consists of 51,948 shares issuable upon conversion of $285,714.2943 of Notes held by Atticus Partners at a conversion rate of $5.50 per share.

(18) Consists of (i) 5,357 shares issuable upon the exercise of the 5,357 Warrants held by L.D. and T.A. Blatt and (ii) 10,390 shares issuable upon conversion of $57,142.86 of Notes held by L.D. and T.A. Blatt at a conversion rate of $5.50 per share.

(19) Consists of 10,390 shares issuable upon conversion of $57,142.86 of Notes held by L.D. and T.A. Blatt at a conversion rate of $5.50 per share.

(20) Consists of (i) 32,143 shares issuable upon the exercise of the 32,143 Warrants held by Fir Tree Value Partners, LDC and (ii) 62,338 shares issuable upon conversion of $342,857.14 of Notes held by Fir Tree Value Partners, LDC at a conversion rate of $5.50 per share.

(21) Consists of 62,338 shares issuable upon conversion of $342,857.14 of Notes held by Fir Tree Value Partners, LDC at a conversion rate of $5.50 per share.

(22) Consists of (i) 48,214 shares issuable upon the exercise of the 48,214 Warrants held by Glen Rock Partners, L.P. and (ii) 93,507 shares issuable upon conversion of $514,285.71 of Notes held by Glen Rock Partners, L.P. at a conversion rate of $5.50 per share.

(23) Consists of 93,507 shares issuable upon conversion of $514,285.71 of Notes held by Glen Rock Partners, L.P. at a conversion rate of $5.50 per share.

(24) Consists of (i) 72,857 shares issuable upon the exercise of the 72,857 Warrants held by IMED Investors, LLC and (ii) 141,299 shares issuable upon conversion of $777,142.86 of Notes held by IMED Investors, LLC at a conversion rate of $5.50 per share.

(25) Consists of 141,299 shares issuable upon conversion of $777,142.86 of Notes held by IMED Investors, LLC at a conversion rate of $5.50 per share.

(26) Consists of (i) 8,036 shares issuable upon the exercise of the 8,036 Warrants held by International Integrated Industries, LLC and (ii) 15,584 shares issuable upon conversion of $85,714.29 of Notes held by International Integrated Industries, LLC at a conversion rate of $5.50 per share.

(27) Consists of 15,584 shares issuable upon conversion of $85,714.29 of Notes held by International Integrated Industries, LLC at a conversion rate of $5.50 per share.

(28) Consists of (i) 18,750 shares issuable upon the exercise of the 18,750 Warrants held by Little Wing, LP and (ii) 36,364 shares issuable upon conversion of $200,000.00 of Notes held by Little Wing, LP at a conversion rate of $5.50 per share.

(29) Consists of 36,364 shares issuable upon conversion of $200,000.00 of Notes held by Little Wing, LP at a conversion rate of $5.50 per share.

(30) Consists of (i) 5,357 shares issuable upon the exercise of the 5,357 Warrants held by Roger Miles and (ii) 10,390 shares issuable upon conversion of $57,142.86 of Notes held by Roger Miles at a conversion rate of $5.50 per share.

(31) Consists of 10,390 shares issuable upon conversion of $57,142.86 of Notes held by Roger Miles at a conversion rate of $5.50 per share.

(32) Consists of (i) 135,000 shares issuable upon the exercise of the 135,000 Warrants held by GSAM Oracle Fund and (ii) 261,818 shares issuable upon conversion of $1,440,000.00 of Notes held by GSAM Oracle Fund at a conversion rate of $5.50 per share.

(33) Consists of 261,818 shares issuable upon conversion of $1,440,000.00 of Notes GSAM Oracle Fund at a conversion rate of $5.50 per share.

(34) Consists of (i) 26,250 shares issuable upon the exercise of the 26,250 Warrants held by Oracle Institutional Partners, LP and (ii) 50,909 shares issuable upon conversion of $280,000.00 of Notes held by Oracle Institutional Partners, LP at a conversion rate of $5.50 per share.

(35) Consists of 50,909 shares issuable upon conversion of $280,000.00 of Notes held by Oracle Institutional Partners, LP at a conversion rate of $5.50 per share.

(36) Consists of (i) 168,750 shares issuable upon the exercise of the 168,750 Warrants held by Oracle Partners, LP and (ii) 327,273 shares issuable upon conversion of $1,800,000.00 of Notes held by Oracle Partners, LP at a conversion rate of $5.50 per share.

(37) Consists of 327,273 shares issuable upon conversion of $1,800,000.00 of Notes held by Oracle Partners, LP at a conversion rate of $5.50 per share.

(38) Consists of (i) 45,000 shares issuable upon the exercise of the 45,000 Warrants held by Quasar International Partners, CV and (ii) 87,273 shares issuable upon conversion of $480,000.00 of Notes held by Quasar International Partners, CV at a conversion rate of $5.50 per share.

(39) Consists of 87,273 shares issuable upon conversion of $480,000.00 of Notes held by Quasar International Partners, CV at a conversion rate of $5.50 per share.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    The Company is authorized to issue up to 20,000,000 shares of Common Stock, $.01 par value. As of July 31, 1997, there were 8,444,666 shares of Common Stock outstanding, held of record by 853 shareholders. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders, except that, upon giving notice required by law, shareholders may cumulate their votes in the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding senior securities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, when issued, validly issued, fully paid and non-assessable.

    Assuming exercise of all of the Warrants offered hereby, 10,290,737 shares of Common Stock will be issued and outstanding.

WARRANTS

    GENERAL. The following is a brief summary of certain provisions of the Warrants offered hereby. Such summary does not purport to be complete and is qualified in all respects by reference to the actual terms and provisions of the Warrant Agreement between the Company and U.S. Stock Transfer Company (the "Transfer Agent and Registrar"). A copy of the Warrant Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

    EXERCISE PRICE AND TERMS. Each Warrant entitles the holder thereof to purchase at any time until March 31, 2000, one share of Common Stock at a price of $8.00, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer Agent and Registrar, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Warrants may be exercised in whole or in part at the applicable exercise price at any time prior to expiration of the Warrants. No fractional shares will be issued upon exercise of the Warrants.

    The exercise price of the Warrants bears no relation to any objective criteria of value, and should in no event be regarded as an indication of any future market price of the securities offered hereby.

    ADJUSTMENTS. The exercise price and number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations and reclassification of the Common Stock, or certain sales by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the then applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of the Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable Securityholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by the holder of the Warrant. No adjustment will be made until the cumulative adjustments in the exercise price per share is one percent or more.

    From and after (a) the earlier of (i) the issuance by the United States District Court, Northern District of Alabama, Southern Division (or any successor court with jurisdiction over such litigation), of a Final Order (as defined in the Indenture governing the Notes) certifying the Company's Mandatory (non-"opt-out" Limited Fund) Class under Rule 23(b)(1)(B) of the Federal Rules of Civil Procedure or (ii) the date on which the order (the "Order") approving the Baxter, Bristol-Myers, 3M, McGhan and Union Carbide Revised Settlement Program has become "Final" within the meaning of the Order and ninety seven percent (97%) of the "Current Claimants", as defined in the Order, as of the date of this Agreement, have settled under the terms of the Revised Settlement Program and/or settled with the Company in whatever way is determined by the Board of Directors of the Company to be in the best interest of the Company, and (b) after the occurrence of the earlier of the events described in the preceding clause (a), the closing volume weighted average trading price of the Common Stock, as reported on the Bloomberg Nasdaq Market Reporting System (or any successor thereto), shall average $10.00 or more per share for twenty (20) consecutive trading days or more, the Company shall have the right to redeem the Warrants at a redemption price of $.01 per Warrant.

    With respect to any redemption, the Company shall mail by first class mail, postage prepaid, not later than 30 days prior to the date set for redemption (the "Redemption Date"), a notice of redemption to each securityholder whose Warrants are to be redeemed, and shall deliver a copy of such notice to the warrant agent.

    The notice shall identify the Warrants to be redeemed and shall state: (1) the Redemption Date; (2) the portion of the number of whole Warrant Shares issuable upon exercise of such Warrant to be redeemed and that, after the Redemption Date, upon surrender of such Warrant certificate, a new Warrant certificate or certificates evidencing the unredeemed Warrant or Warrants that will be issued; (3) the name and address of any paying agent, if other than the warrant agent; (4) that the Warrant certificates called for redemption must be surrendered to the paying agent or the Warrant agent, as applicable, to collect the redemption price; (5) that the right to exercise the Warrants called for redemption ceases on and after the Redemption Date; (6) that such holder may elect to exercise such Warrant at any time prior to the Redemption Date by following the procedures set forth in the Warrant Agreement for exercise, including surrendering such Warrant certificates with duly signed elections for exercise and payment of the exercise price, prior to such date; and (7) that payments upon presentation of Warrant certificates shall be made as soon as practicable after presentation to the warrant agent or other paying agent.

    TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Transfer Agent and Registrar for transfer, exchange or exercise at any time on or prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

    SECURITYHOLDER NOT A SHAREHOLDER. The Warrants as such do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

    MODIFICATION OF WARRANT. The Company and the Transfer Agent and Registrar may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the Securityholders. No other modifications may be made to the Warrants without the consent of the majority of the Securityholders. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of the holder of such Warrant.

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. No gain or loss will be recognized by a holder upon the exercise of a Warrant. A gain or loss, however, may be recognized upon the sale of the Common Stock received upon exercise of a Warrant. The sale of a Warrant by a holder or the redemption of a Warrant from a holder will result in the recognition of gain or loss in an amount equal to the difference between the amount realized by the holder and the Warrant's adjusted basis in the hands of the holder. Provided that the holder is not a dealer in the Warrants, and that the Common Stock would have been a capital asset in the hands of the holder had the Warrant been exercised, gain or loss from the sale or redemption of the

Warrant will be a long-term or short-term capital gain or loss to the holder depending on whether the Warrant had been held for more than one year. Loss on the expiration of a Warrant, equal to the Warrant's adjusted basis in the hands of the holder, will be a long-term or short-term capital loss, depending on whether the Warrant had been held for more than one year.

    THE ABOVE DISCUSSION DOES NOT ADDRESS ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO A PARTICULAR PURCHASER. ACCORDINGLY, ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS OR THE COMMON STOCK.

RIGHTS PLAN

    On June 10, 1997 the Company announced that its Board of Directors unanimously adopted a Stockholder Rights Plan (the "Plan") and has declared a dividend granting to its stockholders the right to purchase for each share of the Company's Common Stock, one share of Common Stock at an initial price of $80. The record date for the Plan is June 13, 1997. The Company stated that the Plan is designed to protect stockholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price which would deny stockholders the full value of their investments. The rights are attached to the Common Stock of the Company and are not exercisable. They become detached from the Common Stock and become immediately exercisable after any person or group of persons becomes the beneficial owner of 15% or more of the Common Stock or 10 days after any person or group of persons publicly announces a tender or exchange offer that would result in the same beneficial ownership level.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock of the Company and the Warrants is U.S. Stock Transfer Corporation, Glendale, California.

                              PLAN OF DISTRIBUTION

    The Securities offered hereby are being offered by the Selling Securityholders. The Company will not receive any proceeds from the sale of any of the Securities by the Selling Securityholders. The Company, however, will receive proceeds upon the exercise of the Warrants. The Warrants offered hereby by the Selling Securityholders may be offered and sold in privately negotiated transactions at negotiated prices. The sale of the Warrant Shares may be effected by the Selling Securityholders from time to time in transactions on the Pacific Stock Exchange or the OTC Bulletin Board in secondary or other distributions in accordance with the rules applicable thereto, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). To the extent required, the number of Securities to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying Prospectus Supplement and a post-effective amendment to the Registration Statement of which this Prospectus is a part. The aggregate proceeds to the Selling Securityholders from the sale of the Securities sold by the Selling Securityholders from the sale of the Securities sold by the Selling Securityholders hereby will be the purchase price of such Securities less a broker's commission.

    There is no assurance that the Selling Securityholders will sell any or all of the Securities offered hereby.

    In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    If any Securities are sold in an underwritten offering, such Securities may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable Prospectus Supplement, the obligations of any underwriters to purchase Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Securities specified in such Prospectus Supplement if any are purchased.

    Securities may be sold through a broker-dealer acting as agent or broker for the Selling Securityholders, or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such Securities to the public at varying prices to be determined by such broker-dealer at the time of resale.

    The Company has been advised by the Selling Securityholders that they have not, as of the date of this Prospectus, entered into any arrangement with an underwriter, agent or broker-dealer for the sale of the Securities.

                                    EXPERTS

    The consolidated balance sheets of Inamed and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, appearing in this Prospectus and the
Registration Statement, have been audited by                      , independent
accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of that firm as experts in accounting and auditing. Certain legal matters with respect to the Securities shall be passed upon the Company by Nida & Maloney, a Professional Corporation, Santa Barbara, California.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C., 20549, a registration
statement on Form S-1 (File No. 333-      ) (together with all amendments and
exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Warrants and the Warrant Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Warrants and the Warrant Shares and the Company, reference is made to the Registration Statement. Statements contained herein or in any document incorporated herein by reference concerning the provisions of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in its entirety by such reference. A copy of the Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661 and Seven World Trade Center, 13th Floor, New York, New York, 10048, and copies of all or any part of the Registration Statement may be obtained from such offices after payment of fees prescribed by the Commission.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048; and copies of such material can be obtained from such offices after payment of fees prescribed by the Commission.

    The Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                               INAMED CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report.........................................................        F-2

Consolidated Balance Sheets as of December 31, 1996 (unaudited) and 1995 and March
  31, 1997 (unaudited)...............................................................        F-4

Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and
  1994 and the three-month periods ended March 31, 1997 (unaudited) and 1996
  (unaudited)........................................................................        F-6

Consolidated Statement of Stockholders' Equity for the years ended December 31, 1996,
  1995 and 1994 and the quarter ended March 31, 1996 (unaudited) and 1997
  (unaudited)........................................................................        F-7

Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and
  1994 and the quarter ended March 31, 1997 (unaudited) and 1996 (unaudited).........        F-8

Notes to Consolidated Financial Statements...........................................       F-10

                          INDEPENDENT AUDITORS' REPORT
                                   [TO COME]

                 (This page has been left blank intentionally.)

                      INAMED CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                   DECEMBER 31,          MARCH 31,
                                            --------------------------  ------------
                                                1996          1995          1997
                                            ------------  ------------  ------------
                                            (UNAUDITED)                 (UNAUDITED)
Current Assets:
  Cash and cash equivalents...............  $    923,291  $  2,807,327  $  1,283,446
  Restricted Cash, Settlement Fund........    14,795,892                  14,953,759
  Trade accounts receivable, net of
    allowance for doubtful accounts and
    returns and allowances of $4,477,187
    in 1996 and $6,641,177 in 1995........    12,427,797    10,470,375    15,839,748
  Notes receivable-trade..................       --            157,534       --
  Related party notes receivable..........       236,065       385,508       261,986
  Inventories.............................    21,929,981    17,695,847    21,645,290
  Prepaid expenses and other current
    assets................................     1,547,322     1,825,213     1,355,465
  Income tax refund receivable............       150,575        95,580       141,620
  Deferred income taxes...................     2,022,382     2,014,589     2,018,096
                                            ------------  ------------  ------------
      Total current assets................    54,033,305    35,451,973    57,499,410
                                            ------------  ------------  ------------
Property and equipment, at cost:
  Machinery and equipment.................    10,555,229     8,923,564    10,889,019
  Furniture and fixtures..................     4,494,461     3,714,717     4,225,960
  Leasehold improvements..................     9,147,570     7,567,208     9,376,687
                                            ------------  ------------  ------------
                                              24,197,260    20,205,489    24,491,666
Less, accumulated depreciation and
  amortization............................   (11,937,738)   (9,234,166)  (12,457,694)
                                            ------------  ------------  ------------
      Net property and equipment..........    12,259,522    10,971,323    12,033,972
Notes receivable, net of allowance of
  $1,066,958 in 1996 and 1995.............     2,108,334     2,047,535     2,130,569
Intangible assets, net....................     1,409,935     1,658,926     1,333,048
Deferred income taxes.....................         1,759       --                467
Other assets, at cost.....................       287,572       255,187       275,416
                                            ------------  ------------  ------------
Total assets..............................  $ 70,100,427  $ 50,384,944  $ 73,272,882
                                            ------------  ------------  ------------
                                            ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

                                                   DECEMBER 31,          MARCH 31,
                                            --------------------------  ------------
                                                1996          1995          1997
                                            ------------  ------------  ------------
                                            (UNAUDITED)                 (UNAUDITED)
Current liabilities:
  Current installments of long-term
    debt..................................  $    320,839  $     51,735  $    253,680
  Notes payable to bank...................       914,361     1,273,476     1,004,953
  Notes payable...........................       --            493,511       --
  Related party notes payable.............       --          1,759,417       --
  Accounts payable........................    12,445,123    18,596,800    13,205,430
  Accrued liabilities:....................
    Salaries, wages, and payroll taxes....     4,891,054     9,559,348     4,457,060
    Interest..............................     3,110,179     1,609,947     1,676,933
    Self-insurance........................     1,372,657     1,130,632     1,315,785
    Stock option compensation.............        68,714        68,714        68,714
    Other.................................     1,538,758     2,200,860     1,444,375
  Royalties payable.......................     4,038,404     2,926,388     1,856,451
  Income taxes payable....................     1,692,401     1,812,818     1,296,126
  Deferred income taxes...................        26,885        10,065        36,569
                                            ------------  ------------  ------------
      Total current liabilities...........    30,419,375    41,493,711    26,616,076
                                            ------------  ------------  ------------
Long-term debt, excluding current
  installments............................        91,105        89,437        69,482
Convertible notes payable.................    34,516,065       --         40,195,972
Deferred grant income.....................     1,269,123     1,114,735     1,177,174
Deferred income taxes.....................       253,535       239,177       290,285
Litigation settlement.....................     9,152,000     9,152,000     9,152,000
Commitments and contingencies
Stockholders'(deficit) equity:
  Common stock, $.01 par value. Authorized
    20,000,000 shares; issued and
    outstanding 8,036,550 in 1996 and
    7,602,617 in 1995.....................        80,366        76,027        82,094
  Additional paid-in capital..............    13,585,509     9,963,635    15,000,741
  Cumulative translation adjustment.......       430,933       882,146        62,853
  Accumulated deficit.....................   (19,697,584)  (12,625,924)  (19,373,795)
                                            ------------  ------------  ------------
      Stockholders' (deficit) equity......    (5,600,776)   (1,704,116)   (4,228,107)
                                            ------------  ------------  ------------
Total liabilities and stockholders'
  (deficit) equity........................  $ 70,100,427  $ 50,384,944  $ 73,272,882
                                            ------------  ------------  ------------
                                            ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                           THREE MONTHS ENDED MARCH
                                                           YEAR ENDED DECEMBER 31,                   31,
                                                    -------------------------------------  ------------------------
                                                       1996         1995         1994         1997         1996
                                                    -----------  -----------  -----------  -----------  -----------
                                                    (UNAUDITED)                            (UNAUDITED)  (UNAUDITED)
Net sales.........................................  $94,348,076  $81,625,581  $80,385,342  $26,417,400  $20,402,033
Cost of goods sold................................   34,087,854   30,155,783   26,264,458    8,842,883    7,772,723
                                                    -----------  -----------  -----------  -----------  -----------
    Gross profit..................................   60,260,222   51,469,798   54,120,884   17,574,517   12,629,310
                                                    -----------  -----------  -----------  -----------  -----------
Operating expense:
  Marketing.......................................   25,857,656   23,434,040   19,719,078    7,098,793    5,947,057
  General and administrative......................   30,947,104   32,833,609   27,099,371    6,462,328    6,431,668
  Research and development........................    5,693,188    4,392,054    3,724,410    2,050,117    1,175,973
                                                    -----------  -----------  -----------  -----------  -----------
    Total operating expenses......................   62,497,948   60,659,703   50,542,859   15,611,238   13,554,682
                                                    -----------  -----------  -----------  -----------  -----------
    Operating income (loss).......................   (2,237,726)  (9,189,905)   3,578,025    1,963,279     (925,382)
                                                    -----------  -----------  -----------  -----------  -----------
Other income (expense):
  Interest income.................................    1,110,375      770,081      428,704      261,293      277,770
  Interest expense................................   (5,386,662)    (833,086)    (624,261)  (1,045,653)    (853,874)
  Royalty income..................................      480,569      351,376      419,675      --           --
  Foreign currency transaction gains (losses).....       67,811     (252,525)     264,473     (878,224)     (94,000)
  Miscellaneous income (expense)..................      (20,636)     578,199      940,487       16,028      143,174
                                                    -----------  -----------  -----------  -----------  -----------
    Net other income (expense)....................   (3,748,543)     614,045    1,429,078   (1,646,556)    (526,930)
                                                    -----------  -----------  -----------  -----------  -----------
    Income (loss) before income tax (benefit)
      expense.....................................   (5,986,269)  (8,575,860)   5,007,103      316,723   (1,452,312)
Income tax (benefit) expense......................    1,085,391   (1,682,799)   2,260,792       (7,066)    (185,359)
                                                    -----------  -----------  -----------  -----------  -----------
      Net income (loss)...........................  $(7,071,660) $(6,893,061) $ 2,746,311  $   323,789  $(1,266,953)
                                                    -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------
Net income (loss) per share of common stock.......  $     (0.91) $     (0.91) $      0.37  $       .04  $      (.17)
                                                    -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------
Weighted average shares outstanding...............    7,811,073    7,544,335    7,410,591    8,195,910    7,602,431
                                                    -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY

            YEARS ENDED DECEMBER 31, 1996 (UNAUDITED), 1995 AND 1994

                                             COMMON STOCK        ADDITIONAL    CUMULATIVE                   STOCKHOLDERS'
                                         ---------------------     PAID-IN     TRANSLATION   ACCUMULATED      (DEFICIT)
                                           SHARES     AMOUNT       CAPITAL     ADJUSTMENT      DEFICIT          EQUITY
                                         ----------  ---------  -------------  -----------  --------------  --------------
BALANCE, DECEMBER 31, 1993.............   7,460,567  $  74,606  $   9,830,988  $   (78,995) $   (8,479,174)  $  1,347,425
Net income (loss)......................      --         --           --            --            2,746,311      2,746,311
Repurchases and retirement of common
  stock................................    (124,034)    (1,240)      (405,447)     --             --             (406,687)
Issuances of common stock..............     129,606      1,296        273,804      --             --              275,100
Translation adjustment.................      --         --           --            516,678        --              516,678
                                         ----------  ---------  -------------  -----------  --------------  --------------
BALANCE, DECEMBER 31, 1994.............   7,466,139     74,662      9,699,345      437,683      (5,732,863)     4,478,827
Net income (loss)......................      --         --           --            --           (6,893,061)    (6,893,061)
Repurchases and retirement of common
  stock................................        (322)        (3)        (1,342)     --             --               (1,345)
Issuances of common stock..............     136,800      1,368        265,632      --             --              267,000
Translation adjustment.................      --         --           --            444,463        --              444,463
                                         ----------  ---------  -------------  -----------  --------------  --------------
BALANCE, DECEMBER 31, 1995.............   7,602,617     76,027      9,963,635      882,146     (12,625,924)    (1,704,116)
Net income (loss)......................      --         --           --            --           (7,071,660)    (7,071,660)
Repurchases and retirement of common
  stock................................        (300)        (3)        (3,460)     --             --               (3,463)
Issuances of common stock..............     434,233      4,342      3,625,334      --             --            3,629,676
Translation adjustment.................      --         --           --           (451,213)       --             (451,213)
                                         ----------  ---------  -------------  -----------  --------------  --------------
BALANCE, DECEMBER 31, 1996
  (UNAUDITED)..........................   8,036,550  $  80,366  $  13,585,509  $   430,933  $  (19,697,584)  $ (5,600,776)
Net income (loss)......................      --         --           --            --              323,789        323,789
Repurchases and retirement of common
  stock................................      --         --           --            --             --              --
Issuances of common stock..............     172,800      1,728      1,415,232      --             --            1,416,960
Translation adjustment.................      --         --           --           (368,080)       --             (368,080)
                                         ----------  ---------  -------------  -----------  --------------  --------------
BALANCE, MARCH 31, 1997 (UNAUDITED)....   8,209,350  $  82,094  $  15,000,741  $    62,853  $  (19,373,795)  $ (4,228,107)
                                         ----------  ---------  -------------  -----------  --------------  --------------
                                         ----------  ---------  -------------  -----------  --------------  --------------

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         THREE MONTH PERIOD
                                           YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                       -------------------------------  --------------------
                                         1996       1995       1994       1997       1996
                                       ---------  ---------  ---------  ---------  ---------
                                       (UNAUDITED)                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..................  $(7,071,660) $(6,893,061) $2,746,311 $ 323,789 $(1,266,953)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization....  2,728,301  2,432,554  2,058,642    326,977    496,522
    Amortization of deferred grant
      income.........................    (95,957)   (78,322)   (61,442)   (26,199)   (22,239)
    Amortization of intangible
      assets.........................    328,290    297,722    254,391     76,590     36,006
    Amortization of private offering
      costs..........................     40,155     --         --         12,273      5,643
    Non-cash stock compensation......     --         29,500     29,000     --         --
    Non-cash compensation to
      officers/directors.............     --        165,000     --         --         --
    Provision for doubtful accounts
      and returns....................  (2,150,187) 1,707,308   884,831    (98,109)   (48,845)
    Provision for obsolescence.......    562,917    308,632    450,730      7,303   (249,387)
    Deferred income taxes............     24,019    243,430    199,897     57,833    (29,782)
    Write-off of intangible assets...     --         --         46,017     --         --
    Disposal of fixed assets.........    (43,478)    --         --         --         --
    Loss on Investments..............     99,733     --         --         --         --
    Changes in current assets and
      liabilities:
      Trade accounts receivable......     76,944    503,114  (3,634,991) (3,879,893) (1,202,390)
      Notes receivable...............     87,067    343,534     12,814    (22,235)   (59,839)
      Inventories....................  (5,116,144) (2,539,782) (1,854,374)  (670,997)  (947,330)
      Prepaid expenses and other
        current assets...............    273,001    791,350  (2,091,247)   145,559   223,745
      Income tax refund receivable...    (60,861)   367,476   (113,304)      (430)   (18,545)
      Other assets...................   (173,234)    (6,286)   (62,376)    (2,198)  (132,597)
    Accounts payable.................  (6,181,955) 2,731,166 1,610,174    915,862  (5,372,051)
      Accrued salaries, wages, and
        payroll taxes................  (4,588,076) 6,094,940 2,353,998   (359,018) (5,716,087)
      Accrued interest...............  1,500,232  1,042,582    342,294  (1,433,246)  (122,818)
      Accrued self-insurance.........    242,025   (160,973)    (1,631)   (56,872)   (22,000)
      Other accrued liabilities......   (646,645)  (284,380)  (108,978)   (49,742)  (950,646)
      Royalties payable..............  1,112,016  1,872,500     91,526  (2,181,958)  (598,074)
      Income taxes payable...........   (127,867) (3,147,534)   576,768  (335,218) (1,010,902)
                                       ---------  ---------  ---------  ---------  ---------
        Net cash provided by
          operating activities.......  (19,181,364) 5,820,470 3,729,050 (7,249,917) (17,008,569)
                                       ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Purchase of property and
    equipment........................  (3,959,230) (4,694,592) (2,948,945)  (791,719)  (521,259)
  Purchase of intangible assets......    (80,033)    --         --         --         --
  Acquisition of INAMED, S.A.........     --         --       (400,050)    --         --
                                       ---------  ---------  ---------  ---------  ---------
        Net cash used in investing
          activities.................  (4,039,263) (4,694,592) (3,348,995)  (791,719)  (521,259)
                                       ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Increases in notes payable and
    long-term debt...................  $ 271,232  $ 493,511  $1,077,355 $5,902,092 $34,506,489
  Increases in convertible notes
    payable and debentures payable...  34,516,065    --         --         --         --
  Principal repayment of notes
    payable and long-term debt.......   (780,590)  (608,784) (1,117,373)  (131,882)  (157,958)
  (Increase) decrease in related
    party receivables................    149,443    302,676    451,516    (26,310)   382,942
  Increase (decrease) in related
    party payables...................  (1,759,417)   788,807   420,610     --      (1,696,373)
  Grants received, gross.............    210,434    228,453    157,728     (2,774)     5,845
  Proceeds from exercise of stock
    options..........................     45,675     72,500     26,100     --         --
  Repurchase of common stock.........     (3,463)    (1,345)  (406,687)    --         (3,463)
  Issuance of common stock...........  3,584,001     --         --      1,416,960     --
                                       ---------  ---------  ---------  ---------  ---------
Net cash provided by (used in)
  financing activities...............  36,233,380 1,275,818    609,249  7,158,086  33,037,482
                                       ---------  ---------  ---------  ---------  ---------
Effect of exchange rate changes on
  cash...............................   (100,897)  (268,320)  (315,353) 1,401,572    210,782
                                       ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and
  cash equivalents...................  12,911,856 2,133,376    673,951    518,002  15,718,446
Cash and cash equivalents at
  beginning of year..................  2,807,327    673,951     --      15,719,183 2,807,327
                                       ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of
  year...............................  $15,719,183 $2,807,327 $ 673,951 $16,237,205 $18,525,773
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------
Supplemental disclosure of cash flow
  information:
    Cash paid during the year for:
      Interest.......................  $3,518,915 $ 442,314  $ 311,876  $1,066,796 $  43,771
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------
      Income taxes...................  $1,335,746 $ 273,947  $1,639,755 $  39,824  $1,150,437
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

Supplemental schedule of noncash investing and financing activities:

Year ended December 31, 1996:

       In 1996 the Company issued 58,400 shares of common stock and recorded a corresponding $540,000 reduction of convertible notes payable in connection with the 11% Secured Convertible Notes converted to common stock.

       In 1996 the Company recorded an accounting/finance charge of $1,416,960 and corresponding liability in connection with the 5% bonus shares given to the 11% Secured Convertible Noteholders for their consent and waiver of default of the operating income covenant in the first quarter of 1996. The liability will be extinguished upon the issuance of the shares in January 1997.

       In 1996 the Company recorded a debt conversion charge of $44,000 in connection with the 10% conversion inducement offered to the 11% Secured Convertible Noteholders.

Year ended December 31, 1995:

       In 1995 the Company issued 75,000 shares of common stock and recorded a corresponding $165,000 reduction of a liability which had been incurred in connection with the acquisition of INAMED, S.A.

Year ended December 31, 1994:

       The 1994 statement of cash flows is presented net of the noncash effects of the acquisition of INAMED, S.A. In connection with the acquisition of INAMED, S.A., the Company initially made cash payments of $250,050, recorded a note payable for future cash payments of $700,000 and recorded a liability of $385,000 for the future issuance of 175,000 shares of common stock. As of December 31, 1994, the Company had paid $150,000 on the note payable and had issued 100,000 shares of common stock.

          See accompanying notes to consolidated financial statements.

                      INAMED CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    The Company and its subsidiaries are engaged primarily in the development, manufacture and distribution of implantable medical devices for the plastic and general surgery fields. Its primary products include breast implants and tissue expanders. The Company operates in both domestic and foreign markets.

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of INAMED Corporation and its wholly owned subsidiaries (collectively referred to as the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates (also see
Note 16).

    CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

    RESTRICTED CASH

    Unused proceeds of debt incurred for the purpose of financing a portion of the settlement of the breast implant litigation are presented as short-term assets in the accompanying financial statements. These funds have been invested in highly liquid, interest bearing money market instruments with maturities typically one month or less.

    ACCOUNTS RECEIVABLE AND CREDIT RISK

    The Company grants credit terms in the normal course of business to its customers, primarily hospitals, doctors and distributors. As a part of its ongoing control procedures, the Company monitors the credit worthiness of its customers. Bad debts have been minimal. The Company does not normally require collateral or other security to support credit sales. An estimated provision for returns and credit losses has been provided for in the financial statements and has generally been within management's expectations.

    REVENUE RECOGNITION

    The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 48 "Revenue Recognition When Right of Return Exists". Revenues are recorded net of estimated sales returns and allowances when product is shipped. The Company ships product with the right of return and has provided an estimate of the allowance for sales returns based on historical returns and projected sales. Because management can reasonably estimate future sales returns, the product sales prices are

                      INAMED CORPORATION AND SUBSIDIARIES

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) substantially fixed, and other reasons the Company recognizes net sales when the product is shipped. The estimated allowance for sales returns is based on the historical trend of returns, year-to-date sales, projected future sales and other factors.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Estimated inventory obsolescence has been provided for in the financial statements and has generally been within management's expectations.

    CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

    The Company has primarily one source of supply for certain raw materials which are significant to its manufacturing process. Although there are a limited number of manufacturers of the particular raw materials, management believes that other suppliers could provide similar raw materials on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which would affect operating results adversely.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Significant improvements and betterments are capitalized while maintenance and repairs are charged to operations as incurred.

    Depreciation of property and equipment is computed using the straight-line method based on estimated useful lives ranging from five to ten years. Leasehold improvements are amortized on the straight-line basis over their estimated economic useful lives or the lives of the leases, whichever is shorter. Fully depreciated assets still in use at December 31, 1996 and 1995 include machinery and leasehold improvements of approximately $1,600,000 and $500,000 respectively.

    INTANGIBLE AND LONG-TERM ASSETS

    Intangible and long-term assets are stated at cost less accumulated amortization, and are amortized on a straight-line basis over their estimated useful lives as follows:

Customer lists..................................................     5 years
Organization costs..............................................     5 years
Patents.........................................................    17 years
Trademarks and technology.......................................     5 years
                                                                       10-12
Goodwill........................................................       years

    The Company classifies as goodwill the cost in excess of fair value of the net assets acquired in purchase transactions. The Company periodically evaluates the realizability of goodwill. Based upon its most recent analysis, no impairment of goodwill exists at December 31, 1996.

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121), was issued and was adopted by the Company for the year ended December 31, 1995. This statement requires that long-lived assets and certain

                      INAMED CORPORATION AND SUBSIDIARIES

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) identifiable intangible assets to be held and used be reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. The carrying value of long-term assets is periodically reviewed by management, and impairment losses, if any, are recognized when the expected non-discounted future operating cash flows derived from such assets are less than their carrying value. Impairment of long-lived assets is measured by the difference between the discounted future cash flows expected to be generated from the long-lived asset against the fair value of the long-lived asset. Fair value of long-lived assets is determined by the amount at which the asset could be bought or sold in a current transaction between willing parties. The adoption of SFAS No. 121 did not have any impact on the financial position, results of operations, or cash flows of the Company.

    RESEARCH AND DEVELOPMENT

    Research and development costs are expensed when incurred.

    INCOME TAXES

    The Company accounts for its income taxes using the liability method, under which deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    NET INCOME/LOSS PER SHARE

    Net income/loss per share is computed using the weighted average number of shares outstanding, and when dilutive, common stock equivalents (stock options).

    IMPACT OF YEAR 2000 ISSUES

    Management is in the process of assessing the impact and alternative resolutions of the Year 2000 on management information systems.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    FOREIGN CURRENCY TRANSLATION

    The functional currencies of the Company's foreign subsidiaries are their local currencies, and accordingly, the assets and liabilities of these foreign subsidiaries are translated at the rate of exchange at the balance sheet date. Revenues and expenses have been translated at the average rate of exchange in effect during the periods. Unrealized translation adjustments do not reflect the results of operations and are reported as a separate component of stockholders' equity (deficit), while transaction gains and losses are reflected in the consolidated statement of operations. To date, the Company has not entered into hedging transactions to protect against changes in foreign currency exchange rates.

                      INAMED CORPORATION AND SUBSIDIARIES

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    RECENTLY ISSUED ACCOUNTING STANDARD

    The Company has adopted the disclosure-only option under Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation", as of December 31, 1996. Pro-forma information regarding net income and earnings per share using the fair value method is required by SFAS No. 123, however application of SFAS No. 123 would not result in a significant difference from reported net income and earnings per share at December 31, 1996.

    In 1996, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 96-1, "Environmental Remediation Liabilities", covering the reporting of environmental remediation liabilities and product liabilities effective for fiscal years beginning after December 15, 1996. The initial application of this statement will be reflected as a change in accounting estimate. Revisions of previously issued financial statements are not permitted. The Company is reviewing the potential financial statement impact of adopting the provision of the SOP.

    In 1996, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is to be applied prospectively to transactions occurring after December 31, 1996. The Company is reviewing the potential financial statement impact of adopting the new standard.

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". This statement is effective for financing statements issued for periods ending after December 15, 1997 and requires restatement of all prior-period EPS data presented. Earlier application is not permitted. The Company is reviewing the potential financial statement impact of adopting the new standard.

    RECLASSIFICATION

    Certain reclassifications were made to the 1994 and 1995 consolidated financial statements to conform to the 1996 presentation.

(2) ACCOUNTS AND NOTES RECEIVABLE

    Accounts and notes receivable consist of the following:

                                                                  DECEMBER 31    DECEMBER 31
                                                                     1996           1995
                                                                 -------------  -------------
Accounts receivable............................................  $  16,904,984  $  17,111,552
Allowance for doubtful accounts................................       (714,145)      (964,928)
Allowance for returns and credits..............................     (3,763,042)    (5,676,249)
                                                                 -------------  -------------
Net accounts receivable........................................  $  12,427,797  $  10,470,375
                                                                 -------------  -------------
                                                                 -------------  -------------
Notes receivable...............................................  $   3,175,292  $   3,114,493
Allowance for doubtful notes...................................     (1,066,958)    (1,066,958)
                                                                 -------------  -------------
Net notes receivable...........................................  $   2,108,334  $   2,047,535
                                                                 -------------  -------------
                                                                 -------------  -------------

    The provision for doubtful accounts was reduced in 1996 to $714,145 from $964,928 to bring the provision into line with the Company's actual bad debt.

                      INAMED CORPORATION AND SUBSIDIARIES

(2) ACCOUNTS AND NOTES RECEIVABLE (CONTINUED)
    The provision for returns and credits was reduced in 1996 to $3,763,042 from $5,676,249 to accurately reflect the declining trend in product returns.

    Terms under the notes receivable are currently in dispute and, therefore, the Company has established an estimated provision for credit loss in the allowance for doubtful notes as of December 31, 1995 in the amount of $1,066,958.

(3) INVENTORIES

    Inventories are summarized as follows:

                                                                 DECEMBER 31,   DECEMBER 31,
                                                                     1996           1995
                                                                 -------------  -------------
Raw materials..................................................  $   3,558,250  $   2,513,862
Work in progress...............................................      3,917,259      3,773,579
Finished goods.................................................     15,780,401     12,167,768
                                                                 -------------  -------------
                                                                    23,255,910     18,455,209
Less allowance for obsolescence................................     (1,325,929)      (759,362)
                                                                 -------------  -------------
                                                                 $  21,929,981  $  17,695,847
                                                                 -------------  -------------
                                                                 -------------  -------------

(4) INTANGIBLE ASSETS

    Intangible assets, at cost, are summarized as follows:

                                                                          DECEMBER 31
                                                                  ----------------------------
                                                                      1996           1995
                                                                  -------------  -------------
Customer lists..................................................  $     125,000  $     125,000
Organization and acquisition costs..............................        239,529        251,539
Patents, trademarks and technology..............................      2,655,033      2,585,961
Goodwill........................................................      1,785,451      1,785,451
Other...........................................................        337,827        337,827
                                                                  -------------  -------------
                                                                      5,142,840      5,085,778
Less accumulated amortization...................................     (3,732,905)    (3,426,852)
                                                                  -------------  -------------
                                                                  $   1,409,935  $   1,658,926
                                                                  -------------  -------------
                                                                  -------------  -------------

(5) LINES OF CREDIT

    As of December 31, 1995, the Company had outstanding borrowings in the amount of $328,366 under a $5,300,000 revolving line of credit agreement with a domestic bank which expired August 31, 1993 and was extended through March 31, 1996. The terms of the agreement required the Company to make monthly principal payments ($30,000 per month at December 31, 1995) and monthly interest payments at prime plus 2.5% per annum (11.0% per annum at December 31, 1995). In January, 1996, the obligation to the bank was satisfied. Interest of $2,251, $62,519, and $105,417 was paid on the line of credit in 1996, 1995, and 1994, respectively. The line of credit was collateralized by the Company's domestic accounts receivable, inventories and certain other assets. In September 1994, the company entered into an agreement with the bank which deleted the financial covenants which had been part of the original line of credit agreement.

                      INAMED CORPORATION AND SUBSIDIARIES

(5) LINES OF CREDIT (CONTINUED)

    The Company's Dutch subsidiary has a line of credit with a major Dutch bank, currently totaling $860,000. The line of credit as of December 31, 1995 totaled $1,540,000. The line of credit is collateralized by the accounts receivable, inventories and certain other assets of its Dutch subsidiary. The line of credit was renegotiated in 1996 with no expiration date. As of December 31, 1996 and 1995, approximately $537,000 and $900,000, respectively, had been drawn on the line of credit. The interest rate on the line of credit is 7% per annum.

    The Company's weighted average interest rate on short-term borrowings was 7% and 8.9% in 1996 and 1995, respectively.

    The Company is currently seeking alternative lending sources from other financial institutions. However, no agreements have been finalized to replace the domestic line of credit.

(6) LONG-TERM DEBT

    In January 1996, the Company completed a private placement offering by issuing three-year secured convertible, non-callable notes due March 31, 1999 bearing an interest rate of 11%. The notes are collateralized by all the assets of the Company. The indenture contains restrictive covenants including, but not limited to, payment of dividends and maintenance of operating profits. The Company received $35 million in proceeds from the offering to be used for the anticipated litigation settlement, for capital investments and improvements to expand production capacity, and for working capital purposes. Of the proceeds received from the offering, $15 million was deposited to escrow for litigation settlement purposes based on the Company receiving a mandatory non-opt certification by the Federal Court. Interest on the convertible notes is payable quarterly, within ten days of the end of such period, for the periods ended March 31, June 30, September 30 and December 31.

    The notes became convertible into shares of common stock at the option of the note holders on April 22, 1996. The conversion rate is one share of common stock for each $10 principal amount of notes. Alternatively, the notes may automatically convert into shares of common stock upon the occurrence of certain events in connection with the certification of the Company's Mandatory Class. In April 1996 the Company completed the Form S-3 registration of 3.5 million shares of its common stock in direct response to the private placement offering requirements. The Company offered 10% bonus shares to note holders for early conversion of the notes in May, 1996. As a result of this inducement, $440,000 in notes were converted to common stock. An additional $100,000 in notes was converted to common stock in December, 1996.

    Under the Indenture (the "Indenture") and pursuant to certain financial covenants to which the Company issued its 11% Secured Convertible Notes due 1999 (the "Notes"), the Company was required to generate Operating Profit (as defined in the Indenture) in the quarter ended March 31, 1996 in excess of $2.0 million. Following the calculation period set forth in the Indenture, the Company determined that it did not meet such financial covenant; operating profit for such quarter was $90,878. The default in operating profit was subject to cure by the Company through the issuance of additional securities (junior to the Notes) within 60 days of March 31, 1996. The Company elected not to issue such additional securities but instead negotiated with the holders of the Notes regarding the waiver of the default. In accordance with the terms of the Indenture, the holders waived the default in consideration of the issuance to each holder of record on the record date for granting such waiver a number of shares of Common Stock of the Company equal to 5% of the shares of Common Stock that would have been issuable to such holder if all

                      INAMED CORPORATION AND SUBSIDIARIES

(6) LONG-TERM DEBT (CONTINUED)
of such holder's Notes had been converted on such record date (the "Issuance"), the Issuance to be made on January 10, 1997. Concurrently, with the consent of the Noteholders, the Company amended the Indenture to exclude therefrom the effects of the Issuance. The Company recorded a finance charge and accompanying liability totaling $1,416,960 in connection with the Issuance of the 172,800 shares. The liability was eliminated when the shares were issued on January 10, 1997.

    In June, 1997, the Company received a "Notice of Default" from Appaloosa Management and its affiliates, who are holders of more than 50 percent in principal amount of the Company's 11% Secured Convertible Notes due 1999 (the "Notes"). Although the Company is current in its payment obligations with respect to the Notes, the Notice of Default relates to non compliance with various financial covenants and the non-delivery of opinions and certificates due under the indenture governing the Notes. Specifically, the Notice of Default is under Section 4.1(3) of the Indenture in the performance of the Company's agreements and covenants in Sections 8.6, 8.16, 8.18 and 12.2 of the Indenture and Section 2.18 of the Note Purchase Agreement. The Notice of Default was not an acceleration notice under the indenture; instead, it simply purported to increase the interest rate on the Notes to the default rate of 14.5%.

    In July 1997, the Company reached a comprehensive settlement agreement with Appaloosa. As a result, the Company has agreed to amend certain provisions of the Notes. The purpose of the restructuring was to cure and waive all past defaults and provide certainty as to the conversion price of the Notes, which the Company has agreed to fix at $5.50 per share instead of 85% of the market. The restructuring also reduces the Company's debt by approximately $15 million through the redemption of the Notes with the proceeds of the escrow fund. Those monies would be replaced when needed to fund the settlement of the breast implant litigation with the capital raised through the mandatory redemption of warrants issued to the Noteholders with an exercise price of $8.00 per share (subject to adjustment), at the Company's option, if the Common Stock maintains a value of at least $10.00 per share for a specified measurement period.

    Long-term debt is summarized as follows:

                                                                           DECEMBER 31,
                                                                     -------------------------
                                                                         1996          1995
                                                                     -------------  ----------
11% Secured Convertible Note payable, maturing January 1999, interest payable quarterly, January 1, April 1, July 1, and
  October 1........................................................  $  34,460,000  $   --

4% Debenture payable, maturing January 2000 interest payable March
  31, June 30, September 30 and December 31........................         56,065      --

Capital lease obligations, collateralized by related equipment, payable in monthly installments aggregating $29,147, including
  interest at 6.9% to 15.9%, expiring through December 1999........        411,944     141,172
                                                                     -------------  ----------

                                                                        34,928,009     141,172

Less, current installments.........................................       (320,839)    (51,735)
                                                                     -------------  ----------

                                                                     $  34,607,170  $   89,437
                                                                     -------------  ----------
                                                                     -------------  ----------

                      INAMED CORPORATION AND SUBSIDIARIES

(6) LONG-TERM DEBT (CONTINUED)
    The aggregate installments of long-term debt as of December 31, 1996 are as follows:

Year ending December 31:
  1997............................................  $   320,839
  1998............................................       65,967
  1999............................................   34,485,138
  2000............................................       56,065
                                                    -----------
                                                    $34,928,009
                                                    -----------
                                                    -----------

(7) DEFERRED GRANT INCOME

    Deferred grant income represents grants received from the Irish Industrial Development Authority (IDA) for the purchase of capital equipment, and is amortized over the life of the related assets against the related depreciation expense. Amortization for the years ended December 31, 1996, 1995 and 1994 was approximately $96,000, $78,000, and $61,000, respectively.

    In addition, for the year ended December 31, 1994, approximately $125,000 was received for training grants. This amount has been offset against the related expenses on the accompanying consolidated statements of operations.

    IDA grants are subject to revocation upon a change of ownership or liquidation of McGhan Limited. If the grant was revoked, the Company would be liable on demand from the IDA for all sums received and deemed to have been received by the Company in respect to the grant. In the event of revocation of the grant, the Company would be liable for the amount of $3,182,264 as of December 31, 1996.

(8) INCOME TAXES

    Income tax (benefit) expense at December 31, is summarized as follows:

                                                         1996          1995           1994
                                                     ------------  -------------  ------------
Current:
  Federal..........................................  $             $  (2,267,198) $  1,577,188
  State............................................                     (195,969)      310,816
  Foreign..........................................                      551,893       172,891
                                                     ------------  -------------  ------------
    Total..........................................  $             $  (1,911,274) $  2,060,895
                                                     ------------  -------------  ------------
Deferred:
  Federal..........................................  $             $     530,419  $    (70,778)
  State............................................                     (157,016)      (39,984)
  Foreign..........................................                     (144,928)      310,659
                                                     ------------  -------------  ------------
    Total..........................................                      228,475       199,897
                                                     ------------  -------------  ------------
                                                     $             $  (1,682,799) $  2,260,792
                                                     ------------  -------------  ------------
                                                     ------------  -------------  ------------

                      INAMED CORPORATION AND SUBSIDIARIES

(8) INCOME TAXES (CONTINUED)
    For financial reporting purposes, earnings from continued operations before income taxes includes the following components:

                                                          YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
                                                       1996         1995         1994
                                                    -----------  -----------  ----------
Pretax income:
Domestic..........................................  $(5,332,874)  (6,912,125)  5,422,396
Foreign...........................................     (653,395)  (1,663,735)   (415,293)
                                                    -----------  -----------  ----------
Total Pretax Income...............................  $(5,986,269)  (8,575,860)  5,007,103
                                                    -----------  -----------  ----------
                                                    -----------  -----------  ----------

    The primary components of temporary differences which comprise the Company's net deferred tax assets as of December 31,1996 and 1995 are as follows:

                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1996           1995
                                                                  -------------  -------------
Deferred tax assets:
  Allowance for doubtful accounts...............................  $     583,838  $     576,350
  Allowance for returns.........................................      2,314,409      2,895,564
  Inventory reserves............................................         90,090         90,090
  Inventory capitalization......................................        219,083        481,456
  Accrued liabilities...........................................        955,799        599,605
  Net operating losses..........................................       --            1,103,248
  State taxes...................................................            954          2,554
  Intangible assets.............................................        131,965        168,151
  Litigation settlement.........................................      3,651,648      3,651,648
  Tax credits...................................................       --              145,748
  Other.........................................................       --                8,322
                                                                  -------------  -------------
  Deferred tax assets...........................................      8,196,781      9,722,736
  Valuation allowance...........................................     (6,302,559)    (7,377,074)
                                                                  -------------  -------------
Deferred tax assets.............................................      1,894,222      2,345,662
                                                                  -------------  -------------
Deferred tax liabilities:
  Depreciation and amortization.................................       --              (46,456)
  Installment sale..............................................       --             (358,584)
  Other foreign and state taxes.................................       (191,844)      (175,275)
                                                                  -------------  -------------
Deferred tax liability..........................................       (191,844)      (580,315)
                                                                  -------------  -------------
Net deferred tax asset..........................................  $   1,702,378  $   1,765,347
                                                                  -------------  -------------
                                                                  -------------  -------------

    Although realization is not assured, management believes it is more likely than not that the net deferred tax asset is fully recoverable against taxes previously paid and thus no further valuation allowance for these amounts is required.

                      INAMED CORPORATION AND SUBSIDIARIES

(8) INCOME TAXES (CONTINUED)
    The difference between actual tax expense (benefit) and the expected tax expense (benefit) computed by applying the Federal corporate tax rate of 34% for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                         1996          1995           1994
                                                     ------------  -------------  ------------
"Expected" tax expense (benefit)...................  $             $  (2,915,792) $  1,702,415
Litigation settlement..............................                     --             --
Tax effect of nondeductible expenses...............                       51,084        43,974
Goodwill amortization..............................                       49,924        61,525
Research tax credits...............................                   (1,099,596)     (188,223)
Foreign taxes......................................                      406,965       483,550
State franchise tax (benefit), net of Federal tax
  benefits.........................................                     (268,488)      175,944
Losses of foreign operations.......................                      (48,256)     (290,522)
Change in valuation allowance of deferred tax
  assets...........................................                    1,948,830       --
Tax penalties......................................                      276,708       150,726
Other..............................................                      (84,178)      121,403
                                                     ------------  -------------  ------------
                                                                   $  (1,682,799) $  2,260,792
                                                     ------------  -------------  ------------
                                                     ------------  -------------  ------------

    The Company had net operating loss carryovers at the foreign companies aggregating approximately $2,260,000 at December 31, 1995 (based on exchange rates at that date), to be used by the individual foreign companies that incurred the losses. These net operating loss carryovers have various expiration dates. As of December 31, 1995, the Company had a net operating loss carryover of approximately $2,400,000 for California franchise tax purposes. These loss carryovers expire in 2000.

(9) ADVERTISING COSTS

    Advertising costs are generally charged to operations in the year incurred and totaled approximately $590,000 in 1996, $70,000 in 1995, and $142,000 in
1994.

(10) ROYALTIES

    The Company has entered into various license agreements whereby the Company has obtained the right to produce, use and sell patented technology. The Company pays royalties ranging from 5% to 10% of the related net sales, depending upon sales levels. Royalty expense under these agreements was approximately $6,301,872, $5,511,000, and $4,326,000, for the years ended December 31, 1996,
1995 and 1994, respectively, and is included in marketing expense. The license agreements expire at the expiration of the related patents.

                      INAMED CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) STOCKHOLDERS' EQUITY

    The Company has adopted several incentive and non-statutory stock option plans. Under the terms of the plans, 610,345 shares of common stock are reserved for issuance to key employees at prices generally not less than the market value of the stock at the date the options are granted, unless previously approved by the Board of Directors.

    Activity under these plans for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                        1996                      1995                      1994
                                              ------------------------  ------------------------  ------------------------
                                                          WGTD. AVG.                WGTD. AVG.                WGTD. AVG.
                                               SHARES     EXER. PRICE    SHARES     EXER. PRICE    SHARES     EXER. PRICE
                                              ---------  -------------  ---------  -------------  ---------  -------------
Options outstanding at beginning of year....    146,500         1.46      202,500         1.46      247,854         1.52
Granted.....................................     28,500         1.45       --           --           --           --
Exercised...................................    (31,500)        1.45      (50,000)        1.45      (18,000)        1.45
Expired or canceled.........................     --           --           (6,000)        1.45      (27,354)        2.05
                                              ---------                 ---------                 ---------
Options outstanding at end of year..........    143,500         1.46      146,500         1.46      202,500         1.46
                                              ---------                 ---------                 ---------
                                              ---------                 ---------                 ---------
Options exercisable at end of year..........     90,000         1.47       94,000         1.47      122,500         1.46
                                              ---------                 ---------                 ---------
                                              ---------                 ---------                 ---------

    The exercise price of all options outstanding under the stock option plans range from $1.45 to $2.49 per share. All options exercised in 1994, 1995 and 1996 were exercised at a price of $1.45. At December 31, 1996, there were 86,254 shares available for future grant under these plans. Under certain plans, the Company granted options at $1.45, which was below the fair market value of the common stock at the date of grant. Accordingly, the Company is amortizing the difference between the fair market value and the exercise price of the related outstanding options over the vesting period of the options. Stock option compensation expense for the years ended December 31, 1996, 1995 and 1994 aggregated $7,500, $9,000, and $10,000, respectively.

    In 1984, McGhan Medical Corporation adopted an incentive stock option plan (the "1984 Plan"). Under the terms of the 1984 Plan, 100,000 shares of its common stock were reserved for issuance to key employees at prices not less than the market value of the stock at the date the option is granted. In 1985, Inamed agreed to substitute options to purchase its shares (on a two-for-one basis) for those of McGhan Medical Corporation. No options were granted under the 1984 Plan during 1996.

    In 1986, the Company adopted an incentive and nonstatutory stock option plan (the "1986 Plan"). Under the terms of the 1986 Plan, 300,000 shares of common stock have been reserved for issuance to key employees. During 1996, 28,500 options were granted under the 1986 Plan.

    In 1987, the Company also adopted an incentive stock award plan (the "1987 Plan"). Under the terms of the 1987 Plan, 300,000 shares of common stock were reserved for issuance to employees at the discretion of the Board of Directors. The Directors awarded 11,800 shares in 1995, and 11,600 shares in 1994 with aggregate values of $29,500, and $29,000 respectively. No shares were awarded under the 1987 Plan in 1996.

    At December 31, 1996, there were 119,612 shares available for future grant under 1987 Plan.

    In 1993, the Company adopted a Non-employee Director Stock Option Plan which authorized the Company to issue up to 150,000 shares of common stock to directors who are not employees of or consultants to the Company and who are thus not eligible to receive stock option grants under the

                      INAMED CORPORATION AND SUBSIDIARIES

(11) STOCKHOLDERS' EQUITY (CONTINUED)
Company's stock option plans. Pursuant to this plan, each non-employee director is automatically granted an option to purchase 5,000 shares of common stock on the date of his or her initial appointment or election as a director, and an option to purchase an additional 5,000 shares of common stock on each anniversary of his or her initial grant date on which he or she is still serving as a director. The exercise price per share is the fair market value per share on the date of grant. As of December 31, 1996 no options were granted under this plan.

(12) FOREIGN SALES INFORMATION

    Net sales to customers in foreign countries for the years ended December 31, 1996, 1995 and 1994 represented the following percentages of net sales:

                                                    1996  1995  1994
                                                    ----  ----  ----
Europe............................................  25.1% 22.3% 21.5%
Asia-Pacific......................................   1.7   3.5   2.7
Iberia & Latin America............................   5.9   5.4   1.4
Other.............................................   2.6   0.3   0.7
                                                    ----  ----  ----
                                                    35.3% 31.5% 26.3%
                                                    ----  ----  ----
                                                    ----  ----  ----

    (The Europe classification above includes Netherlands, Belgium, United Kingdom, Italy, France and Germany. The Asia-Pacific classification includes Hong Kong, China, Japan, Taiwan, Singapore, Thailand, The Philippines, Korea, Indonesia, India Pakistan, New Zealand and Australia. The Iberia and Latin American classification includes Central America, South America, Mexico, Spain, and Portugal.)

                      INAMED CORPORATION AND SUBSIDIARIES

(13) GEOGRAPHIC SEGMENT DATA

    The following table shows net sales, operating income (loss) and identifiable assets by geographic segment for the years ended December 31, 1996, 1995, and 1994:

                                                        1996           1995          1994
                                                    -------------  ------------  ------------
Net sales:
  United States...................................  $  61,765,485    55,881,262    59,196,401
  Europe..........................................     24,026,965    20,803,402    18,310,708
  Asia Pacific....................................      2,988,818       562,894       --
  Iberia & Latin America..........................      5,566,808     4,378,023     2,878,233
                                                    -------------  ------------  ------------
                                                    $  94,348,076    81,625,581    80,385,342
                                                    -------------  ------------  ------------
                                                    -------------  ------------  ------------
Operating income (loss):
  United States...................................  $  (1,308,472)   (7,601,277)    4,717,154
  Europe..........................................       (750,000)      340,049      (909,840)
  Asia Pacific....................................        534,595       105,533       --
  Iberia and Latin America........................       (713,849)   (2,043,210)     (229,289)
                                                    -------------  ------------  ------------
                                                    $  (2,237,726)   (9,189,905)    3,578,025
                                                    -------------  ------------  ------------
                                                    -------------  ------------  ------------
Identifiable assets:
  United States...................................  $  43,109,198    25,976,480    29,337,456
  Europe..........................................     21,533,176    18,351,644    15,899,258
  Asia Pacific....................................        837,661       593,423       --
  Iberia and Latin America........................      4,620,392     5,463,397     2,573,687
                                                    -------------  ------------  ------------
                                                    $  70,100,427    50,384,944    47,810,401
                                                    -------------  ------------  ------------
                                                    -------------  ------------  ------------

(14) RELATED PARTY TRANSACTIONS

    Included in related party notes receivable is a 10.5% note with McGhan Management Corporation, a Nevada corporation, in the amount of $202,510. Mr. Donald K. McGhan, Chairman and Chief Executive Officer of the Company, and his wife are the majority shareholders of McGhan Management Corporation. This note has since been paid in its entirety.

    Included in general and administration expense on the income statement is $1.2 million in aircraft rental expenses paid to a company that is controlled by the family of Mr. Donald K. McGhan, Chairman and Chief Executive Officer of the Company. No signed contract exists and the Company is billed based on its usage.

    Included in assets in 1995 is an unsecured note receivable from Michael D. Farney, Chief Executive Officers and Chief Financial Officer of the Company. This receivable approximated $386,000 as of December 31, 1995. The note bears interest at 9.5% per annum and was due in June 1996. The note was primarily for various personal activities. On March 4, 1996, the officer paid the balance of the note in full.

    Included in liabilities in 1995 are notes payable to McGhan Management Corporation, a Nevada corporation, and Donald K. McGhan, Chairman and President of the Company.

    These payables approximated $1,209,000 as of December 31, 1995. The notes bear interest at prime plus 2% per annum (10.5% per annum at December 31, 1995) and were due June 30, 1996, or on demand. The Company paid the balance of these notes in full on January 25, 1996. Also included in liabilities in

                      INAMED CORPORATION AND SUBSIDIARIES

(14) RELATED PARTY TRANSACTIONS (CONTINUED)
1995 is a note payable of approximately $550,000 to an officer of Inamed, S.A. in connection with the Company's acquisition of this subsidiary. Final payment on this note was made on February 6, 1996.

    During 1992, the Company entered into a rental arrangement with Star America Corp., a Nevada corporation of which Michael D. Farney, former Chief Executive Officer and former Chief Financial Officer of the Company, is the only Director and Officer for rental of a Beachcraft BE2000 Starship to provide air transportation for corporate purposes. The minimum rental through December 31, 1993 was $95,000 per month. In January, 1994 this rent was renegotiated to a month-to-month arrangement with a monthly rent of $74,000 during 1994. Rent expense for 1995 and 1994 was $900,000 and $888,000 respectively. In February 1995, the Company received a credit voucher from Star America Corporation for $800,000. This amount represented payments made during 1994 in excess of actual rent agreement. At December 31, 1995, the credit voucher had an outstanding balance of $107,670. This balance was paid to the Company on March 11, 1996. The rental arrangement with Star America Corp. was terminated effective December 31, 1995.

(15) EMPLOYEE BENEFIT PLANS

    Effective January 1, 1990, the Company adopted a 401(k) Defined Contribution Plan for all U.S. employees. After six months of service, employees become eligible to participate in the Plan. Participants may contribute to the plan up to 20% of their compensation annually, subject to the limitations in the Internal Revenue Code. The Company can match contributions equal to 10% of each participant's contribution, limited to 5% of the participant's compensation. The participants are 100% vested in their own contributions and vesting in the Company's contributions is based on years of credited service. Participants become 100% vested after five years of credited service. Participants may invest elective contributions amongst funds selected by the Company and the Trustee(s) of the plan. The Trustee(s) and the Company may choose the investment options for any employer nonelective contribution. Returns on the various individual investment options in 1996 ranged from 4.4% to 18%. The Company has not contributed to this plan for the years ended December 31, 1996, 1995, and 1994.

    Effective January 1, 1990, a certain subsidiary adopted a Defined Benefit Plan for all employees. After one year of service, employees become eligible to participate in the plan. Employees in active employment on January 1, 1990 were immediately eligible. Plan benefits, including pension upon retirement or complete disability, are based on an employee's years of service and average compensation prior to retirement. The pension plan is financed by premiums which are paid by the employer and the employees. The premium is based on financing a pension of 70% of the salary per person. Participants share in the cost of the plan by making contributions of 3% to 5% of the pension basis. The funding policy is to pay the accrued pension contribution currently. The premiums, paid to the external pension management company, are invested 80% in government bonds and 20% in stocks listed on the Amsterdam Exchange. The return on investments for the pension management company was approximately 18% in 1996 and 24% in 1995. Administrative costs paid by the Company were approximately $21,900 in 1996, $19,100 in 1995 and $12,900 in 1994. Contributions to the defined benefit pension plan approximated $88,000, $75,000, and $49,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

    Effective February 1, 1990, a certain subsidiary adopted a Defined Contribution Plan for all non-production employees. Upon commencement of service, these employees become eligible to participate in the plan and may contribute to the plan up to 5% of their compensation. The Company's matching contribution is equal to 200% of the participant's contribution. The employee is immediately and fully

                      INAMED CORPORATION AND SUBSIDIARIES

(15) EMPLOYEE BENEFIT PLANS (CONTINUED)
vested in the Company's contribution. The Company's contributions to the plan approximated $254,000, $198,000, and $144,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

    Effective January 1, 1991, a certain subsidiary adopted a Defined Benefit Plan for all employees. After one year of service, employees become eligible to participate in the plan. Plan benefits, including pension upon retirement or complete disability, are based on an employee's years of service and average compensation prior to retirement. The pension plan is financed by premiums which are paid by the employer and the employee. The premium is based on 8% of the current salary. Participants share in the cost of the plan by making contributions of 2% to 3% of the pension basis. The funding policy is to pay the accrued pension contribution currently. The premiums are paid to an external pension management company which invests the premiums in government bonds. The pension management company guarantees a return of 5% per year on investments. Administrative costs paid to the pension management company are approximately 20% of contributions or $4,000 in 1996, $3,400 in 1995 and $2,800 in 1994.
Contributions to the defined benefit pension plan approximated $20,000, $17,000, and $14,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

    Effective February 1, 1991, a certain subsidiary adopted a Defined Benefit Plan for all employees. After one year of service, employees become eligible to participate in the plan. Plan benefits, including additional pension upon retirement or complete disability, are based on an employee's years of service and average compensation prior to retirement. Participants do not share in the cost of the plan. The funding policy is to pay the accrued pension contribution currently. The premiums, paid to the external pension management company, are invested 52% in government bonds, 13% in stocks, 25% in mortgages and 10% in buildings. The Company pays the administrative costs to the pension management company which totaled $,1,236 in 1996, $2,155 in 1995 and $1,344 in 1994. The
Company's contributions to the plan approximated $18,000, $24,000, and $10,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

    Effective July 1, 1992, a certain subsidiary adopted a Defined Contribution Plan for all employees. After six months of service, employees become eligible to participate in the plan. They may contribute to the plan up to 5% of their compensation. The Company's matching contribution is equal to 100% of the participant's contribution. The employee is immediately and fully vested in the Company's contribution however, the pension can only be drawn upon retirement or complete disability. All premiums are paid to an external pension company which invests the accumulated funds in government bonds. The return on investments has been approximately 8% in 1996 and 1995. The Company pays administrative costs to the pension management company which totaled $320 in 1996 and 1995 and $310 in 1994. The Company's contributions to the plan approximated $11,000, $9,000, and $7,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

    Effective July 1, 1993, a certain subsidiary adopted a Defined Benefit Plan for all employees. After one year of service, employees become eligible to participate in the plan. Plan benefits, including pension upon retirement or complete disability, are based on an employee's years of service and average compensation prior to retirement. Participants do not share in the cost of the plan. The funding policy is to pay the accrued pension contribution currently. The Company's yearly contribution per employee is equal to one month of an employee's salary. The premiums are paid to an external pension management company which invests 70% of the accumulated funds in government bonds and 30% in buildings and stocks. The pension management company's return on investment has been approximately 11% for 1996 and 1995. The Company has paid administrative costs of approximately $3,200, $3,000 and $2,400 for the

                      INAMED CORPORATION AND SUBSIDIARIES

(15) EMPLOYEE BENEFIT PLANS (CONTINUED)
years ended December 31, 1996, 1995 and 1994 respectively. The Company's contributions to the plan approximated $16,000, $15,000, and $12,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    Effective January 1, 1995, a certain subsidiary adopted a Defined Benefit Plan for all employees. After one year of service, employees become eligible to participate in the plan. Plan benefits, including a pension upon retirement at age 65 or complete disability, are based on an employee's years of service and average compensation prior to retirement. The Company contributes 7% of the employees' fixed salaries. Participants do not share in the cost of the plan. The premiums are paid to an external pension management company and are invested in government bonds, loans, real estate and French and international stocks. The pension management company's return on investment in 1995 was 6%. The Company paid administrative costs of an insignificant amount in 1996 and 1995 to the pension management company. The Company's contributions to the plan approximated $21,000 and $15,000 for the years ended December 31, 1996 and 1995, respectively.

    Effective January 1, 1995, a certain subsidiary adopted a Defined Contribution Plan for non-production employees. Upon commencement of service, these employees become eligible to participate in the plan. They may contribute to the plan up to 5% of their compensation. The Company's matching contribution is equal to 10% of the participant's contribution. The employee is immediately and fully vested in the Company's contribution. The Company's contribution to the plan approximated $18,000 and $17,000 for the years ended December 31, 1996 and 1995, respectively.

(16) LITIGATION

    The Company and/or its subsidiaries are defendants in numerous State and Federal court actions and a Federal class action in the United States District Court, Northern District of Alabama, Southern Division, under The Honorable Sam
C. Pointer, Jr., Chief Judge U.S. District Court, identified as Breast Implant Products Liability Litigation, Multiple District Litigation No. 926, Master File No. CV 92-P-10000-S ("MDL 926"). One of the federal cases, Lindsey, et al., v. Dow Corning Corp., et al., Civil Action No. CV 94-11558-S was conditionally certified as a class action for purposes of settlements ("MDL Settlement") on behalf of persons having claims against certain manufacturers of breast implants. The alleged factual basis for typical lawsuits include allegations that the plaintiffs' breast implants caused specified ailments including, among others, auto-immune disease, scleroderma, systemic disorders, joint swelling and chronic fatigue.

    A result of the MDL Settlement was the establishment of a Claims Administration Office in Houston, Texas under the direction of Judge Ann Cochran. Class Members who had breast implants prior to June 1993 have registered with the Claims Office. Judge Pointer certified the "Global" Settlement by Final Order and Judgement on September 1, 1994. Subsequently, a preliminary review of claims produced projected payouts greater than the amounts the breast implant manufacturers had agreed to pay. On May 15, 1995, Dow Corning Corp., formerly one of the manufacturers and a significant contributor to the Global Settlement fund, filed for federal bankruptcy protection because of lawsuits over the devices.

    On December 29, 1995, the Company entered into an agreement with the MDL 926 Settlement Class Counsel and certain other defendants that is now identified as the "Bristol, Baxter, 3M, McGhan & Union Carbide Revised Breast Implant Settlement Program" ("Revised Settlement"). This settlement provides a procedure to resolve claims of current claimants and ongoing claimants who are all registered with the Claims Office.

                      INAMED CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(16) LITIGATION (CONTINUED)

    Due to the nature of the Revised Settlement which allowed ongoing registrations, "opt-ins", as well as a limited potential for claimants, during the life of the program, to opt-out of the revised settlement ("opt-outs"), the aggregate dollar amount to be received by the class of claimants under the Revised Settlement has not been fully ascertained.

    The Revised Settlement is an approved-claims based settlement. Therefore, to project a range of the potential cost of the Revised Settlement, the parties utilized a court-sponsored sample of claimants' registrations and claims filed through the MDL 926 Settlement Claims Office against all defendants and assumed approval of 100 percent of the claims as initially submitted. Although adequate for negotiation purposes, the sample is unsatisfactory for the purposes of determining an aggregate dollar liability for accounting purposes because the processing of current claims is not completed, the process of ongoing claims, will continue for fifteen years, and the Revised Settlement is subject to opt-ins and opt-outs.

    The following is a recap of the certain events involving the Company's product liability issues relating to silicone gel breast implants which the Company manufactures and markets.

    The claims in Silicone Gel Breast Implants Product Liability Litigation MDL 926 are for general and punitive damages relating to physical and mental injuries allegedly sustained as a result of silicone gel breast implants produced by the Company. Although the amount of claims asserted against the Company is not readily determinable, the Company believes that the stated amount of claims substantially exceeds provisions made in the Company's consolidated financial statements. The Company has been a defendant in substantial litigation related to breast implants which have adversely affected the liquidity and financial condition of the Company. This raises substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from this uncertainty.

    On June 25, 1992 the judicial panel on multi-district litigation in re:
Silicone Gel Breast Implant Products Liability Litigation consolidated all federal breast implant cases for discovery purposes in Federal District Court for the Northern District of Alabama under the multi-district litigation rules. Several US based manufacturers negotiated a settlement with the Plaintiffs' Negotiating Committee ("PNC"), and on March 29, 1994 filed a Proposed Non-Mandatory Class Action Settlement in the Silicone Breast Implant Products Liability (the "Settlement Agreement") providing for settlement of the claims as to the class (the "Settlement") as described in the Settlement Agreement. The Settlement Agreement, upon approval, would have provided resolution of any existing or future claims, including claims for injuries not yet known, under any Federal or State law, from any claimant who received a silicone breast implant prior to June 1, 1993.

    The Company was not originally a party to the Settlement Agreement. However, on April 8, 1994 the Company and the PNC reached an agreement which would join the Company into the Settlement. The agreement reached between the Company and the PNC added great value to the Settlement by enabling all plaintiffs and US based manufacturers to participate in the Settlement, and facilitating the negotiation of individual contributions by the Company, Minnesota Mining and Manufacturing Company ("3M"), and Union Carbide Corporation which total more than $440 million.

    A fairness hearing for the non-mandatory class was held before Judge Pointer on August 18, 1994. On September 1, 1994, Judge Pointer gave final approval to the non-mandatory class action settlement. The deadline for plaintiffs to enter the Settlement was March 1, 1995.

                      INAMED CORPORATION AND SUBSIDIARIES

(16) LITIGATION (CONTINUED)
    Under the terms of the Settlement Agreement, the parties stipulated and agreed that all claims of the Settlement Class against the Company regarding breast implants and breast implant materials would be fully and finally settled and resolved on the terms and conditions set forth in the Settlement Agreement.

    Under the terms of the Settlement Agreement, the Company would have paid $1 million to the Settlement fund for each of 25 years starting three years after Settlement approval by the Court. The Settlement was approved by the court on September 1, 1994. The Company recorded a pre-tax charge of $9.1 million in October of 1994. The charge represents the present value (discounted at 8%) of the Company's settlement of $25 million over a payment period of 25 years, $1 million per year starting three years from the date of Settlement approval.

    Under the Settlement, $1.2 billion had been provided for "current claims" (disease compensation claims). In May 1995, Judge Pointer completed a preliminary review of current claims against all Settlement defendants which had been filed as of September 1994, in compliance with deadlines set by the court. Judge Pointer determined that based on the preliminary review, projected amounts of eligible current claims appeared to exceed the $1.2 billion provided by the Settlement. Discrete information as to each defendant was not made available by the court and the Company is not aware of any information from such findings that would affect the Company's $9.1 million accrual. The Settlement provided that in the event of such over subscription, the amounts to be paid to eligible current claimants would be reduced and claimants would have a right to "opt-out" of the Settlement at that time.

    On October 1, 1995, Judge Pointer finalized details of a scaled-back breast implant injury settlement involving defendants Bristol-Myers Squibb, Baxter International, and 3M, allowing plaintiffs to reject this settlement and file their own lawsuits if they believe payments are too low. On November 14, 1995, McGhan Medical and Union Carbide were added to this list of settling defendants to achieve the "Bristol, Baxter, 3M, McGhan & Union Carbide Revised Settlement Program" (the "Revised Settlement Program"). With respect to the parties thereto, the Revised Settlement Program incorporated and superseded the Settlement. The Revised Settlement Program does not fix the liability of any defendants, but established fixed benefit amounts for qualifying claims. The Company's obligations under the Revised Settlement are cancellable if the Revised Settlement is disapproved on appeal.

    The Company recorded a pre-tax charge of $23.4 million in the third quarter of 1995. The charge represented the present value (discounted at 8%) of the maximum additional amount that the Company then estimated it might be required to contribute to the Revised Settlement Program--$50 million over a 15-year period based on a claims-made and processed basis. Due to the uncertainty of ultimate resolution and acceptance of the Revised Settlement Program by the registrants, claimants and plaintiffs, and the current lack of information related to the substance of the claims, the Company reversed this charge at year-end 1995 for the third quarter of 1995.

    At December 31, 1996, the Company's reasonable estimate of its liability to fund the Revised Settlement Program was a range between $9.1 million, the original accrual as noted above, and the discounted present value of the $50 million aggregate the Company estimated it might have been required to contribute under the Revised Settlement Program. Again, due to the uncertainty of the ultimate resolution and acceptance of the Revised Settlement Program by the registrants, claimants and plaintiffs (which acceptance and participation is necessary for any contributions under the Revised Settlement Program) and the limited and changing information related to the claims, no estimate of the possible additional loss or range of loss can be made and, consequently, the financial statements do not reflect any

                      INAMED CORPORATION AND SUBSIDIARIES

(16) LITIGATION (CONTINUED)
additional provision for the litigation settlement. However, preliminary information obtained prior to July 31, 1997, concerning claims and opt-outs filed under the Revised Settlement indicates that the range of costs to the Company of its contributions, while likely to exceed $9.1 million, will be substantially less than $50 million. This preliminary information suggests that the cost for current claims, which will be payable after the conclusion of all appeals relating to the Revised Settlement, is not likely to exceed $16 million. This estimate may change as further information is obtained. The additional cost for ongoing claims payable over the 15-year life of the program is still unknown, but is capped, at approximately $6 million under the terms of the Revised Settlement.

    The Company has entered into a Settlement Agreement with health care providers pursuant to which the Company is required to pay, on or before December 17, 1996, or after the conclusions of any and all disapproved appeals, $1 million into the MDL Settlement Funds (the "Fund") to be administered by Edgar C. Gentle, III, Esq. ("the Fund Agent"). The charge for settlement will be applied against the $9.1 million accrual previously established by the Company. The Company, in the spirit of the Revised Settlement Program, also contributed $600,000 in 1996 and $300,000 in 1997 to the claims administration management for the settlement.

    The Company has opposed the plaintiffs' claims in these complaints and other similar actions, and continues to deny any wrongdoing or liability to the plaintiffs of any kind. However, the extensive burdens and expensive litigation the Company would continue to incur related to these matters prompted the Company to work toward and enter into the Settlement which insures a more satisfactory method of resolving claims of women who have received the Company's breast implants.

    Management's commitment to the Revised Settlement Program does not alter the Company's need for complete resolution sought under a mandatory ("non-opt-out") settlement class (the "Mandatory Class") or other acceptable settlement resolution. In 1994, the Company petitioned the United States District Court, Northern District of Alabama, Southern Division, for certification of a Mandatory Class under the provisions of Federal Rules of Civil Procedure. Since that time, the Company has been in negotiation with the plaintiffs concerning an updated mandatory settlement class or other acceptable resolution. On July 1, 1996, the Company filed an appearance of counsel and status report on the Inamed Mandatory Class application to the United States District Court, Northern District of Alabama, Southern Division, Chief Honorable Judge Samuel C. Pointer, Jr. There can be no assurance that the Company will receive Mandatory Class certification or other acceptable settlement resolution.

    If the Mandatory Class is not certified, the Company will continue to be a party to the Revised Settlement Program. However, if the Company fails to meet its obligations under the program, parties in the program will be able to reinstate litigation against the Company. In addition the Company will continue to be subject to further potential litigation from persons who are not provided for in the Revised Settlement Program and who opt out of the Revised Settlement Program. The number of such persons and the outcome of any ensuing litigation is uncertain. Failure of the Mandatory Class to be certified, absent other acceptable settlement resolution, is expected to have a material adverse effect on the Company.

    The Company was a defendant with 3M in a case involving three plaintiffs in Houston, Texas, in March 1994, in which the jury awarded the plaintiffs $15 million in punitive damages and $12.9 million in damages plus fees and costs. However, the matter was resolved in March 1995 resulting in no financial responsibility on the part of the Company.

                      INAMED CORPORATION AND SUBSIDIARIES

(16) LITIGATION (CONTINUED)
    In connection with 3M's 1984 divestiture of the breast implant business now operated by the Company's subsidiary, McGahn Medical Corporation, 3M has a potential claim for contractual indemnity for 3M's litigation costs arising out of the silicone breast implant litigation. The potential claim vastly exceeds the Company's net worth. To date, 3M has not sought to enforce such an indemnity claim. As part of its efforts to resolve potential breast implant litigation liability, the Company has discussed with 3M the possibility of resolving the indemnity claim as part of the overall efforts for global resolution of the Company's potential liabilities. Because of the uncertain nature of such an indemnity claim, the financial statements do not reflect any additional provision for such a claim.

    In October 1995, the Federal District Court for the Eastern District of Missouri entered a $10 million default judgment against a subsidiary of the Company arising out of a plaintiff's claim that she was injured by certain breast implants allegedly manufactured by the subsidiary. The Company did not become aware of the lawsuit until November 1996, due to improper service. Plaintiff's attorney waited over one year to notify the Company that a default judgement had been entered. Plaintiff's attorney refused to voluntarily set aside the judgement, although it is clear from the allegations of the complaint that plaintiff sued the wrong entity, since neither the named subsidiary, the Company, nor any of its other subsidiaries manufactured the device. The Company has moved to have this judgment set aside. The Company has not made any adjustment in its 1996 financial reports to reflect this judgment.

    The Company does not have product liability insurance and therefore recovery from an insurance carrier for any settlements paid is not possible.

    The long-term liquidity of the Company is inextricably intertwined with the Company's efforts and ultimate ability to successfully resolve the breast implant litigation. Determining the long term liquidity needs of the Company is not currently possible because the settlement process has not progressed to the point where the numbers of current, ongoing, and future claimants can be determined. Management's primary plan to overcome its liquidity and financial condition difficulties is to continue to vigorously defend the products liability litigation to which it is a party and to seek a prompt and favorable settlement of such litigation and to supplement its short-term liquidity using a combination of cash generated from operations and debt and equity financing. Management firmly believes that such plan is the only viable plan available to the Company. The Company's counsel and advisors are in agreement with Management that the extent of the Company's liability cannot be determined at this time.

(17) COMMITMENTS AND CONTINGENCIES

    The Company leases facilities under operating leases. The leases are generally on an all-net basis, whereby the Company pays taxes, maintenance and insurance. Leases that expire are expected to be renewed or replaced by leases on other properties. Rent expense for the years ended December 31, 1996, 1995, and 1994 aggregated $5,821,218, $4,927,677, and $4,913,327, respectively.

                      INAMED CORPORATION AND SUBSIDIARIES

(17) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Minimum lease commitments under all noncancelable leases as of December 31, 1996 are as follows:

Year ending December 31:
1997..............................................  $ 4,563,689
1998..............................................    3,671,841
1999..............................................    3,246,526
2000..............................................    2,705,170
2001..............................................    2,223,777
Thereafter........................................   11,915,731
                                                    -----------
                                                    $28,326,734
                                                    -----------
                                                    -----------

(18) SALE OF SUBSIDIARIES

    As of August 31, 1993, the Company announced the sale of its wholly-owned subsidiary, Specialty Silicone Fabricators, Inc. (SSF), a manufacturer of silicone components for the medical device industry with production facilities in Paso Robles, California. The sale included SSF's wholly-owned subsidiary, Innovative Surgical Products, Inc. located in Santa Ana, California, which assembles, packages and sterilizes products for other medical device companies. The Company received total consideration of approximately $10.8 million from the buyer, Innovative Specialty Silicone Acquisition Corporation (ISSAC), a private investment group which included certain members of SSF's management.

    The consideration consisted of $2.7 million in cash, the forgiveness of $2.2 million in intercompany notes due to SSF, and $5.9 million in structured notes. The notes include a note in the amount of $2,425,000 due on February 25, 1995 with interest of 10% per annum and a note in the amount of $3,466,198 due on August 31, 2003, accruing interest quarterly at a rate of prime plus 2% as quoted at the beginning of the quarter, not to exceed 11%. The notes have been reflected on the balance sheet net of a discount of $643,663 and settlement of certain intercompany amounts totaling approximately $957,000. The notes are collateralized by all of the assets of ISSAC. The Company has filed a UCC1 and its position is subordinated only to that of ISSAC's primary lender.

    At December 31, 1996, the current portion due from ISSAC under the terms of the note agreement is in dispute. The Company has classified all current amounts due as long-term and an estimated provision for credit loss has been provided for in the financial statements.

(19) SUBSEQUENT EVENTS

    During January, 1997, the Company received $5.7 million in proceeds from $6.2 million in financing via a 4% convertible debenture purchase agreement, issued at an 8% discount, due January 16, 2000. Interest is payable quarterly in arrears. The proceeds received are to be used for working capital purposes. As of December 31, 1996, proceeds of approximately $61,000 were received and classified as a noncurrent liability.

    The debentures become convertible into shares of common stock at the option of the holder 60 days after the issue date. The conversion price for each debenture is the LESSER of the average per share market value of INAMED common stock for the 5 trading days preceding the original issue date or the average per share market value for the 5 trading days preceding conversion and adjusted to halve any increase exceeding 33%, whichever is greater, OR 85% of the average per share market value for the five trading days immediately preceding the conversion date.

                      INAMED CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20) QUARTERLY SUMMARY OF OPERATIONS (UNAUDITED)

    The following is a summary of selected quarterly financial data for 1996 and 1995:

                                                              QUARTER
                                       ------------------------------------------------------
                                          FIRST         SECOND        THIRD         FOURTH
                                       ------------  ------------  ------------  ------------
Net Sales:
  1996...............................    20,402,033    27,859,500    23,259,585    22,826,958
  1995...............................    21,744,875    24,112,600    18,279,111    17,488,995
Gross Profit:
  1996...............................    12,629,310    19,928,480    14,654,507    13,047,925
  1995...............................    15,410,563    16,431,581    11,439,933     8,187,721
Net Income (loss):
  1996...............................    (1,266,953)    1,143,064      (988,090)   (5,959,681)
  1995...............................     1,140,496     2,744,448    (2,592,588)   (8,185,417)
Net Income (loss) per share:
  1996...............................         (0.17)         0.15         (0.12)        (0.77)
  1995...............................          0.15          0.36         (0.34)        (1.08)
                                       ------------  ------------  ------------  ------------
                                       ------------  ------------  ------------  ------------

SIGNIFICANT FOURTH QUARTER ADJUSTMENTS, 1996

    During the fourth quarter of the year ended December 31, 1996, significant adjustments to the results of operations were as follows:

Provision for income taxes.........................................
Provision for product liability....................................    254,176
Royalty expense....................................................    647,672

SIGNIFICANT FOURTH QUARTER ADJUSTMENTS, 1995

    During the fourth quarter of the year ended December 31, 1995, significant adjustments to the results of operations were as follows:

Provision for income taxes.........  $ (4,162,607)
Provision for doubtful accounts and
  returns and allowances...........     1,424,734
Compensation expense...............       891,200

    The Company's provision for income taxes was adjusted to reduce income tax expense in 1995 and 1996. The Company is working closely with tax advisors to anticipate ongoing tax responsibility and better reflect income tax liability/benefits during the year.

    In 1996, the provision for product liability was increased by $254,176 to more accurately reflect the potential impact of the Company's limited product warranty. The Company's royalty expense was also increased in the fourth quarter of 1996 by $647,672 to reflect royalty expense for products sold internationally under various license agreements.

    In 1995, the provision for doubtful accounts, returns and allowances was increased due to a backlog of returns that developed in the fourth quarter 1995 as attention was diverted to other operating issues. An adjustment was made in 1995 to increase compensation expense to reflect bonuses and compensation payments declared after year end for certain personnel.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE SPECIFICALLY OFFERED HEREBY OR OF ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           2
Summary of Consolidated Financial Data.........           4
Risk Factors...................................           5
Use of Proceeds................................          15
Dividend Policy................................          15
Capitalization.................................          16
Selected Consolidated Financial Data...........          17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          18
Business.......................................          28
Management.....................................          43
Certain Transactions...........................          45
Principal and Selling Securityholders..........          47
Description of Capital Stock...................          51
Plan of Distribution...........................          53
Experts........................................          54
Additional Information.........................          54
Consolidated Financial Statements..............         F-1

                               INAMED CORPORATION

                              WARRANTS TO PURCHASE
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All of the expenses in connection with the distribution of the Securities are set forth below and will be borne by the Registrant.

Registration Fee...................................................  $   5,095
*Blue Sky Fees and Expenses (including counsel fees)...............      2,000
*Legal Fees and Expenses...........................................     15,000
*Accounting Fees and Expenses......................................     10,000
*Miscellaneous.....................................................      5,000
                                                                     ---------
    *Total.........................................................  $  37,095
                                                                     ---------
                                                                     ---------

------------------------

*Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Subsection (1) of Section 607.0850 of the Florida Business Corporations Act (the "FBCA") provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    Subsection (2) of Section 607.0850 of the FBCA provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

    Subsection (3) of Section 607.0850 of the FBCA provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any proceeding referred to in subsections
(1) or (2) of Section 607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

    Subsection (4) of Section 607.0850 of the FBCA provides that any indemnification under subsections (1) or (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) or (2) of Section
607.0850. Such determination shall be made:

        (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

        (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

        (c) by independent legal counsel:

           (1) selected by the board of directors as prescribed in paragraph (a) or a committee selected as prescribed in paragraph (b); or

           (2) if no quorum of directors can be obtained under paragraph (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

        (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

    Under subsection (6) of Section 607.0850 of the FBCA, expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

    Subsection (7) of Section 607.0850 of the FBCA states that indemnification and advancements of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions of the director, officer, employee or agent were material to the adjudicated cause of action and such person (a) violated criminal law, unless the person had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe this conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 of the FBCA (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

    Subsection (8) of Section 607.0850 provides that indemnification and advancement of expenses shall continue, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person, unless otherwise provided when authorized or ratified.

    Subsection (9) of Section 607.0850 of the FBCA permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

    Subsection (12) of Section 607.0850 of the FBCA permits a corporation to purchase and maintain insurance for a director of officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

    The Company is obligated under its Bylaws to indemnify a present or former director, officer, employee or agent of the Company and may indemnify any other person, in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding arising out of an officer's or director's past or future service to the Company or a subsidiary or to another organization at the request of the Company or a subsidiary, if he acted in faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether the standards referred to above have been met is made by (i) the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such proceeding, or (ii) if such a quorum is not obtainable or, even if obtainable, a majority of a committee of two or more disinterested directors if so designated by the Board, or (iii) by independent legal counsel in a written opinion, or (iv) by the shareholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order below is information regarding recent sales of unregistered securities by the Registrant since January 1, 1994. Further included is the consideration, if any, received by the Registrant for such Securities, and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

    1997 RESTRUCTURING

    On July 2, 1997, the Registrant exchanged certain of its existing 11% Secured Convertible Notes due 1999 for new 11% Secured Convertible Notes (as amended, the "Notes") in connection with the restructuring of certain of the Registrant's debt obligations. The Registrant also issued to the holders of the Notes an aggregate of 1,846,071 warrants to purchase the Registrant's common stock at an exercise price of $8.00 per share. The purpose of this restructuring was to cure and waive all past defaults of the Registrant under the Notes. The Registrant received no other consideration in connection with such offer and sale. No underwriters were engaged in the foregoing offer or sale of securities. The exchange of the Notes was made in reliance upon the exemption from registration under Section 3(a)(9) of the Securities Act. The warrants were offered and sold in reliance upon the exemption from registration under Section 4(2)of the Securities Act.

    1997 DEBENTURE OFFERING

    In January 1997, the Registrant received $5.7 million in proceeds from the offering and sale of an aggregate of $6.2 million of its 4% Convertible Debentures due 2000, issued at an 8% discount. No underwriters were engaged in the foregoing offer and sale of securities. The Securities were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

    1996 COMMON STOCK OFFERING

    On June 27, 1996, the Registrant completed the offering and sale of 344,333 shares of its Common Stock at a price of $8.7125 per share to certain non-U.S. investors outside the United States. The Registrant received approximately $3 million in proceeds from this transaction. No underwriters were engaged in the foregoing offer and sale of securities. The Common Stock was offered and sold in a transaction exempt from registration under Regulation S promulgated under the Securities Act.

    1996 NOTES OFFERING

    On January 23, 1996, the Registrant completed the offering and sale of an aggregate of $35,000,000 of its 11% Secured Convertible Notes due 1999. No underwriters were engaged in the foregoing offer and sale of securities. The Securities were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

  EXHIBIT    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       3.1   Registrant's Articles of Incorporation. (Incorporated herein by reference to Exhibit 3.1 of the Company's
               Financial Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-7101)).

       3.2   Registrant's Bylaws. (Incorporated herein by reference to Exhibit 3.2 of the Company's Financial Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-7101)).

       4.1   Specimen Stock Certificate for Inamed Corporation Common Stock, par value $.01 per Share. (Incorporated herein by reference to Exhibit 3.3 of the Company's Financial Report on Form 10-K for the year ended
               December 31, 1995 (Commission File No. 0-7101)).

       4.2   Warrant Agreement dated July 2, 1992 between Inamed Corporation and U.S. Stock Transfer Corporation.
               (Incorporated herein by reference to Exhibit 10.6 of the Company's Current Report on Form 8-K filed with the Commission on July 14, 1997).

       5.1   Opinion of Nida & Maloney, P.C.*

      10.1   Stock Option Plan, together with form of Incentive Stock Option Agreement and Nonstatutory Stock Option
               Agreement. (Incorporated herein by reference to Exhibit 10.1 of the Company's Financial Report on Form
               10-K for the year ended December 31, 1995 (Commission File No. 0-7101)).

      10.2   Stock Award Plan. (Incorporated herein by reference to Exhibit 10.2 of the Company's Financial Report on
               Form 10-K for the year ended December 31, 1995 (Commission File No. 0-7101)).

      10.3   Non-Employee Directors' Stock Option Plan. (Incorporated herein by reference to Exhibit 10.3 of the
               Company's Financial Report on Form 10-K for the year ended December 31, 1995 (Commission File No.
               0-7101)).

      10.4   Form of Inamed Corporation February 27, 1997 Letter Agreement.*

      10.5   Form of Inamed Corporation 4% Convertible Debenture.*

      10.6   Form of Registration Rights Agreement.*

      10.7   Form of Convertible Debenture Agreement.*

      10.8   Rights Agreement, dated as of June 2, 1997, between Inamed Corporation and U.S. Stock Transfer
               Corporation, which includes the form of the Rights Certificate as Exhibit A and the Summary of Rights
               to Purchase Common Stock as Exhibit B. (Incorporated herein by reference to Exhibit 4.1 of the
               Company's Current Report on Form 8-K filed with the Commission on May 23, 1997.)

      10.9   Form of Letter from the Board of Directors of Inamed Corporation to Shareholders to be mailed with copies of the Summary of Rights appearing as Exhibit B to Exhibit 1 hereto. (Incorporated herein by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K filed with the Commission on May 23, 1997.)

      10.10  Amendment No. 1 to Rights Agreement, dated as of June 13, 1997, between Inamed Corporation and U.S. Stock
               Transfer Corporation.*

  EXHIBIT    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      10.11  Letter Agreement dated as of July 2, 1997 by and among Inamed Corporation, Appaloosa Management L.P., and
               Donald K. McGhan. (Incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on
               Form 8-K filed with the Commission on July 14, 1997.)

      10.12  Second Supplemental Indenture, dated as of July 2, 1997, between Inamed Corporation and Santa Barbara
               Bank & Trust. (Incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form
               8-K filed with the Commission on July 14, 1997.)

      10.13  Letter of Representation of Inamed Corporation dated as of July 2, 1997 in favor of holders of 11%
               Secured Convertible Notes due 1999. (Incorporated herein by reference to Exhibit 10.3 of the Company's
               Current Report on Form 8-K filed with the Commission on July 14, 1997.)

      10.14  Consent and Waiver of certain holders of 11% Secured Convertible Notes due 1999 dated as of July 8, 1997.
               (Incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K filed with the Commission on July 14, 1997.)

      10.15  Letter executed by Appaloosa Investment Limited Partnership, Ferd L.P. and Palimino Fund Ltd. withdrawing the notice of default under the Indenture. (Incorporated herein by reference to Exhibit 10.5 of the
               Company's Current Report on Form 8-K filed with the Commission on July 14, 1997.)

      10.16  Amendment No. 2 to Rights Agreement, dated as of July 2, 1997, between Inamed Corporation and U.S. Stock
               Transfer Corporation. (Incorporated herein by reference to Exhibit 10.7 of the Company's Current Report on Form 8-K filed with the Commission on July 14, 1997.)

      10.17  Form of Note Purchase Agreement. (Incorporated herein by reference to Exhibit 99.1 of the Company's
               Current Report on Form 8-K filed with the Commission on April 19, 1996.)

      10.18  Indenture between the Registrant and Santa Barbara Bank & Trust, as trustee. (Incorporated herein by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K filed with the Commission on
               April 19, 1996.)

      10.19  Form of 11% Secured Convertible Note due 1999. (Incorporated herein by reference to Exhibit 99.3 of the
               Company's Current Report on Form 8-K filed with the Commission on April 19, 1996.)

      10.20  Security Agreement between the Registrant and Santa Barbara Bank & Trust, as trustee. (Incorporated herein by reference to Exhibit 99.4 of the Company's Current Report on Form 8-K filed with the
               Commission on April 19, 1996.)

      10.21  Guarantee and Security Agreement between certain subsidiaries of the Registrant and Santa Barbara Bank &
               Trust, as trustee. (Incorporated herein by reference to Exhibit 99.5 of the Company's Current Report on
               Form 8-K filed with the Commission on April 19, 1996.)

      10.22  Guarantee Agreement between certain subsidiaries of the Registrant and Santa Barbara Bank & Trust, as
               trustee. (Incorporated herein by reference to Exhibit 99.6 of the Company's Current Report on Form 8-K
               filed with the Commission on April 19, 1996.)

      10.23  Loan Purchase Agreement between First Interstate Bank of California and Santa Barbara Bank & Trust, as
               trustee. (Incorporated herein by reference to Exhibit 99.7 of the Company's Current Report on Form 8-K
               filed with the Commission on April 19, 1996.)

      10.24  Escrow Agreement between the Registrant and Santa Barbara Bank & Trust, as trustee. (Incorporated herein by reference to Exhibit 99.8 of the Company's Current Report on Form 8-K filed with the Commission on
               April 19, 1996.)

  EXHIBIT    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      10.25  Escrow Agreement between the Registrant and Santa Barbara Bank & Trust, as trustee. (Incorporated herein by reference to Exhibit 99.9 of the Company's Current Report on Form 8-K filed with the Commission on
               April 19, 1996.)

      21     Registrant's Subsidiaries.*

      23.1   Consent of Independent Auditors.*

      24.1   Power of Attorney (included on page II-5).

      27     Financial Data Schedule*

------------------------

*   to be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

    All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on July 31, 1997.

                                INAMED CORPORATION

                                By:  /s/ DONALD K. MCGHAN
                                     -----------------------------------------
                                     Name: Donald K. McGhan
                                     Title:  Executive Officer (Principal
                                     Executive and Financial Officer)

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald K. McGhan his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Director, Chairman of the
     /s/ DONALD K. MCGHAN       Board and Chief
------------------------------  Executive Officer              July 31, 1997
       Donald K. McGhan         (Principal Executive
                                and Financial Officer)

      /s/ JIM M. MCGHAN
------------------------------  President and Director         July 31, 1997
        Jim M. McGhan

       /s/ KARYN COTTO
------------------------------  (Principal Accounting          July 31, 1997
         Karyn Cotto            Officer)

     /s/ JOHN E. WILLIAMS
------------------------------  Director                       July 31, 1997
       John E. Williams

    /s/ RICHARD WM. TALLEY
------------------------------  Director                       July 31, 1997
      Richard Wm. Talley

     /s/ HARRISON E. BULL
------------------------------  Director                       July 31, 1997
       Harrison E. Bull

                                 EXHIBIT INDEX

  EXHIBIT    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

       3.1   Registrant's Articles of Incorporation. (Incorporated herein by reference to Exhibit 3.1 of the Company's
               Financial Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-7101)).

       3.2   Registrant's Bylaws. (Incorporated herein by reference to Exhibit 3.2 of the Company's Financial Report on Form 10-K for the year ended December 31, 1995 (Commission File No. 0-7101)).

       4.1   Specimen Stock Certificate for Inamed Corporation Common Stock, par value $.01 per Share. (Incorporated herein by reference to Exhibit 3.3 of the Company's Financial Report on Form 10-K for the year ended
               December 31, 1995 (Commission File No. 0-7101)).

       4.2   Warrant Agreement dated July 2, 1992 between Inamed Corporation and U.S. Stock Transfer Corporation.
               (Incorporated herein by reference to Exhibit 10.6 of the Company's Current Report on Form 8-K filed with the Commission on July 14, 1997).

       5.1   Opinion of Nida & Maloney, P.C.*

      10.1   Stock Option Plan, together with form of Incentive Stock Option Agreement and Nonstatutory Stock Option
               Agreement. (Incorporated herein by reference to Exhibit 10.1 of the Company's Financial Report on Form
               10-K for the year ended December 31, 1995 (Commission File No. 0-7101)).

      10.2   Stock Award Plan. (Incorporated herein by reference to Exhibit 10.2 of the Company's Financial Report on
               Form 10-K for the year ended December 31, 1995 (Commission File No. 0-7101)).

      10.3   Non-Employee Directors' Stock Option Plan. (Incorporated herein by reference to Exhibit 10.3 of the
               Company's Financial Report on Form 10-K for the year ended December 31, 1995 (Commission File No.
               0-7101)).

      10.4   Form of Inamed Corporation February 27, 1997 Letter Agreement.*

      10.5   Form of Inamed Corporation 4% Convertible Debenture.*

      10.6   Form of Registration Rights Agreement.*

      10.7   Form of Convertible Debenture Agreement.*

      10.8   Rights Agreement, dated as of June 2, 1997, between Inamed Corporation and U.S. Stock Transfer
               Corporation, which includes the form of the Rights Certificate as Exhibit A and the Summary of Rights
               to Purchase Common Stock as Exhibit B. (Incorporated herein by reference to Exhibit 4.1 of the
               Company's Current Report on Form 8-K filed with the Commission on May 23, 1997.)

      10.9   Form of Letter from the Board of Directors of Inamed Corporation to Shareholders to be mailed with copies of the Summary of Rights appearing as Exhibit B to Exhibit 1 hereto. (Incorporated herein by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K filed with the Commission on May 23, 1997.)

      10.10  Amendment No. 1 to Rights Agreement, dated as of June 13, 1997, between Inamed Corporation and U.S. Stock
               Transfer Corporation.*

      10.11  Letter Agreement dated as of July 2, 1997 by and among Inamed Corporation, Appaloosa Management L.P., and
               Donald K. McGhan. (Incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on
               Form 8-K filed with the Commission on July 14, 1997.)

  EXHIBIT    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      10.12  Second Supplemental Indenture, dated as of July 2, 1997, between Inamed Corporation and Santa Barbara
               Bank & Trust. (Incorporated herein by reference to Exhibit 10.2 of the Company's Current Report on Form
               8-K filed with the Commission on July 14, 1997.)

      10.13  Letter of Representation of Inamed Corporation dated as of July 2, 1997 in favor of holders of 11%
               Secured Convertible Notes due 1999. (Incorporated herein by reference to Exhibit 10.3 of the Company's
               Current Report on Form 8-K filed with the Commission on July 14, 1997.)

      10.14  Consent and Waiver of certain holders of 11% Secured Convertible Notes due 1999 dated as of July 8, 1997.
               (Incorporated herein by reference to Exhibit 10.4 of the Company's Current Report on Form 8-K filed with the Commission on July 14, 1997.)

      10.15  Letter executed by Appaloosa Investment Limited Partnership, Ferd L.P. and Palimino Fund Ltd. withdrawing the notice of default under the Indenture. (Incorporated herein by reference to Exhibit 10.5 of the
               Company's Current Report on Form 8-K filed with the Commission on July 14, 1997.)

      10.16  Amendment No. 2 to Rights Agreement, dated as of July 2, 1997, between Inamed Corporation and U.S. Stock
               Transfer Corporation. (Incorporated herein by reference to Exhibit 10.7 of the Company's Current Report on Form 8-K filed with the Commission on July 14, 1997.)

      10.17  Form of Note Purchase Agreement. (Incorporated herein by reference to Exhibit 99.1 of the Company's
               Current Report on Form 8-K filed with the Commission on April 19, 1996.)

      10.18  Indenture between the Registrant and Santa Barbara Bank & Trust, as trustee. (Incorporated herein by reference to Exhibit 99.2 of the Company's Current Report on Form 8-K filed with the Commission on
               April 19, 1996.)

      10.19  Form of 11% Secured Convertible Note due 1999. (Incorporated herein by reference to Exhibit 99.3 of the
               Company's Current Report on Form 8-K filed with the Commission on April 19, 1996.)

      10.20  Security Agreement between the Registrant and Santa Barbara Bank & Trust, as trustee. (Incorporated herein by reference to Exhibit 99.4 of the Company's Current Report on Form 8-K filed with the
               Commission on April 19, 1996.)

      10.21  Guarantee and Security Agreement between certain subsidiaries of the Registrant and Santa Barbara Bank &
               Trust, as trustee. (Incorporated herein by reference to Exhibit 99.5 of the Company's Current Report on
               Form 8-K filed with the Commission on April 19, 1996.)

      10.22  Guarantee Agreement between certain subsidiaries of the Registrant and Santa Barbara Bank & Trust, as
               trustee. (Incorporated herein by reference to Exhibit 99.6 of the Company's Current Report on Form 8-K
               filed with the Commission on April 19, 1996.)

      10.23  Loan Purchase Agreement between First Interstate Bank of California and Santa Barbara Bank & Trust, as
               trustee. (Incorporated herein by reference to Exhibit 99.7 of the Company's Current Report on Form 8-K
               filed with the Commission on April 19, 1996.)

      10.24  Escrow Agreement between the Registrant and Santa Barbara Bank & Trust, as trustee. (Incorporated herein by reference to Exhibit 99.8 of the Company's Current Report on Form 8-K filed with the Commission on
               April 19, 1996.)

      10.25  Escrow Agreement between the Registrant and Santa Barbara Bank & Trust, as trustee. (Incorporated herein by reference to Exhibit 99.9 of the Company's Current Report on Form 8-K filed with the Commission on
               April 19, 1996.)

      21     Registrant's Subsidiaries.*

      23.1   Consent of Independent Auditors.*

  EXHIBIT    DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
      24.1   Power of Attorney (included on page II-5).

      27     Financial Data Schedule*

------------------------

*   to be filed by amendment.